UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Securities Exchange Act of 1934
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JPMorgan Chase & Co.

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JPMorgan Chase & Co.
270 Park Avenue
New York, New York 10017-2070

April __, 2013
Dear fellow shareholders:
We are pleased to invite you to the annual meeting of shareholders to be held on May 21, 2013, at our Highland Oaks Campus in Tampa, Florida. As we have done in the past, in addition to considering the matters described in the proxy statement, we will review major developments since our last shareholders’ meeting.
We hope that you will attend the meeting in person. We strongly encourage you to designate the proxies named on the proxy card to vote your shares even if you are planning to come. This will ensure that your common stock is represented at the meeting. The proxy statement explains more about proxy voting. Please read it carefully. We look forward to your participation.

Sincerely,

James Dimon
Chairman and Chief Executive Officer

Notice of 2013 Annual Meeting
of Shareholders and Proxy Statement

Date:	Tuesday, May 21, 2013
Time:	10:00 am
Place:	JPMorgan Chase Highland Oaks Campus 10420 Highland Manor Drive, Building 2 Tampa, FL 33610
Matters to be voted on:

•	Election of directors

•	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013

•	Advisory resolution to approve executive compensation

•	Amendment to the Firm’s Restated Certificate of Incorporation to authorize shareholder action by written consent

•	Reapproval of the Key Executive Performance Plan

•	Shareholder proposals, if they are introduced at the meeting

•	Any other matters that may properly be brought before the meeting
By order of the Board of Directors
Anthony J. Horan
Secretary
April __, 2013

Please vote promptly.
If you hold your shares in street name and do not provide voting instructions, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. See “How votes are counted” at page 52.
We sent shareholders of record at the close of business on March 22, 2013, a Notice of Internet Availability of Proxy Materials on or about April __, 2013. Instructions on how to receive a printed copy of our proxy materials are included in the notice, as well as in this attached Proxy Statement.
Our 2013 Proxy Statement and Annual Report for the year ended December 31, 2012, are available free of charge on our Website at http://investor.shareholder.com/jpmorganchase/annual.cfm.
If you plan to attend the meeting in person, you will be required to present a valid form of government-issued photo identification, such as a driver’s license, and proof of ownership as of our record date March 22, 2013. See “Attending the annual meeting” at page 53.

2013 Proxy Summary
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders
Time and Date:	10:00 am Eastern Daylight Time, May 21, 2013
Place:	JPMorgan Chase Highland Oaks Campus 10420 Highland Manor Drive, Building 2 Tampa, Florida 33610

Record Date:	March 22, 2013
Voting and Attendance at Meeting
Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote on each matter to be voted on. Voting may be done over the Internet, by telephone, by completing and mailing the proxy card, or in person at the annual meeting. Additional information is provided under “General information about the meeting” at page 52.
If you plan to attend the meeting in person, you will be required to present a valid form of government-issued photo identification, such as a driver’s license, and proof of ownership as of our record date March 22, 2013. See “Attending the annual meeting” at page 53.

Matters to be Voted on:
Management Proposals
The Board of Directors recommends you vote For each director nominee and for the following proposals (for more information see page referenced):
1. Election of Directors	page 1	4. Amendment to Certificate of Incorporation authorizing shareholder action by written consent	page 41

2. Ratification of PricewaterhouseCoopers LLP as the Firm’s independent registered public accounting firm	page 40	5. Reapproval of the Key Executive Performance Plan	page 43

3. Advisory resolution to approve executive compensation	page 41

Shareholder Proposals (if they are introduced at the meeting)
The Board of Directors recommends you vote Against each of the following shareholder proposals (for more information see page referenced):
6. Require separation of chairman and CEO	page 44	8. Adopt procedures to avoid holding or recommending investments that contribute to human rights violations	page 48

7. Require executives to retain significant stock until reaching normal retirement age	page 46	9. Disclose Firm payments used directly or indirectly for lobbying, including specific amounts and recipients’ names	page 50

JPMorgan Chase & Co./ 2013 Proxy Statement	i

Election of Directors
The Board has nominated 11 directors: the CEO and 10 other serving directors, all of whom are independent.
Nominee and Principal Occupation	Nominee and Principal Occupation
James A. Bell Retired Executive Vice President of The Boeing Company Director since 2011	Timothy P. Flynn Retired Chairman of KPMG International Director since May 2012

Crandall C. Bowles Chairman of Springs Industries, Inc. Director since 2006	Ellen V. Futter President and Trustee of the American Museum of Natural History Director since 2001 and Director of J.P. Morgan & Co. Incorporated from 1997 to 2000

Stephen B. Burke Chief Executive Officer of NBCUniversal, LLC and Executive Vice President of Comcast Corporation Director since 2004 and Director of Bank One Corporation from 2003 to 2004	Laban P. Jackson, Jr. Chairman and Chief Executive Officer of Clear Creek Properties, Inc. Director since 2004 and Director of Bank One Corporation from 1993 to 2004

David M. Cote Chairman and Chief Executive Officer of Honeywell International Inc. Director since 2007	Lee R. Raymond (Presiding Director) Retired Chairman and Chief Executive Officer of Exxon Mobil Corporation Director since 2001 and Director of J.P. Morgan & Co. Incorporated from 1987 to 2000

James S. Crown President of Henry Crown and Company Director since 2004 and Director of Bank One Corporation from 1991 to 2004	William C. Weldon Retired Chairman and Chief Executive Officer of Johnson & Johnson Director since 2005

James Dimon Chairman and Chief Executive Officer of JPMorgan Chase & Co. Director since 2004 and Chairman of the Board of Bank One Corporation from 2000 to 2004

Corporate Governance
The Board strongly endorses the continued role of Jamie Dimon as both Chairman and CEO under the Board oversight structure led by our Presiding Director. The Firm has had strong performance through the cycle since Mr. Dimon became Chairman and CEO, and during a time when many other financial institutions with independent Chairs experienced great difficulty. The strength and independence of the Board’s oversight has been well demonstrated by the actions taken and in process following the events that developed in the Chief Investment Office in 2012.
Corporate governance is a continuing focus at JPMorgan Chase, starting with our Board of Directors and extending throughout the Firm.
Independence: Every director other than the CEO (who serves as Chairman) is independent, and independent directors comprise 100% of the following principal Board committees.

Audit Committee	Public Responsibility Committee
Compensation & Management Committee	Risk Policy Committee
Corporate Governance & Nominating Committee
Presiding Director: The Firm’s Presiding Director is appointed annually by and from among the independent directors, approves Board meeting agendas and schedules, may add agenda items, approves Board meeting materials for distribution to the Board, facilitates communication between the Chairman and CEO and the

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independent directors, as appropriate, and is available for consultation and communication with major shareholders where appropriate.
Executive sessions: Independent directors generally meet in executive session as part of each regularly scheduled Board meeting, with discussion led by the Presiding Director.
Strong committee structure: All chairs of principal committees are independent, approve agendas and material for meetings and work directly with senior management responsible for matters within the scope of their responsibilities.
Resources: The Board has complete access to management and the Board and Board Committees can, if they wish to do so, seek legal or other expert advice from sources independent of management.
Share retention: For so long as they serve, the directors pledge they will retain all shares of the Firm’s common stock purchased on the open market or received pursuant to their service as a Board member.
Majority voting: Directors are elected annually (there is not a “staggered” board), with majority voting in uncontested elections.
Shareholder rights: Shareholders holding at least 20% of the outstanding shares of common stock (net of hedges) can call a special meeting. The Board is proposing for shareholder approval an amendment to the Firm’s Certificate of Incorporation that would permit shareholders to act by written consent on terms intended to be substantially similar to the terms applicable to call special meetings.
Additional information is provided under Corporate governance at page 7 and in response to Proposal 6 to require separation of Chairman and CEO.

Compensation Principles and 2012 Executive Compensation
Compensation determinations are guided by the JPMorgan Chase Compensation Principles and Practices. As described starting at page 18 and in Appendix C at page 59, these principles include:

•	Maintaining strong governance: Independent Board oversight of the Firm’s compensation principles and practices and their implementation

•	Attracting and retaining top talent: A recognition that competitive and reasonable compensation helps attract and retain the high quality people necessary to grow and sustain our businesses

•	Tying compensation to performance:

◦	A focus on the qualitative as well as the quantitative performance of the individual employee, the relevant line of business or function and the Firm as a whole

◦	A focus on multi-year, long-term, risk-adjusted performance and rewarding behavior that generates sustained value for the Firm through business cycles

◦	Performance assessments that are broad-based and balanced, including an emphasis on teamwork and a “shared success” culture

•	Aligning with shareholder interests:

◦	A significant stock component (with deferred vesting) for shareholder alignment and retention of top talent

◦	Very strict limits or prohibitions on executive perquisites, special executive retirement severance plans, and no golden parachutes

•	Integrating risk and compensation:

◦	Input into compensation determinations by risk and control functions

◦
Although awards are made with the expectation that they will vest in accordance with their terms, all awards contain strong recovery provisions, and additional risk-related recovery provisions apply to the Operating Committee, the Firm’s most senior management group, and to a group of senior employees we refer to as Tier 1 employees with primary responsibility for risk positions and risk management

◦	Shares received by Operating Committee members are subject to robust retention requirements and a prohibition on hedging

JPMorgan Chase & Co./ 2013 Proxy Statement	iii

2012 Performance Highlights of the Firm 1
During 2012, the Firm continued its strong performance, as reflected in:

•	Third consecutive year of record net earnings and 15% ROTCE; ROE of 11%

•	Record net earnings of $21.3 billion, up 12%; Record EPS of $5.20 per share, up 16%

•	Common share price increased by 32% in 2012; total return with dividends of 36%

•	Basel I Tier I Common ratio of 11.0% and Tier 1 Capital ratio of 12.6% at year end

•	Provided credit and raised capital of over $1.8 trillion for its commercial and consumer clients, including $20 billion of credit provided to U.S. small businesses, up 18% over the prior year

•	Remained committed to helping homeowners and preventing foreclosures

•	Continued growth of the franchise, and substantial investment in the future

•
The foregoing results include the effect of significant losses incurred in 2012 in the Synthetic Credit Portfolio within the Firm’s Chief Investment Office. For more information about the Firm’s 2012 performance, see pages 16–17 and Appendix E at page 62.

2012 Compensation for Mr. Dimon: As announced on January 16, 2013, the Board approved 2012 compensation for Mr. Dimon in the amount of $11.5 million, down 50% from the prior year. Compensation included salary of $1.5 million (flat with the prior year) and incentive compensation of $10 million, all in the form of RSUs (down 53.5% from the prior year). The RSUs vest over three years, half after two years and the other half after three years. The Board also deferred, for a period up to July 22, 2014, vesting of options in the form of share settled stock appreciation rights it had granted Mr. Dimon in January 2008 and which had been scheduled to vest in January 2013.

_______________________

1	For notes on non-GAAP and other financial measures, including managed basis reporting relating to the Firm’s business segments, see Appendix E at page 68.

2012 Compensation for Named Executive Officers
The following table shows annual salary paid and incentive compensation awarded with respect to 2012 for the Named Executive Officers. This table differs from the Summary Compensation Table required by the SEC at page 30, and is not a substitute for such information. For more information about the Firm’s compensation of its Named Executive Officers, see the Compensation Discussion and Analysis at page 16, and Appendix D at page 61.

2012 Salary and incentive compensation	Annual compensation
	Salary ($)	Incentive compensation
Name and principal position		Cash ($)	RSUs ($)	SARs ($)	Total ($)
James Dimon	$1,500,000	$0	$10,000,000	$0	$11,500,000
Chairman and CEO

Douglas L. Braunstein	750,000	2,125,000	2,125,000	0	5,000,000
Vice Chairman (Former CFO)

Mary Callahan Erdoes	750,000	4,900,000	7,350,000	2,000,000	15,000,000
CEO Asset Management

Daniel E. Pinto [1]	750,000	8,125,000	7,125,000	1,000,000	17,000,000
Co-CEO Corporate & Investment Bank

Matthew E. Zames	750,000	6,100,000	9,150,000	1,000,000	17,000,000
Co-Chief Operating Officer
1     For Mr. Pinto, the terms and composition of compensation are structured to reflect applicable United Kingdom standards as described at page 23.

iv	JPMorgan Chase & Co./ 2013 Proxy Statement

Proxy statement
Your vote is very important. For this reason, the Board of Directors of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”) is requesting that you allow your common stock to be represented at the annual meeting by the proxies named on the proxy card. This proxy statement is being sent or made available to you in connection with this request and has been prepared for the Board by our management. The proxy statement is being sent and made available to our shareholders on or about April __, 2013.

Proposal 1 — Election of directors
Nominees
Our Board of Directors has nominated 11 directors for election at this annual meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently directors. Each has agreed to be named in this proxy statement and to serve if elected. All of the nominees are expected to attend the May 21, 2013, annual meeting.
Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxies intend to vote your common stock for any substitute nominee proposed by the Board of Directors. The Board may also choose to reduce the number of directors to be elected, as permitted by our By-laws.
Nomination process
The Board’s Corporate Governance & Nominating Committee (the “Governance Committee”) is responsible for evaluating and recommending to the Board proposed nominees for election to the Board of Directors. The Governance Committee, in consultation with the Chief Executive Officer, periodically reviews the criteria for composition of the Board and evaluates potential new candidates for Board membership. The Governance Committee then makes recommendations to the Board. The Governance Committee also takes into account criteria applicable to Board committees.
As stated in the Corporate Governance Principles of the Board (the “Corporate Governance Principles”), in determining Board nominees, the Board wishes to balance the needs for professional knowledge, business expertise, varied industry knowledge, financial expertise, and CEO-level management experience. Following these principles, the Board seeks to select nominees who combine leadership and business management experience, experience in disciplines relevant to the Firm and its businesses, and personal qualities reflecting integrity, judgment, achievement, effectiveness, and willingness to appropriately challenge management.
The Board strives to ensure diversity of representation among its members. Of the 11 director nominees, two are women and one is African-American. Increasing diversity is a priority, and when considering prospects for possible recommendation to the Board, the Governance Committee reviews available information about the experience, qualifications, attributes and skills of prospects, as well as their gender, race and ethnicity.
The Governance Committee will consider director candidates recommended for consideration by members of the Board, by management and by shareholders, and will seek diverse slates when considering candidates. Shareholders wishing to recommend to the Governance Committee a candidate for director should write to the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York, New York 10017.
It is the policy of the Governance Committee that candidates recommended by shareholders will be considered in the same manner as other candidates and there are no additional procedures a shareholder must undertake in order for the Governance Committee to consider such shareholder recommendations.
Information about the nominees
Boards act collectively and, together, the members of the Board provide the Firm with a breadth of demonstrated senior leadership and management experience in large complex organizations, global marketing, services and operations, regulated industries, wholesale and retail businesses, financial controls and reporting, compensation, governance, management succession, strategic planning and risk management. The director nominees bring broad and varied skills and knowledge from positions in global businesses, not-for-profit organizations and government, and diverse perspectives from a broad spectrum of industries, community activities and other factors. Each possesses the personal characteristics needed for the responsibilities of a director: each has demonstrated significant achievement in his or her endeavors, can work cooperatively and productively in the interest of all

JPMorgan Chase & Co./ 2013 Proxy Statement	1

shareholders, possesses high character and integrity, devotes the necessary time to discharge his or her duties, and, for non-management directors, is independent.
The following provides biographical information regarding each of the nominees, including their specific business experience, qualifications, attributes and skills that the Board considered, in addition to their prior service on the Board, when it determined to nominate them.
Unless stated otherwise, all of the nominees have been continuously employed by their present employers for more than five years. The age indicated in each nominee’s biography is as of May 21, 2013, and all other biographical information is as of the date of this proxy statement. Our directors are involved in various charitable and community activities and we have listed a number of these below.

James A. Bell, 64
Retired Executive Vice President of The Boeing Company, aerospace
Director since 2011

Mr. Bell was an Executive Vice President of The Boeing Company, the world’s largest aerospace company, from 2003 until his retirement in April 2012. He had been Corporate President from June 2008 until February 2012 and was Chief Financial Officer from November 2003 until February 2012. While Chief Financial Officer, he oversaw two key Boeing businesses, Boeing Capital Corporation, the company’s customer-financing subsidiary, and Boeing Shared Services, an 8,000-person, multi-billion dollar business unit that provides common internal services across Boeing’s global enterprise. He is a director of Dow Chemical Company (since 2005).
Prior to being named Chief Financial Officer in 2003, Mr. Bell held the position of Senior Vice President of Finance and Corporate Controller from 2000 and was Vice President of contracts and pricing for Boeing Space and Communications from 1996 to 2000. Before becoming Vice President at the operating group level in 1996, Mr. Bell served as director of business management of the Space Station Electric Power System at the Boeing Rocketdyne unit. Mr. Bell began his career with Rockwell in 1972.
Mr. Bell graduated California State University at Los Angeles with a degree in accounting. He is a member of the board of directors of the Chicago Urban League and the Chicago Economic Club.
Mr. Bell has had global business and leadership experience overseeing business performance and strategic growth initiatives at Boeing. His finance and accounting expertise included experience with and direct involvement and supervision in the preparation of financial statements and risk management. As CFO, he was responsible for overall financial management of the company, its financial reporting and transparency, and for multiple corporate functions including Controller, Treasury, long-range planning and corporate and strategic development. In his position as Senior Vice President of Finance and Corporate Controller he served as the company’s principal interface with the board’s audit committee.

Crandall C. Bowles, 65
Chairman of Springs Industries, Inc., window fashions
Director since 2006

Ms. Bowles has been Chairman of Springs Industries, Inc., a manufacturer of window products for the home, since 1998 and a member of its board since 1978. From 1998 until 2006, she was also Chief Executive Officer of Springs Industries, Inc. Subsequent to a spinoff and merger in 2006, she was Co-Chairman and Co-CEO of Springs Global Participacoes S.A., a textile home furnishings company based in Brazil, until July 2007. Ms. Bowles is a director of Deere & Company (since 1999 and previously from 1990 to 1994). She previously served as a director of Sara Lee Corporation (2008-2012) and of Wachovia Corporation (1991–1996).

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Ms. Bowles graduated from Wellesley College in 1969 and earned an MBA from Columbia University in 1973. She is a trustee of the Brookings Institution and is on the governing boards of the Packard Center at Johns Hopkins and The Wilderness Society.
Ms. Bowles has extensive experience managing large complex business organizations at Springs Industries, Inc. and Springs Global Participacoes S.A. At those companies, and through her current and prior service on other public company boards, she has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation, international business, and sales and marketing of consumer products and services. Her philanthropic activities give her valuable perspective on important societal and economic issues relevant to the Firm’s business.

Stephen B. Burke, 54
Chief Executive Officer of NBCUniversal, LLC and Executive Vice President of Comcast Corporation, television and entertainment
Director since 2004 and Director of Bank One Corporation from 2003 to 2004

Mr. Burke has been Chief Executive Officer of NBCUniversal, LLC and Executive Vice President of Comcast Corporation since January 2011. He had been Chief Operating Officer of Comcast Corporation, one of the nation’s leading providers of entertainment, information and communication products and services, from 2004 until 2011, and was President of Comcast Cable Communications, Inc. from 1998 until January 2010. Before joining Comcast, he served with The Walt Disney Company as President of ABC Broadcasting. Mr. Burke joined The Walt Disney Company in January 1986, where he helped to develop and found The Disney Store and helped to lead a comprehensive restructuring effort of Euro Disney S.A. Mr. Burke is a director of Berkshire Hathaway Inc. (since 2009).
Mr. Burke graduated from Colgate University in 1980 and received an MBA from Harvard Business School in 1982. He is Chairman of The Children’s Hospital of Philadelphia.
Mr. Burke’s roles at Comcast, ABC Broadcasting, and Euro Disney, have given him broad exposure to the challenges associated with managing a large and diverse business. In those roles he has dealt with a variety of issues including audit and financial reporting, risk management, executive compensation, sales and marketing, and technology and operations. In addition, Comcast and ABC Broadcasting have provided him with experience working in regulated industries and Euro Disney has given him international business experience.

David M. Cote, 60
Chairman and Chief Executive Officer of Honeywell International Inc., diversified technology and manufacturing
Director since 2007

Mr. Cote is Chairman and Chief Executive Officer of Honeywell International Inc., a diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; turbochargers; and specialty materials. He was elected President and Chief Executive Officer in February 2002, and was named Chairman of the Board in July 2002. Prior to joining Honeywell, he served as Chairman, President and Chief Executive Officer of TRW Inc., which he joined in 1999 after a 25 year career with General Electric. Mr. Cote is a director of Honeywell International Inc. (since 2002).
Mr. Cote graduated from the University of New Hampshire in 1976. In 2010, he was named by President Obama to serve on the bipartisan National Commission on Fiscal Responsibility and Reform. Mr. Cote was named co-chair of the U.S.-India CEO Forum by President Obama in 2009, and has served on the Forum since July 2005. Mr. Cote is a member of The Business Roundtable and serves on an advisory panel to Kohlberg Kravis Roberts & Co.

JPMorgan Chase & Co./ 2013 Proxy Statement	3

At Honeywell and TRW, Mr. Cote gained experience dealing with a variety of issues relevant to the Firm’s business, including audit and financial reporting, risk management, executive compensation, sales and marketing of industrial and consumer goods and services, and technology matters. He also has extensive experience in international business issues and public policy matters. His record of public service further enhances his value to the Board.

James S. Crown, 59
President of Henry Crown and Company, diversified investments
Director since 2004 and Director of Bank One Corporation from 1991 to 2004

Mr. Crown joined Henry Crown and Company, a privately owned investment company which invests in public and private securities, real estate and operating companies, in 1985 as Vice President and became President in 2002. Mr. Crown is a director of General Dynamics Corporation (since 1987). He is also a director of JPMorgan Chase Bank, N.A., a wholly-owned subsidiary of the Firm (since 2010). He previously served as a director of Sara Lee Corporation (1998–2012).
Mr. Crown graduated from Hampshire College in 1976 and received his law degree from Stanford University Law School in 1980. Following law school, Mr. Crown joined Salomon Brothers Inc. and became a vice president of the Capital Markets Service Group in 1983. In 1985 he joined his family’s investment firm. He is a Trustee of the University of Chicago Medical Center, the Museum of Science and Industry, The Aspen Institute, the University of Chicago, and the Chicago Symphony Orchestra. He is a member of the American Academy of Arts and Sciences.
Mr. Crown’s position with Henry Crown and Company and his service on other public company boards have given him exposure to many issues encountered by the Firm’s Board, including audit and financial reporting, investment management, risk management, and executive compensation. His legal training gives him enhanced perspective on legal and regulatory issues. He is experienced in investment banking and capital markets matters through his prior work experience and subsequent responsibilities. The broad range of his philanthropic activities, in the Chicago area in particular, gives him important insight into the community concerns of one of the Firm’s largest markets.

James Dimon, 57
Chairman and Chief Executive Officer of JPMorgan Chase
Director since 2004 and Chairman of the Board of Bank One Corporation from 2000 to 2004

Mr. Dimon became Chairman of the Board on December 31, 2006, and has been Chief Executive Officer and President since December 31, 2005. He had been President and Chief Operating Officer since JPMorgan Chase’s merger with Bank One Corporation in July 2004. At Bank One he had been Chairman and Chief Executive Officer since March 2000. Prior to joining Bank One, Mr. Dimon had extensive experience at Citigroup Inc., the Travelers Group, Commercial Credit Company and American Express Company.
Mr. Dimon graduated from Tufts University in 1978 and received an MBA from Harvard Business School in 1982. He serves on the Board of Directors of Harvard Business School and Catalyst and is a member of The Business Council. He is also on the Board of Trustees of New York University School of Medicine. Mr. Dimon does not serve on the board of any publicly traded company other than JPMorgan Chase.
Mr. Dimon has many years of experience in the financial services business, both wholesale and retail, as well as international and domestic experience. As CEO, he is intimately familiar with all aspects of the Firm’s business activities. In addition to the JPMorgan Chase merger with Bank One, he led the Firm’s successful acquisition and integration of The Bear Stearns Companies Inc. and the banking operations of Washington Mutual Bank. His business experience and his former service on the board of the Federal Reserve Bank of New York have given him experience dealing with government officials and agencies and insight into the regulatory process.

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Timothy P. Flynn, 56
Retired Chairman of KPMG International, professional services
Director since May 2012

Mr. Flynn was Chairman of KPMG International from 2007 until his retirement in October 2011.  KPMG International is a professional services organization which provides audit, tax and advisory services in 152 countries. He was also Chairman (2005–2010) and Chief Executive Officer (2005–2008) of KPMG LLP, the U.S. and largest individual member firm of KPMG International. Mr. Flynn is a director of Wal-Mart Stores, Inc. (since 2012).
Mr. Flynn held a number of key leadership positions throughout his 32 years at KMPG, providing him with perspective on the issues facing major companies and the evolving business environment. Additionally, he has extensive experience in financial services and risk management. Prior to serving as Chairman and Chief Executive Officer, Mr. Flynn served, among other positions, as Vice Chairman, Audit and Risk Advisory Services, with operating responsibility for the audit practice, as well as the Risk Advisory and Financial Advisory Services practices.
Mr. Flynn holds a bachelors degree in accounting from The University of St. Thomas, St. Paul, Minnesota and is a member of their Board of Trustees. He has previously served as a trustee of the Financial Accounting Standards Board, a member of the World Economic Forum’s International Business Counsel, and a founding member of The Prince of Wales’ International Integrated Reporting Committee.
Mr. Flynn combines leadership and business experience in a global setting with experience in accounting, auditing, financial services, risk management and regulatory affairs.

Ellen V. Futter, 63
President and Trustee of the American Museum of Natural History
Director since 2001 and Director of J.P. Morgan & Co. Incorporated from 1997 to 2000

Ms. Futter became President of the American Museum of Natural History in 1993, prior to which she had been President of Barnard College since 1981. The Museum is one of the world’s preeminent scientific, educational and cultural institutions. Her career began at Milbank, Tweed, Hadley & McCloy where she practiced corporate law. Ms. Futter is a director of Consolidated Edison, Inc. (since 1997) and was previously a director of American International Group Inc. (1999–2008) and Viacom (2006–2007). She was a director of the Federal Reserve Bank of New York (1988–1993) and served as its Chairman (1992–1993).
Ms. Futter graduated from Barnard College in 1971 and earned a law degree from Columbia Law School in 1974. She is a member of the Board of Overseers and Managers of Memorial Sloan-Kettering Cancer Center, a Fellow of the American Academy of Arts and Sciences and a member of the Council on Foreign Relations. Ms. Futter is also a trustee of the Brookings Institution, and a director of The American Ditchley Foundation and NYC & Company.
Ms. Futter has managed large educational and not-for-profit organizations, Barnard College and the American Museum of Natural History, and in that capacity, she has dealt with many complex organizational issues. Such work and her service on public company boards and the board of the Federal Reserve Bank of New York have given her experience with regulated enterprises, in particular the financial services industry, and with risk management, executive compensation, and audit and financial reporting. In her role at the Federal Reserve Bank of New York she also acquired valuable experience dealing with government officials and agencies. Her years of practicing corporate law give her enhanced perspective on legal and regulatory issues. Her extensive experience with philanthropic organizations provides her with insights that are relevant to the Firm’s corporate responsibility initiatives.

JPMorgan Chase & Co./ 2013 Proxy Statement	5

Laban P. Jackson, Jr., 70
Chairman and Chief Executive Officer of Clear Creek Properties, Inc., real estate development
Director since 2004 and Director of Bank One Corporation from 1993 to 2004

Mr. Jackson has been Chairman of Clear Creek Properties, Inc., a real estate development company, since 1989. He is a director of J.P. Morgan Securities plc and of JPMorgan Chase Bank, N.A., wholly-owned subsidiaries of the Firm (since 2010). He previously served as director of The Home Depot (2004–2008).
Mr. Jackson graduated from the United States Military Academy in 1965. He was a director of the Federal Reserve Bank of Cleveland (1987–1992). Mr. Jackson is also a director of Markey Cancer Foundation.
Mr. Jackson has founded and managed businesses and is an experienced entrepreneur and manager. In that capacity, and through his current and prior service on other public company boards, he has dealt with a wide range of issues that are important to the Firm’s business, including audit and financial reporting, risk management, executive compensation, marketing and product development. His service on the board of the Federal Reserve Bank of Cleveland has given him experience dealing with government officials and agencies and further experience in financial services.
Mr. Jackson is a member of the Audit Committee Leadership Network (“ACLN”), a group of audit committee chairs from some of North America’s leading companies, committed to improving the performance of audit committees and helping to enhance trust in the financial markets.

Lee R. Raymond, 74
Retired Chairman and Chief Executive Officer of Exxon Mobil Corporation, oil and gas
Director since 2001 and Director of J.P. Morgan & Co. Incorporated from 1987 to 2000

Mr. Raymond was Chairman of the Board and Chief Executive Officer of ExxonMobil from 1999 until he retired in December 2005. ExxonMobil’s principal business is energy, involving exploration for and production of crude oil and natural gas, manufacture of petroleum and petrochemical products, and transportation and sale of crude oil, natural gas, petroleum and petrochemical products. He had been Chairman of the Board and Chief Executive Officer of Exxon Corporation from 1993 until its merger with Mobil Oil Corporation in 1999, having begun his career in 1963 with Exxon. He was a director of Exxon Mobil Corporation (1984–2005).
Mr. Raymond graduated from the University of Wisconsin in 1960 and received a Ph.D. from the University of Minnesota in Chemical Engineering in 1963. He is a director of the Business Council for International Understanding, a Trustee of the Wisconsin Alumni Research Foundation, a Trustee of the Mayo Clinic, a member of the Innovations in Medicine Leadership Council of UT Southwestern Medical Center, a member of the National Academy of Engineering and a member and past Chairman of the National Petroleum Council.
During his long tenure at Exxon Mobil and its predecessors, Mr. Raymond gained important experience in all aspects of business management, including audit and financial reporting, risk management, executive compensation, marketing, and operating in a regulated industry. He has extensive international business experience.

6	JPMorgan Chase & Co./ 2013 Proxy Statement

William C. Weldon, 64
Retired Chairman and Chief Executive Officer of Johnson & Johnson, health care products
Director since 2005

Mr. Weldon was Chairman and Chief Executive Officer of Johnson & Johnson from 2002. He retired as Chief Executive Officer in April 2012 and as Chairman in December 2012. He served as Vice Chairman from 2001 and Worldwide Chairman, Pharmaceuticals Group from 1998 until 2001. Johnson & Johnson is engaged worldwide in the research and development, manufacture and sale of a broad range of products in the health care field. The company conducts business in virtually all countries of the world with the primary focus on products related to human health and well-being.
Mr. Weldon served in a number of other senior executive positions since joining Johnson & Johnson in 1971. In 1982 he was named manager, ICOM Regional Development Center in Southeast Asia. Mr. Weldon was appointed executive vice president and managing director of Korea McNeil, Ltd., in 1984 and managing director of Ortho-Cilag Pharmaceutical, Ltd., in the U.K. in 1986. In 1989, he was named vice president of sales and marketing at Janssen Pharmaceutica in the U.S., and in 1992 he was appointed president of Ethicon Endo-Surgery. Mr. Weldon was a director of Johnson & Johnson (2002 until December 2012).
Mr. Weldon graduated from Quinnipiac University in 1971. Mr. Weldon is a member of the CEO Roundtable on Cancer, a director of the US-China Business Council, a member of the Healthcare Leadership Council, and a member of the Sullivan Commission on Diversity in the Health Professions Workforce. Mr. Weldon also serves on the Liberty Science Center Chairman’s Advisory Council and as a member of the Board of Trustees for Quinnipiac University. He previously served as Chairman of the Pharmaceutical Research and Manufacturers of America.
Mr. Weldon has experience managing a large complex organization at Johnson & Johnson, where he has dealt with such issues as audit and financial reporting, risk management, and executive compensation. Through his role at various Johnson & Johnson entities, he has had extensive exposure to international business management and to operating in a regulated industry, and he has gained expertise in sales and marketing to consumers. His extensive record of charitable involvement and public service also brings an important perspective to his role on the Board.

Corporate governance
Introduction
Governance is a continuing focus at JPMorgan Chase, starting with the Board of Directors and extending throughout the Firm. In this section we describe some of our key governance practices.
Corporate Governance Principles of the Board — The Board of Directors first adopted Corporate Governance Principles in 1997, and has revised them periodically since then to reflect evolving best practices and regulatory requirements, including the New York Stock Exchange (“NYSE”) corporate governance listing standards. The Corporate Governance Principles establish a framework for the governance of the Firm.
Board leadership structure — The Board of Directors is responsible for the oversight of management on behalf of the Firm’s shareholders. The Board accomplishes this function acting directly and through its committees. Directors discharge their duties at Board and committee meetings and also through telephone contact and other communications with the Chairman and Chief Executive Officer (“CEO”), management and others regarding matters of concern and interest to the Firm. Specific elements of our Board leadership structure are outlined in Appendix A and include:
Chairman of the Board — The Firm’s Board of Directors has no established policy on whether or not to have a non-executive chairman and believes that it should make that judgment based on circumstances and experience. The Board has determined that the most effective leadership model for the Firm currently is that Mr. Dimon serves as both Chairman and Chief Executive Officer, and that the independent directors annually appoint an independent director to serve as the Presiding Director. The Board believes it is functioning effectively under its current structure, and that the current structure provides appropriate oversight protections. The Board does not believe

JPMorgan Chase & Co./ 2013 Proxy Statement	7

that introducing a separate Chairman at this time and with this CEO would provide appreciably better direction for and performance of the Firm, and instead could cause uncertainty, confusion and inefficiency in board and management function and relations.
Independent oversight — Independent directors comprise more than 90% of the Board and 100% of the Audit Committee, Compensation & Management Development Committee (the “Compensation Committee”), Governance Committee, Public Responsibility Committee and Risk Policy Committee. At each regularly scheduled Board meeting, the independent directors generally meet in executive session with no members of management present and may discuss any matter they deem appropriate, including evaluation of the CEO and other senior officers and determination of their compensation.
Presiding Director — The Firm’s Presiding Director functions as a Lead Director, but the Board prefers the term Presiding Director to emphasize that all directors share equally in their responsibilities as members of the Board. The Presiding Director presides at executive sessions of independent directors (generally held as part of each regularly scheduled Board meeting) and at all Board meetings at which the Chairman is not present, and has authority to call meetings of independent directors. The Presiding Director approves Board meeting agendas and schedules for each Board meeting, may add agenda items in his or her discretion, approves Board meeting materials for distribution to and consideration by the Board, facilitates communication between the Chairman and CEO and the independent directors, as appropriate, is available for consultation and communication with major shareholders where appropriate, upon reasonable request, and performs such other functions as the Board directs. The Presiding Director is appointed annually by and from among the independent directors.
Committee Chairs — All are independent and are appointed annually by the Board, approve agendas and material for respective committee meetings, and act as liaison between committee members and the Board and between committee members and senior management.

Committees of the Board
The Board has five principal standing committees: Audit Committee, Compensation Committee, Governance Committee, Public Responsibility Committee and Risk Policy Committee. The charter of each such committee can be found on our Website at www.jpmorganchase.com under Governance, which is under the About Us tab. Each member of the Audit Committee, the Compensation Committee and the Governance Committee has been determined by the Board to be independent for purposes of the NYSE corporate governance listing standards and within the meaning of regulations of the U.S. Securities and Exchange Commission (the “SEC”).
As stated in the Board’s Corporate Governance Principles, Board members have complete access to management, and the Board and Board committees can, if they wish to do so, seek legal or other expert advice from sources independent of management and shall be provided the resources for such purposes.

Corporate Governance Structure

Shareholders
Compensation & Management Development Committee
Board of Directors
Corporate Governance & Nominating Committee
Risk Policy Committee
Public Responsibility Committee
Chairman & CEO
Audit Committee
Internal Audit
Operating Committee (senior management committee)
Management Control Committees

8	JPMorgan Chase & Co./ 2013 Proxy Statement

The following outlines the oversight responsibilities of the Board’s principal committees. In addition to those responsibilities listed, each committee has oversight of reputational risk arising from matters within the scope of the committee.
Audit Committee — provides oversight of the independent registered public accounting firm’s qualifications and independence; the performance of the internal audit function and that of the independent registered public accounting firm; and management’s responsibilities to assure that there is in place an effective system of controls reasonably designed to safeguard the assets and income of the Firm, assure the integrity of the Firm’s financial statements, and maintain compliance with the Firm’s ethical standards, policies, plans and procedures, and with laws and regulations. The Board of Directors has determined that Mr. Bell, Ms. Bowles and Mr. Jackson are audit committee financial experts as defined by the SEC.
Compensation & Management Development Committee — reviews and approves the Firm’s compensation and benefit programs; ensures the competitiveness of these programs; and advises the Board on the development of and succession for key executives. The Compensation Committee periodically reviews and approves a statement of the Firm’s compensation principles and practices and also reviews the relationship among risk, risk management and compensation in light of the Firm’s objectives, including its safety and soundness and the avoidance of practices that would encourage excessive risk. Information on the Committee’s processes and procedures for consideration of executive compensation is provided in the Compensation Discussion and Analysis at page 16.
Corporate Governance & Nominating Committee — exercises general oversight with respect to the governance of the Board of Directors, including reviewing the qualifications of nominees for election to the Board and making recommendations to the Board regarding director compensation. The Governance Committee leads the Board in its review and self-evaluation of the performance of the Board as a whole with a view to increasing the effectiveness of the Board.
Public Responsibility Committee — reviews and considers the Firm’s position and practices regarding public responsibility matters of significance to the Firm and provides guidance on these matters to management and the Board as appropriate.
Risk Policy Committee — provides oversight of the CEO’s and senior management’s responsibilities to: assess and manage the Firm’s credit risk, market risk, structural interest rate risk, investment risk, liquidity risk, fiduciary risk and model risk; ensure that there is in place an effective system reasonably designed to evaluate and control such risk throughout the Firm; and manage capital and liquidity planning and analysis.
Board and committee interaction — Committees meet regularly in conjunction with scheduled Board meetings, and hold additional meetings as needed. The Audit Committee and the Risk Policy Committee hold joint meetings on matters of mutual interest. The Compensation Committee meets at least annually with the Firm’s Chief Risk Officer and the Risk Policy Committee or its Chair to review elements of our organizational structure, management practices and compensation programs that would discourage unnecessary or excessive risk-taking and to assess our incentive arrangements. The committees report their activities and discuss their recommendations with the full Board.
Board committees membership — The following table summarizes the membership of the Board and each of its principal committees, and the number of times each met during 2012:

Director [1]	Audit	Compensation & Management Development	Corporate Governance & Nominating	Public Responsibility	Risk Policy
James A. Bell	Member
Crandall C. Bowles	Member			Chair
Stephen B. Burke		Member	Member
David M. Cote				Member	Member
James S. Crown					Chair
James Dimon
Timothy P. Flynn					Member
Ellen V. Futter				Member	Member
Laban P. Jackson, Jr.	Chair
Lee R. Raymond [2]		Chair	Member
William C. Weldon		Member	Chair
Number of meetings in 2012	16	7	4	4	8

JPMorgan Chase & Co./ 2013 Proxy Statement	9

1
William H. Gray, III and David C. Novak did not stand for reelection when their terms expired on the eve of the annual meeting on May 15, 2012. Prior to such annual meeting, Mr. Gray served on the Audit Committee and the Public Responsibility Committee and Mr. Novak served on the Compensation Committee and the Governance Committee (and served as Chair of the latter until March 2012).

2	Presiding Director
During 2012, the Board met 15 times; each director attended 75% or more of the total meetings of the Board and the committees on which he or she served.
Other Board Committees — In addition to the above committees, the Board has a Board-level Executive Committee and a Stock Committee. The Board-level Executive Committee consists of the CEO and the Chairs of the Board’s principal committees. It may exercise all the powers of the Board that lawfully may be delegated, but with the expectation that it would not take material actions absent special circumstances.
The Stock Committee, acting through the CEO, acts in accordance with Board-approved limitations and capital plans to implement the declaration of dividends, authorize the issuance of stock, administer the dividend reinvestment plan, and implement share repurchase plans. The Board may also from time to time establish a committee for a specific purpose. During 2012, Messrs. Jackson, Raymond and Weldon served on the Board’s Review Committee established in connection with the Firm’s Chief Investment Office (“CIO”), Messrs. Crown and Jackson served on a Mortgage Compliance Committee and Ms. Bowles and Messrs. Bell and Jackson served on an AML (Anti-Money Laundering) Enhancement Committee.

Director independence
Of the 11 directors on JPMorgan Chase’ s Board, ten (all but Mr. Dimon) meet the standard for independence.
Pursuant to the corporate governance listing standards of the NYSE, a majority of the Board of Directors (and each member of the Audit, Compensation and Governance Committees) must be independent. The Board of Directors may determine a director to be independent if the director has no disqualifying relationship as defined in the NYSE corporate governance rules and if the Board has affirmatively determined that the director has no material relationship with JPMorgan Chase, either directly or as a partner, shareholder, or officer of an organization that has a relationship with JPMorgan Chase.
The Board of Directors reviewed the relationships between the Firm and each director and determined that in accordance with the NYSE corporate governance listing standards and the Firm’s independence standards, each non-management director (James A. Bell, Crandall C. Bowles, Stephen B. Burke, David M. Cote, James S. Crown, Timothy P. Flynn, Ellen V. Futter, Laban P. Jackson, Jr., Lee R. Raymond and William C. Weldon) has only immaterial relationships with JPMorgan Chase and accordingly each is an independent director under these standards. Two directors who retired in May 2012, William H. Gray, III and David C. Novak, had only immaterial relationships with JPMorgan Chase and, accordingly, each was an independent director.
In connection with the assessment of director independence, the relationships listed in Appendix B are deemed immaterial unless the Board otherwise determines. Criteria relating to director independence may also be found in the Corporate Governance Principles on our Website. There are additional objective tests for independence in the NYSE rules and each of the nominees meets (and in the case of the retired directors met) these objective tests for independence as well. Under the NYSE rules, a director employed by the Firm cannot be deemed to be an independent director and, consequently, James Dimon is not an independent director of JPMorgan Chase.
In making its determinations concerning director independence, the Board considered the following transactions between the Firm and each director and nominee, their immediate family members and any such person’s principal business affiliations: extensions of credit made by bank subsidiaries of the Firm; financial products and services provided by subsidiaries of the Firm; business transactions for property or services contracted for by subsidiaries of the Firm; and charitable contributions made by the JPMorgan Chase Foundation or the Firm to any nonprofit organization of which a director or nominee is employed as an officer. The Board reviewed these relationships in light of the Firm’s and NYSE independence standards and determined that none of them create a material relationship between the Firm and the respective director or would impair the independence or judgment of the respective director. In particular, the Board considered:

•
Consumer credit — extensions of credit provided to directors Bell and Jackson; and credit cards issued to directors Bells, Bowles, Cote, Crown, Flynn, Futter, Jackson, and Raymond, and their immediate family members;

•
Wholesale credit — extensions of credit and other financial and financial advisory services provided to Springs Industries, Inc. and its subsidiaries, where Ms. Bowles is Chairman of the Board; NBCUniversal, LLC and Comcast Corporation and their subsidiaries, where Mr. Burke is Chief Executive Officer and Executive Vice President,

10	JPMorgan Chase & Co./ 2013 Proxy Statement

respectively; Honeywell International Inc. and its subsidiaries, where Mr. Cote is Chairman and Chief Executive Officer; Henry Crown and Company, where Mr. Crown is President, and other Crown family-owned entities; and the American Museum of Natural History, where Ms. Futter is President and a Trustee; and

•
Goods, services and contributions — purchases of building safety and security equipment and maintenance services from Honeywell International Inc.; leases of office and retail space from subsidiaries of companies in which Mr. Crown and members of his immediate family have indirect ownership interests; and charitable contributions to the American Museum of Natural History.

All of the transactions, relationships and arrangements of the types listed above were entered into, and payments were made or received, by the Firm in the ordinary course of business and on substantially similar terms as those that would be offered to comparable counterparties in similar circumstances.

Other governance practices
Independent director meetings — Independent directors generally meet in executive session as part of each regularly scheduled Board meeting, with discussion led by the Presiding Director.
Majority voting for directors — The Firm’s By-laws provide a majority voting standard for election of directors in uncontested elections, with resignation tendered by any incumbent director who is not re-elected, and plurality voting in any election that is contested.
Board’s role in risk oversight — The Firm’s risk management is described in the Management Discussion and Analysis of the 2012 Annual Report starting at page 64. As stated there, risk is an inherent part of JPMorgan Chase’s business activities and the Firm’s overall risk appetite is established in the context of the Firm’s capital, earnings power and diversified business model. The Firm’s risk management framework and governance structure are intended to provide comprehensive controls and ongoing management of the major risks taken in its business activities.
In May 2012, the Firm announced that there had been significant trading losses in a synthetic credit portfolio within the Firm’s Chief Investment Office. The Firm appointed a Management Task Force to review the trading losses and the Board of Directors established an independent Review Committee of the Board (the “Board Review Committee”) to oversee the scope and work of the Management Task Force review, to assess the Firm’s risk management processes related to the issues raised in the Management Task Force review, and to report to the Board of Directors on the Board Review Committee’s findings and recommendations. On January 16, 2013, the Firm announced that the Firm’s Management Task Force and the Board Review Committee had each concluded their reviews and had released their respective reports. The Board Review Committee concurred in the substance of the Management Task Force Report. The Board Review Committee’s Report sets forth recommendations relating to the Board’s oversight of the Firm’s risk management processes, all of which have been approved by the full Board of Directors and have been, or are in the process of being, implemented. The reports are available on the Firm’s Website at www.jpmorganchase.com and are discussed in the Firm’s annual report.
The following outlines the Board’s ongoing role in risk oversight.

•	Risk appetite — The Firm employs a formalized risk appetite framework to clearly link risk appetite and return targets, controls and capital management.
— The CEO is responsible for setting the overall risk appetite for the Firm, and the line of business (“LOB”) CEOs are responsible for setting the risk appetite for their respective LOBs subject to approval by the CEO.
— The Risk Policy Committee approves the risk appetite policy on behalf of the entire Board of Directors.

•
Risk management framework — The Firm’s risk governance structure starts with each line of business being responsible for managing its own risks, with its own risk committee and a chief risk officer. Overlaying the line of business risk management are corporate functions with risk management-related responsibilities.

— Risk Management operates independently to provide oversight of firmwide risk management and controls, and is headed by the Firm’s Chief Risk Officer, who is a member of the Firm’s Operating Committee and reports to the CEO and is accountable to the Board of Directors, primarily through the Board’s Risk Policy Committee.
— The Chief Investment Office and Corporate Treasury are responsible for managing the Firm’s liquidity, interest rate and foreign exchange risk, and other structural risks.
— Legal has oversight for legal risk and Compliance has oversight for compliance risk.

JPMorgan Chase & Co./ 2013 Proxy Statement	11

— Each LOB has a risk committee which includes in its mandate oversight of the reputational risks in its business.

•	Board oversight — The Board of Directors exercises its oversight of risk management principally through the Board’s Risk Policy Committee and Audit Committee.
— The Risk Policy Committee provides oversight of the CEO’s and senior management’s responsibilities to: assess and manage the Firm’s credit risk, market risk, structural interest rate risk, investment risk, liquidity risk, fiduciary risk and model risk; ensure that there is in place an effective system reasonably designed to evaluate and control such risk throughout the Firm; and manage capital and liquidity planning and analysis.
— The Audit Committee provides oversight of management’s responsibilities to assure that there is in place an effective system of controls reasonably designed to safeguard the assets and income of the Firm, assure the integrity of the Firm’s financial statements, and maintain compliance with the Firm’s ethical standards, policies, plans and procedures, and with laws and regulations.
— The Compensation Committee is responsible for reviewing the Firm’s compensation practices and the relationship among risk, risk management and compensation in light of the Firm’s objectives.
— Each of the committees oversees reputation risk issues within its scope of responsibility.
— The Board of Directors also reviews selected risk topics directly as circumstances warrant.
Shareholder outreach — We recognize the importance of shareholder communications to help our investors understand our performance and strategies. We reach out to shareholders in many different ways, including through quarterly earnings presentations, SEC filings, web communications, and investor meetings. In addition, our senior executives engage major institutional shareholders as part of a twice-annual outreach program to invite comments on governance matters, executive compensation, and shareholder proposals. We meet throughout the year with additional shareholders and organizations interested in our practices.
Special shareholder meetings and action by written consent — The Firm’s By-laws permit shareholders holding at least 20% of the outstanding shares of common stock (net of hedges) to call special meetings. The Board is proposing for shareholder approval an amendment to the Firm’s Certificate of Incorporation that would permit shareholders to act by written consent on terms intended to be substantially similar to the terms applicable to call special meetings. See page 41.
Code of Conduct and Code of Ethics for Finance Professionals — The JPMorgan Chase Code of Conduct is a collection of rules and policy statements governing employees’ conduct in relation to the Firm’s business. In addition, the Firm has a Code of Ethics for Finance Professionals that applies to the CEO, President, Chief Financial Officer (“CFO”), Chief Accounting Officer, and to all other professionals of the Firm worldwide serving in a finance, accounting, corporate treasury, tax or investor relations role. The purpose of the Code of Ethics for Finance Professionals is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of the Firm’s financial books and records and the preparation of its financial statements. The Firm provides a Code Reporting Hotline operated by an independent third party, through which employees can report suspected violations of the Code of Conduct or other policies.
Political contributions and legislative lobbying — We believe that it is in the shareholders’ best interests for the Firm to be an effective participant in the legislative and regulatory process and that governance and transparency are important components of our process. The Firm supports its interests in the political arena in a variety of ways. Our philosophy, policies and disclosures concerning political contributions and legislative lobbying, as well as the compliance procedures and oversight we have in place, reflect our commitment to civic participation and transparency. These are described in our Political Activities Statement which can be found on our public Website at www.jpmorganchase.com under Governance.
The Firm discloses all contributions made by its affiliated political action committees or PACs (funded entirely by voluntary contributions from the Firm’s employees) to candidates for political office and to 527 organizations on our Website. The Firm may from time to time support state ballot initiatives and broad-based groups organized under Section 527 of the Internal Revenue Code. Direct contributions to 527 groups are not made to support the election of any candidate or for the purpose of express advocacy. The Firm belongs to a number of trade associations representing the interests of both the financial services industry and the broader business community. We voluntarily report on our Website such contributions to 527 groups and state ballot initiatives, and the principal trade associations to which we belong.

12	JPMorgan Chase & Co./ 2013 Proxy Statement

Board communications — Shareholders and interested parties who wish to contact any Board member or committee chair, the Presiding Director, or the independent directors as a group, may mail correspondence to: JPMorgan Chase & Co., Attention (name of Board member(s)), Office of the Secretary, 270 Park Avenue, New York, New York 10017 or e-mail the Office of the Secretary at corporate.secretary@jpmchase.com.
Documents available — The Corporate Governance Principles, Code of Conduct, Code of Ethics for Finance Professionals, and the JPMorgan Chase & Co. Political Activities Statement, as well as the Firm’s By-laws and charters of our principal Board committees, can be found on our Website at www.jpmorganchase.com under Governance, which is under the About Us tab. These documents will also be made available to any shareholder who requests them by writing to the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York, New York 10017.

Director compensation
Annual compensation — The Board believes it is desirable that a significant portion of director compensation be linked to the Firm’s common stock, and the Board’s total compensation includes approximately one-third cash and two-thirds stock-based compensation. In 2012, each non-management director received an annual cash retainer of $75,000 and an annual grant, made when annual employee incentive compensation was paid, of deferred stock units valued at $170,000 on the date of grant. The director retainer and annual grant amounts have not changed since 2003.
Each deferred stock unit represents the right to receive one share of the Firm’s common stock and dividend equivalents payable in deferred stock units for any dividends paid. Deferred stock units have no voting rights. In January of the year immediately following a director’s termination of service, deferred stock units are distributed in shares of the Firm’s common stock in either a lump sum or in annual installments for up to 15 years as elected by the director.
Each director who is a member of the Audit Committee receives an additional annual cash retainer of $10,000. Each chair of a board committee receives an additional retainer of $15,000 per year. Directors who are officers of the Firm do not receive any fees for their service as directors.
The following table summarizes annual compensation for non-management directors for 2012.

Compensation	Amount ($)
Board retainer	$75,000
Committee chair retainer	15,000
Audit Committee member retainer	10,000
Deferred stock unit grant	170,000
Going forward, the Presiding Director will receive an additional cash retainer of $30,000 per year.
The Board may periodically request directors to serve on compliance-related or other committees which are not one of the Board’s principal committees or to serve on the board of directors of a subsidiary of the Firm. Any compensation for such service is included in the below Director compensation table.
Stock ownership guidelines — As stated in the Corporate Governance Principles, directors pledge that, for as long as they serve, they will retain all shares of the Firm’s common stock purchased on the open market or received pursuant to their service as a board member.
Deferred compensation — Each year non-management directors may elect to defer all or part of their cash compensation. A director’s right to receive future payments under any deferred compensation arrangement is an unsecured claim against JPMorgan Chase’s general assets. Cash amounts may be deferred into various investment equivalents, including deferred stock units. Upon retirement, compensation deferred into stock units will be distributed in stock; all other deferred cash compensation will be distributed in cash. Deferred compensation will be distributed in either a lump sum or in annual installments for up to 15 years as elected by the director commencing in January of the year following the director’s retirement from the Board.
Reimbursements and insurance — The Firm reimburses directors for their expenses in connection with their board service. We also pay the premiums on directors’ and officers’ liability insurance policies and on travel accident insurance policies covering directors as well as employees of the Firm.

JPMorgan Chase & Co./ 2013 Proxy Statement	13

2012 Director compensation table — The following table shows the compensation for each director in 2012.

Director	Fees earned or paid in cash ($) [1]	2012 Stock award ($) [2]	Total ($)
James A. Bell	$85,000	$170,000	$255,000
Crandall C. Bowles	100,000	170,000	270,000
Stephen B. Burke	75,000	170,000	245,000
David M. Cote	75,000	170,000	245,000
James S. Crown [3]	132,500	170,000	302,500
Timothy P. Flynn [4]	50,000	—	50,000
Ellen V. Futter	75,000	170,000	245,000
William H. Gray, III [4]	35,417	170,000	205,417
Laban P. Jackson, Jr. [5]	255,000	170,000	425,000
David C. Novak [4]	35,000	170,000	205,000
Lee R. Raymond	90,000	170,000	260,000
William C. Weldon	86,250	170,000	256,250

1	Includes fees earned, whether paid in cash or deferred.

2
The aggregate number of option awards and stock awards outstanding at December 31, 2012, for each current director is included in the Security ownership of directors and executive officers table at page 15 under the columns “Options/SARs exercisable within 60 days” and “Additional underlying stock units,” respectively. All such awards are vested.

3
Mr. Crown received $42,500 in compensation during 2012 in consideration of his service as a member of the Mortgage Compliance Committee of the board of directors of JPMorgan Chase Bank, N.A. (the “Bank”), a wholly-owned subsidiary of JPMorgan Chase. Each non-management director serving on the Mortgage Compliance Committee is paid $2,500 for each committee meeting attended.

4	Mr. Flynn joined the Board in May 2012. Mr. Gray and Mr. Novak retired from the Board in May 2012 on the eve of the 2012 annual meeting. Retainers for Board and committee memberships were pro-rated.

5
Mr. Jackson received $110,000 in compensation during 2012 in consideration of his service as a director of J.P. Morgan Securities plc, an indirect wholly-owned subsidiary of JPMorgan Chase and one of the Firm’s principal operating subsidiaries in the United Kingdom (“U.K.”). Mr. Jackson also received $45,000 in compensation during 2012 in consideration of his service as a member of the Mortgage Compliance Committee.

14	JPMorgan Chase & Co./ 2013 Proxy Statement

Security ownership of directors and executive officers
Our share retention policies require share ownership for directors and executive officers, as described at page 26.
The following table shows the number of shares of common stock and common stock equivalents beneficially owned as of February 28, 2013, including shares that could have been acquired within 60 days of that date through the exercise of stock options or stock appreciation rights (“SARs”), together with additional underlying stock units as described in note 3 to the table, by each director, the current executive officers named in the Summary compensation table, and all directors and executive officers as a group. Unless otherwise indicated, each of the named individuals and member of the group has sole voting power and sole investment power with respect to shares owned. The number of shares beneficially owned, as that term is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as of February 28, 2013, by all directors and executive officers as a group and by each director and named executive officer individually is less than 1% of our outstanding common stock.
We have been notified by BlackRock, Inc., 40 East 52nd Street, New York, NY 10022, that, as of December 31, 2012, it, in its capacity as a parent holding company or control person in accordance with SEC Rule 13d-1(b)(1)(ii)(G), is the beneficial owner of 263,824,387 shares of our common stock, representing 6.94% of our outstanding common stock. According to the Schedule 13G dated February 4, 2013, filed with the SEC, in the aggregate, BlackRock, Inc. and the affiliated entities included in the Schedule 13G (“BlackRock”) have sole dispositive power and sole voting power over 263,824,387 shares.

Security ownership:
	Beneficial ownership
Name	Common Stock (#) [1,2]	Options/SARs exercisable within 60 days (#)	Total beneficial ownership (#)	Additional underlying stock units (#) [3]	Total (#)
James A. Bell	135	0	135	8,534	8,669
Crandall C. Bowles	6,280	0	6,280	49,477	55,757
Stephen B. Burke	32,107	0	32,107	68,673	100,780
David M. Cote	14,000	0	14,000	41,977	55,977
James S. Crown [4]	11,369,019	0	11,369,019	126,628	11,495,647
James Dimon	5,774,852	1,198,053	6,972,905	684,022	7,656,927
Mary Callahan Erdoes	159,374	1,096,973	1,256,347	433,705	1,690,052
Timothy P. Flynn	10,000	0	10,000	4,898	14,898
Ellen V. Futter	951	0	951	73,831	74,782
Laban P. Jackson, Jr. [5]	25,864	10,690	36,554	100,520	137,074
Daniel E. Pinto	337,470	847,423	1,184,893	248,361	1,433,254
Lee R. Raymond [5]	1,850	0	1,850	176,269	178,119
William C. Weldon	1,200	0	1,200	56,260	57,460
Matthew E. Zames	180,358	247,423	427,781	558,784	986,565
All directors and current executive officers as a group (22 persons) [5,6]	19,174,185	7,671,765	26,845,950	4,457,116	31,303,066

1	Shares owned outright, except as otherwise noted.

2
Includes shares pledged as security, including shares held by brokers in margin loan accounts whether or not there are loans outstanding, as follows: Mr. Crown, 11,010,795 shares; Mr. Burke, 32,107 shares; and all directors and executive officers as a group, 11,042,902 shares. Directors pledge to retain all shares of JPMorgan Chase while they serve as a director.

3
Amounts include for directors and executive officers, shares or deferred stock units, receipt of which has been deferred under deferred compensation plan arrangements. For executive officers, amounts also include unvested restricted stock units (“RSUs”) and share equivalents attributable under the JPMorgan Chase 401(k) Savings Plan.

4
Includes 139,406 shares Mr. Crown owns individually; 9,463,672 shares owned by partnerships of which Mr. Crown is a partner; 1,547,123 shares owned by a partnership whose partners include a corporation of which Mr. Crown is a director, officer and shareholder, and a trust of which Mr. Crown is a beneficiary. Also includes 168,305 shares owned by trusts of which Mr. Crown is a co-trustee and beneficiary; 12,373 shares owned by Mr. Crown’s spouse; and 38,140 shares held in trusts for the benefit of his children. Mr. Crown disclaims beneficial ownership of the shares held by the various persons and entities described above except for the shares he owns individually and, with respect to shares owned by entities, except to the extent of his pecuniary interest in such entities.

5
As of February 28, 2013, Mr. Jackson held 400 depositary shares, each representing a one-tenth interest in a share of JPMorgan Chase’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I (“Series I Preferred”), and 15,000 depositary shares, each representing a 1/400th interest in a share of JPMorgan Chase’s 8.625% Non-Cumulative Perpetual Preferred Stock, Series J (“Series J Preferred”). Mr. Raymond held 2,000 depositary shares of Series I Preferred. All directors and current executive officers as a group own 2,400 depositary shares of Series I Preferred and 15,000 depositary shares of Series J Preferred.

6	Douglas L. Braunstein ceased to be an executive officer effective December 31, 2012; his ownership is not included in this table.

JPMorgan Chase & Co./ 2013 Proxy Statement	15

Compensation Discussion and Analysis 1
2012 Business performance overview
Record net income. For the third consecutive year, the Firm reported both record net income and a return on tangible common equity of 15%. Net income was $21.3 billion (an increase of 12%), or $5.20 per share, on net revenue of $97.0 billion.
Strong underlying performance. The Firm’s 2012 results reflected strong underlying performance across virtually all its businesses, with strong lending and deposit growth.

•	Within Consumer & Community Banking:

◦	Consumer & Business Banking added 106 net branches and increased average deposits by 9% in 2012.

◦	Business Banking loans increased to a record $18.9 billion, up 7% compared with 2011.

◦	Mortgage Banking reported strong production revenue driven by strong originations growth.

◦	Credit card sales volume on cards issued to consumers and small businesses was up 11% for the year.

•	The Corporate & Investment Bank:

◦	Maintained its #1 ranking in Global Investment Banking Fees.

◦	Ranked #1 in Fixed Income Markets revenue.

◦	Ranked #1 in All American Fixed Income and Equity Research.

◦	Ranked #1 USD wire clearer with 20% share of Fed and CHIPS.

◦	Reported assets under custody of $18.8 trillion at December 31, 2012.

•	Commercial Banking reported record net revenue of $6.8 billion and record net income of $2.6 billion in 2012. Commercial Banking loans increased to a record $128.2 billion, up 14%.

•
Asset Management reported record revenue in 2012 and achieved its fifteenth consecutive quarter of positive net long-term client flows into assets under management. Asset Management also increased loan balances to a record $80.2 billion at December 31, 2012.

Fortress balance sheet. JPMorgan Chase ended the year with a Basel I Tier 1 common ratio of 11%, compared with 10.1% at year-end 2011. The Firm estimated that its Basel III Tier 1 common ratio was approximately 8.7% at December 31, 2012 (including the estimated impact of final Basel 2.5 rules and the Basel III Advanced Notice of Proposed Rulemaking).
Helping customers, clients and communities. During 2012, the Firm worked to help its customers, corporate clients and the communities in which it does business.

•
The Firm provided credit and raised capital of more than $1.8 trillion for its clients during 2012; this included $20 billion loaned to small businesses and $85 billion for nearly 1,500 nonprofit and government entities, including states, municipalities, hospitals and universities.

•
The Firm also originated more than 920,000 mortgages, and provided credit cards to approximately 6.7 million people. Since the beginning of 2009, the Firm has offered nearly 1.4 million mortgage modifications and of these approximately 610,000 have achieved permanent modifications.

•
Made more than $190 million in philanthropic donations to nonprofit entities in 37 countries around the world to support community development, education, and arts and culture. More than 43,000 of our people provided more than 468,000 hours of volunteer service in local communities around the globe.

•	Hired nearly 5,000 U.S. military since the beginning of 2011.
The foregoing results include the effect of significant losses incurred in 2012 in the Synthetic Credit Portfolio within the CIO.

_______________________

1	For notes on non-GAAP and other financial measures, including managed basis reporting relating to the Firm’s business segments, see Appendix E at page 68.

16	JPMorgan Chase & Co./ 2013 Proxy Statement

The charts below show the growth in the Firm’s earnings, earnings per share (“EPS”), book value per share (“BVPS”) and tangible book value per share (“TBVPS”) for the period between 2007 and 2012. Over the 5-year period, earnings per share for the Firm grew 4%. Book value per share grew 7% and tangible book value per share grew 12% over the same 5-year period.
Uninterrupted record of delivering annual and quarterly net income throughout the crisis

Earnings and Diluted Earnings per Share 2007-2012

($ in millions, except for diluted EPS)

Growth	YoY	5Y[1]
EPS	16%	4%

$15,365
$5,605
$11,728
$17,370
$18,976
$21,284
$4.33
$1.35
$2.26
$3.96
$4.48
$5.20
2007
2008
2009
2010
2011
2012
Net income
Diluted EPS

1 Compound annual growth rate

Key metrics 2007-2012

Growth	YoY	5Y[1]
BVPS	10%	7%
TBVPS	15	12

$36.59
$21.96
$36.15
$22.52
$39.88
$27.09
$43.04
$30.18
$46.59
$33.69
$51.27
$38.75
(in billions)
Shares outstanding EOP
2007 3.4
2008 3.7
2009 3.9
2010 3.9
2011 3.8
2012 3.8

1 Compound annual growth rate

The chart below shows the Firm’s annualized total shareholder return, assuming reinvestment of dividends, over the 5-year period 2007 through 2012, relative to the broad S&P 500 Index, the industry specific KBW Bank Index and the S&P 500 Financial Index.
Performance of the Firm on a through-the-cycle basis 1

Annualized total shareholder returns – 5-year return

140
120
100
80
60
40
20
0
12/31/07
12/31/08
12/31/09
12/31/10
12/31/11
12/31/12
JPM – $112
SPX – $109
BKX – $65
S5FINL – $63

Source: Bloomberg

Note: Annualized total shareholder returns assume dividends are reinvested on pay-date

Note: "BKX" is the KBW Bank Index; "S5FINL" is the S&P 500 Financials Index; "SPX" is the S&P 500 Index

1 The S&P 500 Index is a commonly referenced U.S. equity benchmark consisting of leading companies from different economic sectors. The KBW Bank Index seeks to reflect the performance of banks and thrifts that are publicly-traded in the U.S. and is composed of 24 leading national money center and regional banks and thrifts. The S&P Financial Index is an index of 80 financial companies, all of which are components of the S&P 500. The Firm is a component of all three industry indices.

JPMorgan Chase & Co./ 2013 Proxy Statement	17

Compensation principles and practices
Compensation determinations are guided by the JPMorgan Chase Compensation Principles and Practices. As described in this section and in Appendix C, these principles include:

•	Maintaining strong governance: Independent Board oversight of the Firm’s compensation principles and practices and their implementation

•	Attracting and retaining top talent: A recognition that competitive and reasonable compensation helps attract and retain the high quality people necessary to grow and sustain our businesses

•	Tying compensation to performance:

◦	A focus on the qualitative as well as the quantitative performance of the individual employee, the relevant line of business or function and the Firm as a whole

◦	A focus on multi-year, long-term, risk-adjusted performance and rewarding behavior that generates sustained value for the Firm through business cycles

◦	Performance assessments that are broad-based and balanced, including an emphasis on teamwork and a “shared success” culture

•	Aligning with shareholder interests:

◦	A significant stock component (with deferred vesting) for shareholder alignment and retention of top talent

◦	Very strict limits or prohibitions on executive perquisites, special executive retirement severance plans, and no golden parachutes

•	Integrating risk and compensation:

◦	Input into compensation determinations by risk and control functions

◦
Although awards are made with the expectation that they will vest in accordance with their terms, all awards contain strong recovery provisions, and additional risk-related recovery provisions apply to the Operating Committee, the Firm’s most senior management group, and to a group of senior employees we refer to as Tier 1 employees with primary responsibility for risk positions, credit decisions, finance, controls and risk management

◦	Shares received by Operating Committee members are subject to robust retention requirements and a prohibition on hedging

Compensation decisions for Named Executive Officers
Pay for performance — The Compensation & Management Development Committee uses its business judgment to determine the compensation of the CEO and approve compensation for other members of the Operating Committee, focusing on multi-year results and a qualitative and quantitative view of their total contribution.

•
As Chairman and CEO, Mr. Dimon is responsible for guiding the Firm’s financial performance and growth, its strategic and operational priorities, risk and control management, and management development and succession planning. Mr. Dimon reviews the priorities for the Firm with the Board of Directors and, in consultation with the Compensation & Management Development Committee and the Board, establishes the priorities for each LOB CEO annually, which are the priorities of the businesses they lead. Heads of functions also review and establish their priorities with the CEO.

•
Mr. Dimon discusses with the Compensation & Management Development Committee his assessment of the performance of each other member of the Operating Committee with respect to individual contributions, risk and control management and business or function performance, as well as overall Firm performance. Mr. Dimon makes compensation recommendations to the Compensation & Management Development Committee for their consideration as part of their approval process.

•
Business-specific objectives are evaluated at various points during the year, including during the budget process and monthly business reviews. Each of our businesses reviews its priorities with investors at our annual Investor Day, held most recently on February 26, 2013. Each LOB CEO also reviews 2012 results and the outlook for the future in letters in the Annual Report. We recommend reading those letters and the Chairman’s letter for a fuller

18	JPMorgan Chase & Co./ 2013 Proxy Statement

understanding of the priorities and performance of the Firm and its businesses. Appendix E is a summary of firmwide and LOB priorities and progress.
James Dimon: Chairman and Chief Executive Officer. As announced on January 16, 2013, the Board approved 2012 total compensation for Jamie Dimon, Chairman and Chief Executive Officer, in the amount of $11.5 million, down 50% from the prior year. Compensation included salary of $1.5 million (flat with the prior year) and incentive compensation of $10 million, all in the form of restricted stock units (RSUs) (down 53.5% from the prior year). The RSUs vest over a period of three years, half after two years and the other half after three years. The Board also deferred, for a period of up to 18 months (i.e., up to July 22, 2014), vesting on options in the form of stock appreciation rights (SARs) it had granted Mr. Dimon in January 2008.
In making its compensation determinations, the Board focused on the long-term, as well as the annual, performance of the Firm and on the entire range of Mr. Dimon’s responsibilities, and took into consideration both the continued strong performance of the Firm, and the CIO losses, including Mr. Dimon’s responsibility as the Firm’s Chief Executive Officer.
Mr. Dimon’s leadership and management abilities are reflected in the continued strong performance of the Firm (including progress on its long-term strategic priorities, actual financial results, financial performance relative to competitors and qualitative factors), as reflected in the:

•	Strength of the Firm’s 2012 operating results and financial performance

•	Third consecutive year of record net earnings and 15% ROTCE

•	Record net earnings of $21.3 billion, a 12% increase from 2011

•	ROE of 11%

•	Record EPS of $5.20 per share, a 16% increase from 2011

•	Common share price increase by 32% in 2012; total return with dividends of 36%

•	Strong performance of the Firm relative to key competitors

•	Uninterrupted record of delivering annual and quarterly net income throughout the financial crisis, subsequent recession, and CIO losses

•	Maintenance of a fortress balance sheet

•	Continued investment in organic growth and the strengthening of the Firm’s major businesses

Mr. Dimon also has strengthened the foundation of the Firm’s future in leading a reorganization of the Firm’s businesses around customer needs by integrating the Chase consumer businesses under the Consumer & Community Banking line of business and the J.P. Morgan Investment Bank and Treasury & Securities Services wholesale lines of business under the Corporate & Investment Bank line of business. As part of this reorganization, he also has helped further develop the succession of a new generation of senior management capable of leading the Firm’s businesses and key functions in the future.
With respect to the losses incurred in CIO, the Board views the CIO losses as a serious mistake by the Firm, but believes that one of the marks of a successful company is how it addresses its mistakes, learns from them and implements meaningful remedial actions. As Chief Executive Officer, Mr. Dimon bears ultimate responsibility for the failures that led to the losses in CIO and has accepted responsibility for such failures. Importantly, once Mr. Dimon became aware of the seriousness of the issues presented by CIO, he responded forcefully by directing a thorough review and an extensive program of remediation. The Firm:

•	Strengthened the risk and control groups responsible for CIO

•	Formed the Management Task Force to review and address the circumstances related to the CIO losses

•
Has implemented, or is in the process of implementing, the remedial enhancements noted in the Management Task Force Report and the recommended improvements set forth in the Board Review Committee Report

JPMorgan Chase & Co./ 2013 Proxy Statement	19

With respect to compensation and personnel actions as a result of CIO, the Firm took the following actions, all of which were reviewed with the Board:

•	The compensation actions for the Chief Executive Officer and the former Chief Financial Officer as detailed in this section and approved by the Board

•	Replaced the management team responsible for the losses

•
Invoked comprehensive clawbacks of previously granted outstanding awards and/or repayment of previously vested awards subject to clawbacks for those with primary responsibility (over $100 million recaptured)

•	For a group of employees deemed to have been closely associated with CIO events, reduced or eliminated compensation that otherwise would have been awarded by an aggregate of approximately 60%

•	A number of employees were permitted to resign or reassigned to other positions deemed to be more appropriate and experienced significant reductions in compensation
Other Named Executive Officers. The following provides highlights of performance considered in compensation determinations for the NEOs other than Mr. Dimon. These compensation determinations reflect recognition of substantial progress in meeting the objectives of the LOBs and the Firm as a whole, and also reflect the losses in the CIO.
Douglas Braunstein: Vice Chairman (Former Chief Financial Officer). Mr. Braunstein became CFO in June 2010 and remained in that role until December 31, 2012, after which he became Vice Chairman. Prior to becoming CFO, Mr. Braunstein led Investment Banking coverage for the Americas and held other senior roles in the Investment Bank. In his new role, Mr. Braunstein will focus on serving top clients of the Firm, drawing on his years of experience and his experience in key client coverage roles in the Investment Bank.
In making its compensation determination, the Compensation & Management Development Committee focused on the entire range of Mr. Braunstein’s responsibilities. As he had in the prior year, during 2012 Mr. Braunstein continued to further the Firm’s fundamental objectives of maintaining strong financial discipline, guarding safety and soundness, liquidity management, assisting in managing the Firm’s interaction with regulatory and supervisory authorities, and collaborating with the LOBs to drive business performance, growth, efficiency and returns.
With respect to the losses incurred in CIO, in July 2012 the Firm reported that it had determined that a material weakness existed in its internal controls over financial reporting at March 31, 2012, related to the valuation control function for the synthetic credit portfolio managed by CIO during the first quarter of 2012. The control deficiency was closed out by September 30, 2012. The Management Task Force Report also noted weaknesses in the performance of the CIO Finance organization in the events leading up to the CIO losses. The Finance organization, which was led by Mr. Braunstein, was responsible for such weaknesses.
In consideration of the above, the Committee approved the following compensation:

•	$750,000 in base salary, no increase in 2012 or for 2013

•	A $2.125 million cash incentive for 2012, compared to $2.9 million for 2011

•	An RSU award of $2.125 million, compared to $4.35 million for 2011

•	No SARs, compared to $1.5 million in SARs for 2011
Mary Callahan Erdoes: CEO Asset Management. Ms. Erdoes has been Chief Executive Officer of Asset Management (AM) since 2009. In 2012, Ms. Erdoes continued a focus on priorities that included maintaining strong financial and investment performance, growing AM’s client franchise, investing in technology to support growth and achieve efficiencies, maintaining strong risk controls, and developing and retaining talent.

•	Three important financial measures for Asset Management are revenue growth, pretax earnings margin and ROE.

◦	For 2012, AM achieved record revenues of $9.9 billion, a 4% increase over 2011 and the fourth consecutive year of growth.

◦	AM achieved an ROE of 24% and a pretax earnings margin of 28%.

•	At the end of 2012, assets under management (“AUM”) in the top two fund quartiles were 67%, 74% and 76%, respectively, over a 1-, 3- and 5-year time period.

•	AM showed strong growth in long-term AUM flows, loan balances and deposit balances.

•	Continued investments were made in the technology infrastructure to support both the growth and control agendas.

20	JPMorgan Chase & Co./ 2013 Proxy Statement

In consideration of the above, the Committee approved the following compensation:

•	$750,000 in base salary, no increase in 2012 or for 2013

•	A $4.9 million cash incentive for 2012, compared to $4.7 million for 2011

•	An RSU award of $7.35 million, compared to $7.05 million for 2011

•	A SAR award of $2.0 million, unchanged from 2011
Daniel Pinto: Co-CEO Corporate & Investment Bank. Mr. Pinto became Co-Chief Executive Officer of the Corporate & Investment Bank (“CIB”) in July 2012 and has been Chief Executive Officer of Europe, the Middle East and Africa since June 2011. He had been head or co-head of the Investment Bank Global Fixed Income business (now part of Corporate & Investment Bank) from November 2009 until July 2012. He was Global Head of Emerging Markets from 2006 until 2009, and was also responsible for the Global Credit Trading & Syndicate business from 2008 until 2009.
In 2012, the Corporate & Investment Bank was created from the combination of the heritage Investment Bank and Treasury Services & Securities businesses and has outlined a number of strategic priorities that reflect the continuation of the agenda of each business as well as several new priorities that are driven by the business combination. These include international expansion, particularly for the Global Corporate Bank and Treasury Services solutions, global Prime Brokerage build-out, electronic trading investments, and optimizing its client coverage model across both Banking and Markets & Investor Services. In addition, the CIB will continue to be focused on expense discipline and prudent management of its risk-weighted assets and capital. As Co-CEO of CIB, Mr. Pinto has played a strategic role in integrating the business and setting the course for achieving CIB’s multi-year priorities. Among the achievements in 2012 for CIB were the following:

•	Delivered net income of $8.4 billion on revenue of $34.3 billion.

•	Helped clients raise $500 billion of debt and equity capital

•	Led the market in arranging $650 billion of loans and commitments for clients

•	Ranked #1 in Global IB Fees and #1 in Fixed Income Markets revenue

•	Ranked #1 in All American Fixed Income and Equity Research

•	#1 USD wire clearer with 20% share of Fed and CHIPS

•	Record in Assets under Custody of $18.8 trillion, up 12% from the prior year

•	Continuing to extend the Firm’s international presence and execute our strategic technology reengineering program
In consideration of the above, the Committee approved the following compensation with the terms and composition structured to reflect applicable U.K. standards as described at page 23:

•	$750,000 in base salary, no increase in 2012 or for 2013

•	An $8.125 million cash incentive for 2012

•	An RSU award of $7.125 million

•	A SAR award of $1.0 million
Matthew Zames: Co-Chief Operating Officer. Mr. Zames demonstrated leadership and risk management discipline in 2012. He held three key roles this year, prior to which he had served with distinction in a number of senior Investment Banking management roles. First, from January to May 2012, he was the head of Mortgage Banking Capital Markets, which he continues to lead, and co-head of Global Fixed Income in the Investment Bank.

•	Fixed Income Markets reported revenue of $5.0 billion in the first quarter of 2012, which ranked #1 in revenue versus its top 10 peers

•	Mortgage Capital Markets distributed more than $160 billion of closed loan volume to investors in support of record Mortgage Banking production; 2012 pre-tax income of $3.6 billion

•	Led the acquisition of a $71.4 billion mortgage servicing portfolio
In May of 2012, Mr. Dimon asked Mr. Zames to become the Chief Investment Officer of the Firm following trading losses in CIO. Mr. Zames led the successful de-risking of the Synthetic Credit Portfolio and refocused CIO on its core mandate of conservative investing of its portfolio and asset and liability management. He brought in a new, highly

JPMorgan Chase & Co./ 2013 Proxy Statement	21

experienced CIO management team, including a Chief Risk Officer, Chief Financial Officer, Controller, and head of Europe.
In mid-July 2012, with CIO repositioned, Mr. Zames was promoted to a newly created role of Co-Chief Operating Officer. In addition to CIO and Mortgage Banking Capital Markets, he oversees Treasury & Funding, Strategy, One Equity Partners, Regulatory Affairs and joint management of Oversight & Controls and Compliance across the Firm. As Co-Chief Operating Officer, he also contributes to a variety of key firmwide initiatives. In addition to his impact on CIO and in Mortgage Capital Markets, his accomplishments as Co-Chief Operating Officer include:

•	Centralizing the Firm’s Controls and Compliance organization to respond to incoming regulatory inquiries and develop a strong control environment across the Firm

•	Leading a firmwide initiative to reduce expenses

•	Hiring new talent within the Chief Operating Office
In consideration of the above, the Committee approved the following compensation:

•	$750,000 in base salary, no increase in 2012 or for 2013

•	A $6.1 million cash incentive for 2012

•	An RSU award of $9.15 million

•	A SAR award of $1.0 million

22	JPMorgan Chase & Co./ 2013 Proxy Statement

2012 Compensation
The following table shows annual salary in 2012 and incentive compensation awarded in 2013 for 2012 performance, which reflects the Compensation & Management Development Committee’s view of compensation determinations for 2012 and is guided by our core compensation philosophy and approach.

Salary and incentive compensation
Name and principal position	Year	Annual compensation
		Salary ($) [1]	Incentive compensation
			Cash ($)	RSUs ($) [2]	SARs ($) [3]	Total ($)
James Dimon	2012	$1,500,000	$0	$10,000,000	$0	$11,500,000
Chairman and CEO	2011	1,500,000	4,500,000	12,000,000	5,000,000	23,000,000
	2010	1,000,000	5,000,000	12,000,000	5,000,000	23,000,000
Douglas L. Braunstein	2012	750,000	2,125,000	2,125,000	0	5,000,000
Vice Chairman (Former Chief Financial Officer)	2011	750,000	2,900,000	4,350,000	1,500,000	9,500,000
	2010	400,000	3,840,000	5,760,000	2,016,900	12,016,900
Mary Callahan Erdoes	2012	750,000	4,900,000	7,350,000	2,000,000	15,000,000
CEO Asset Management	2011	750,000	4,700,000	7,050,000	2,000,000	14,500,000
	2010	500,000	4,600,000	6,900,000	3,025,400	15,025,400
Daniel E. Pinto [4,5]	2012	750,000	8,125,000	7,125,000	1,000,000	17,000,000
Co-CEO Corporate & Investment Bank
Matthew E. Zames [4]	2012	750,000	6,100,000	9,150,000	1,000,000	17,000,000
Co-Chief Operating Officer

1	Salary reflects the annualized amounts as of December 31 for each year.

2
For all Named Executive Officers, except Mr. Pinto, the RSUs granted for 2012 vest in two equal installments on January 13, 2015 and January 13, 2016. Each RSU represents the right to receive one share of common stock on the vesting date and non-preferential dividend equivalents, payable in cash, equal to any dividends paid during the vesting period. RSUs have no voting rights. Additional conditions applicable to these awards are described at page 27. For Mr. Pinto, see note 5 to this table.

3
The Firm awarded SARs to the Named Executive Officers, effective January 17, 2013, with an exercise price of $46.58. The SARs will become exercisable 20% per year over the five-year period from January 17, 2013. All shares obtained upon exercise must be held until the fifth year after grant and are subject to the Firm’s stock retention requirement. The SARs had a grant date fair value of $9.56 per SAR. Assumptions under the Black-Scholes valuation model were used to determine grant date fair value. Additional conditions applicable to these awards are described at page 27.

4	Mr. Pinto and Mr. Zames were not Named Executive Officers in either 2011 or 2010.

5
For Mr. Pinto, the terms and composition of his compensation reflects applicable U.K. standards. Under rules applicable in the U.K., a portion (60%) of Mr. Pinto’s cash bonus shown in this table was deferred, with half of the deferred amount payable at the end of 18 months and the balance payable at the end of three years. Such mandatory deferral is subject to terms and conditions similar to those for RSUs. Until paid, such amounts accrue interest. For Mr. Pinto, $3,250,000 of the RSUs granted for 2012 vest immediately and the balance vests in two equal installments, on July 25, 2014, and January 13, 2016. All of such RSUs must be held for not less than six months following vesting.

The above table is presented to show how the Compensation & Management Development Committee viewed compensation actions, but it differs substantially from the Summary Compensation Table (“SCT”) required by the SEC and is not a substitute for the information required by the SCT at page 30.
The SCT shows compensation information in a format required by the SEC. There are two principal differences between the SCT and the above table:

•
The Firm grants both cash and equity incentive compensation after the earnings for a performance year have been announced. In both the above table and the SCT, cash incentive compensation granted in 2013 for 2012 performance is shown as 2012 compensation. The above table treats equity awards similarly, so that equity awards granted in 2013 for 2012 performance are shown as 2012 compensation. The SCT does not follow this treatment and instead reports the value of equity awards in the year in which they are made. As a result, equity awards granted in 2013 for 2012 performance are shown in the above table as 2012 compensation, but the SCT reports for 2012 the value of equity awards granted in 2012 in respect of 2011 performance.

•	The SCT reports the change in pension value and nonqualified deferred compensation earnings and all other compensation. These amounts are not shown above.

JPMorgan Chase & Co./ 2013 Proxy Statement	23

Advisory resolution to approve executive compensation
Proposal 3 is an annual advisory resolution to approve executive compensation, and the Board recommends that shareholders vote for approval of this resolution. Shareholders approved similar resolutions in 2009, 2010, 2011 and 2012 by votes of 97%, 96%, 73% and 92%, respectively, in each case as a percentage of shares cast including abstentions. We believe the result in 2011 was attributable to a recommendation by a proxy advisory firm that cited as a key reason for its recommendation the discretionary nature of the Firm’s executive compensation program.
The Compensation & Management Development Committee has considered making a portion of incentive awards for the CEO and other members of the Operating Committee formulaic, based on pre-set targets, but believes that:

•	Its current approach provides a disciplined assessment of multi-year priorities and achievements and has resulted in proper alignment of compensation and performance, and

•
There is a greater risk of misaligning incentives and creating unintended consequences with a formulaic approach than the current approach of carefully considering a broader spectrum of factors relative to overall performance. We believe history has shown there are as many disadvantages to shareholders as advantages to formulaic pay plans.

Although awards are not made on a formulaic basis, starting in 2012, the Firm added to the terms of RSU awards to members of the Operating Committee and other Tier 1 employees certain protection-based vesting conditions described at page 27 that add specific numerical thresholds that will result in formal compensation reviews and are designed to be effective in the event of material losses or earnings substantially below the Firm’s potential.
The Compensation & Management Development Committee further notes that the compensation decisions made for 2012 in respect of the Firm’s CEO and CFO illustrate the effectiveness of the Firm’s disciplined but not formulaic process of assessment based on the performance of the individual employee, relevant line of business or function and the Firm as a whole. In each case, significant compensation action was taken despite the very strong results of each of the Firm’s lines of business and for the Firm as a whole because of the events associated with the losses in the CIO.
The Firm conducts twice-annual outreach discussions with its major shareholders on compensation and other governance matters and considers shareholder views expressed in those discussions as well as the results of the say on pay and other shareholder input.

Compensation framework
Corporate governance and Board oversight - JPMorgan Chase’s compensation framework is supported by strong corporate governance and board oversight.

•
The Board of Directors, through the Compensation & Management Development Committee, oversees our compensation programs, including the overall incentive pools, percentage paid in cash and stock, and the equity award terms and conditions.

•
The Compensation & Management Development Committee approves compensation for members of the Operating Committee, and for the CEO makes a recommendation to the Board for its ratification. No member of the Operating Committee other than the CEO (as described at page 18) has a role in making a recommendation to the Compensation & Management Development Committee as to the compensation of any member of the Operating Committee.

•
In addition to approving compensation for Operating Committee members, the Compensation & Management Development Committee approves the formula, pool calculation and performance goals for the shareholder-approved Key Executive Performance Plan (“KEPP”) as required by Section 162(m)(1) of the U.S. Internal Revenue Code. The Compensation & Management Development Committee does not require all compensation to be awarded in a tax-deductible manner, but it is their intent to do so when consistent with overall corporate objectives.

•
The Compensation & Management Development Committee also reviews line of business total incentive accruals versus performance throughout the year, approves final aggregate incentive funding, and approves total equity grants under the Firm’s long-term incentive plan and the terms and conditions for each type of award.

•
The Compensation & Management Development Committee also reviews the compensation of a number of highly compensated individuals globally, such as employees in the U.K. covered by regulations of the Financial Services Authority, and employees in the U.S. covered by guidance of the Federal Reserve as part of seeking to ensure consistency with applicable regulatory standards in the principal jurisdictions in which we operate.

24	JPMorgan Chase & Co./ 2013 Proxy Statement

•
The Compensation & Management Development Committee each year reviews the Firm’s compensation programs with the Chief Risk Officer with the objective of ensuring that such compensation programs do not encourage unnecessary or excessive risk-taking. The Compensation & Management Development Committee also meets at least annually with one or more members of the Risk Policy Committee.

•	The Compensation & Management Development Committee has delegated authority to the Head of Human Resources Officer to administer and amend the compensation and benefits programs.

•
Internal Audit conducts regular, independent audits of the Firm’s compliance with its established policies and controls and applicable regulatory requirements regarding incentive compensation management. Audit findings are reported to appropriate levels of management, and all adversely-rated audits are reported to the Audit Committee of the Board of Directors.

Relevant competitor framework - The Compensation & Management Development Committee views benchmarking against comparison groups to compare our compensation to the market, to stay abreast of best practices, to be competitive and to use these market factors to inform, but not override, the focus on pay for performance and internal equity.

•
The Compensation & Management Development Committee reviews and selects peer companies that either directly compete with us for business and/or talent or are global organizations in other industries with scope, size or other business and financial characteristics similar to JPMorgan Chase.

•
The Compensation & Management Development Committee does not target or benchmark compensation at any specific percentile or level paid by other companies, but rather considers compensation, including actual compensation levels typically available from public data provided by Human Resources management, among other factors when making determinations.

•
Because we view our executive officers as highly talented executives capable of rotating among the leadership positions of our businesses and key functions, we also place importance on the internal pay relationships among members of our Operating Committee.

•
The Compensation & Management Development Committee and Board of Directors did not engage the services of a compensation consultant in 2012; rather, the Firm’s Human Resources department provides the Compensation & Management Development Committee with both internal and external compensation data publicly available and from outside consultants, and updates throughout the year.

As part of benchmarking we consider companies in two different peer frames:

Primary, industry specific, competitor group:
American Express	Goldman Sachs
Bank of America	Morgan Stanley
Citigroup	Wells Fargo

General industry global organizations:
Altria	GE	Pfizer
Boeing	Hewlett-Packard	Procter & Gamble
Chevron	IBM	Time Warner
Cisco	Johnson & Johnson	United Technologies
Comcast	Merck	Walmart
Disney	Oracle	3M
ExxonMobil	Pepsico
Due to our business model and diverse operations of our various lines of business, other firms considered for comparison by our LOBs are Barclays, BNY Mellon, Capital One Financial, Credit Suisse, Deutsche Bank, HSBC, BlackRock and UBS.
Integrated risk, compensation and financial management framework – We approach our incentive compensation arrangements through an integrated risk, compensation and financial management framework to encourage a culture of risk awareness and personal accountability.

JPMorgan Chase & Co./ 2013 Proxy Statement	25

Our approach to financial measurement is based on two key principles:

•	Earnings recognition, where appropriate, reflects the inherent risks of positions taken to generate profits.

•
All LOBs are measured with earnings and balance sheets as though they were stand-alone companies. This approach is reflected in arms-length agreements and market-based pricing for revenue sharing among businesses, funds transfer pricing, expense allocations and capital allocations.

Integrating risk with the compensation framework – We use balancing mechanisms, such as risk-adjusted metrics, deferrals, clawbacks and multi-year year vesting on long-term incentives to seek to ensure that compensation considers the relationship of near-term rewards to longer-term risks.

•
The use of risk-adjusted financial results in compensation arrangements seeks to ensure that longer-term risks are first quantified and then applied in current-year incentives. Therefore for certain risk, credit and other senior employees, incentive compensation in the current year would be appropriately affected by a number of factors, such as capital charges, valuation adjustments, reserving, and other factors resulting from the consideration of long-term risks.

•	Stringent recovery provisions are in place for incentive awards (cash and equity incentive compensation).
As part of our control processes, compensation of risk and control professionals is not predominantly based on the performance of the business they oversee.
Pay mix – Our compensation structure is designed to contribute to the achievement of the Firm’s short-term and long-term strategic and operational objectives, while avoiding excessive risk-taking inconsistent with the Firm’s risk management strategy. This is accomplished in part through a balanced total compensation program comprised of a mix of fixed pay (base salary) and variable pay in the form of cash incentives and long-term, equity-based incentives that vest over time. Incentives are split between cash and deferred equity. The percentage of equity being deferred and awarded is higher for more highly compensated employees, thus increasing the aggregate value subject to the continued performance of the Firm’s stock.

•
We also believe that providing the appropriate level of salary and annual cash incentive is important in ensuring that our senior officers are not overly focused on the short-term performance of our stock.

•
The majority of compensation plans at JPMorgan Chase address potential timing conflicts by including payment deferral features. Awards that are deferred into equity have multi-year vesting. By staggering the vesting of equity awards over time, the interests of employees to build long-term, sustainable performance (i.e., quality earnings) are better aligned with the long-term interests of both customers and shareholders.

Equity grant practices – Equity grants are awarded as part of the annual compensation process and as part of employment offers for new hires.

•	Equity-based incentives for the majority of senior managers are granted in the form of RSUs and SARs.

•
RSU grants generally vest over three years, 50% after two years and 50% after three years or in accordance with applicable U.K. standards. RSUs carry no voting rights; however, dividend equivalents are paid on the RSUs at the time actual dividends are paid on shares of JPMorgan Chase common stock.

•	SARs become exercisable 20% per year over five years and any shares received upon exercise must be held for not less than five years from the grant date.

•	The grant price is not less than the average of the high and the low prices of JPMorgan Chase common stock on the grant date.

•	Grants made as part of the annual compensation process are generally awarded in January after earnings are released.

•	The Firm does not grant options with restoration rights and prohibits repricing of stock options and SARs.
Required share retention – Share retention policies apply to our directors and members of the Operating Committee.

•	Directors pledge to retain all shares of JPMorgan Chase while they serve as a director.

•
Operating Committee members are expected to establish and maintain a significant level of direct ownership. For Mr. Dimon and other members of the Operating Committee, after-tax shares they receive from equity-based awards, including options, are subject to a 75% retention requirement during the first 10 years from grant of the award and 50% thereafter. Half of unvested RSUs (the approximate after tax-equivalent) are included as part of both the ownership and the retention calculation.

26	JPMorgan Chase & Co./ 2013 Proxy Statement

•	Executives are subject to these retention requirements during their service on the Operating Committee; any exceptions are subject to approval by the General Counsel.

•
The Firm’s percentage retention requirements result in NEOs being required to hold shares that have a value equal to a substantial multiple of their salaries. For Mr. Dimon, his share ownership, as shown in the Security Ownership table at page 15, was substantially in excess of his required retention as of that date and his required retention was more than 20 times his base salary.

No hedging –

•
Operating Committee members and Directors: No hedging of the economic risk of their ownership of our shares is permitted, even for shares owned outright. No short sales, no hedging of unvested RSUs or unexercised options or SARs, and no hedging of deferred compensation.

•
Other employees: No short sales, no hedging of unvested RSUs or unexercised options or SARs, and no hedging of deferred compensation. If they own shares outright and can sell them, they are permitted to hedge them, subject to compliance with window period policies that restrict transactions in JPMorgan Chase’s shares pending the release of earnings and applicable preclearance rules.

Long-standing recovery provisions – Incentive awards are intended and expected to vest in accordance with their terms but we have strong recovery provisions that would permit recovery of incentive compensation awards in appropriate circumstances. We retain the right to reduce current year incentives to redress any prior imbalance that we have subsequently determined to have existed, and a clawback review or other recovery mechanism may be initiated as a result of a material restatement of earnings or by acts or omissions of employees as outlined below, including a failure to supervise in appropriate circumstances. Beyond the recovery provisions that apply to all employees, additional provisions apply to the Operating Committee and to other Tier 1 employees.

•
The Firm may seek repayment of cash and equity incentive compensation in the event of a material restatement of the Firm’s financial results for the relevant period under our recoupment policy adopted in 2006.

•	Equity awards are subject to the Firm’s right to cancel an unvested or unexercised award, and to require repayment of the value of certain shares distributed under awards already vested if:

—	the employee is terminated for cause or could have been terminated for cause,

—	the employee engages in conduct that causes material financial or reputational harm,

—	the Firm determines that the award was based on materially inaccurate performance metrics,

—	the award was based on a material misrepresentation by the employee, or

—
for members of the Operating Committee and Tier 1 employees, such employees improperly or with gross negligence fail to identify, raise, or assess, in a timely manner and as reasonably expected, risks and/or concerns with respect to risks material to the Firm or its business activities.

Protection-based vesting – In 2012, the Firm added provisions in our equity awards for the Operating Committee and other Tier 1 employees that we call protection-based vesting. These provisions were designed to meet requirements of our regulators and to be effective in the event of material losses or earnings substantially below the Firm’s potential that could create substantial financial risk. In 2013, the Firm increased the applicability of the protection-based vesting based on Cumulative Return on Tangible Common Equity, as described below, from 50% to 100% of the RSUs that are scheduled to vest at the end of three years for members of the Operating Committee.
For members of the Operating Committee, up to a combined total of 50% of RSUs granted in 2013 (“at risk RSUs”) may be cancelled if:
(i)  The CEO determines that cancellation of all or portion of at risk RSUs is appropriate in light of any one or a combination of the following factors:

•
The executive’s performance in relation to the priorities for the executive’s position, or the Firm’s performance in relation to the priorities for which the executive shares responsibility as a member of the Operating Committee, have been unsatisfactory for a sustained period of time (the “performance determination condition”)

•	Annual pre-provision net income reported at the Firm level is negative for any calendar year ending during the vesting period

•
Awards granted to participants in a Line of Business, for which the executive exercises, or during the vesting period exercised direct or indirect responsibility, were in whole or in part cancelled because the Line of Business did not meet its annual Line of Business Financial Threshold

JPMorgan Chase & Co./ 2013 Proxy Statement	27

(ii)  To the extent not cancelled pursuant to the above circumstances, then any remaining at risk RSUs scheduled to vest on January 13, 2016 will be cancelled, absent extraordinary circumstances, if the Firm does not meet a 15% Cumulative Return on Tangible Common Equity over the period 2013, 2014 and 2015 (the sum of the Firm’s reported net income for all three years, divided by reported year-end tangible equity averaged over the three years).
For SARs granted in 2013, unexercisable SARs may be cancelled or deferred if the CEO determines that such action is appropriate under the above performance determination condition. Any determination with respect to these RSU and SAR provisions is subject to ratification by (and for an award to the CEO would be made by) the Compensation and Management Development Committee.
In addition to formal recovery provisions and protection-based vesting, the Compensation & Management Development Committee believes that inappropriate risk-taking is also discouraged by management and compensation practices we have long employed. Employee performance is subject to frequent assessment, and we retain the flexibility to reduce current year incentives. Where warranted, individuals may be terminated for cause and may be required to forfeit unvested awards, with certain previously distributed shares also subject to recovery.
There are no golden parachutes or special severance plans –

•	No golden parachutes for any executives.

•	No employment contracts other than occasional exceptions upon hire [1]. No change-in-control agreements.

•	No special severance programs for Operating Committee members; the Firm’s policy limits severance to a maximum of 52 weeks salary based on years of service.

•
Equity award terms provide that awards continue to vest on the original schedule, without acceleration and subject to additional restrictions, for employees who have resigned and meet the Firm’s full-career eligibility requirements.

There are no special executive benefits –

•	No pension credits for incentives.

•	No 401(k) Savings Plan matching contributions for any senior executive.

•	No special medical, dental, insurance or disability benefits for executives. The higher an executive’s compensation, the higher the premiums they pay.

•	No private club dues, car allowances, financial planning, tax gross-ups for benefits.

•	Voluntary deferred compensation program is limited to a maximum individual contribution of $1 million annually, with a $10 million lifetime cap for cash deferrals made after 2005.
The Firm reports the cost of Mr. Dimon’s personal use of the Firm’s aircraft and cars and the cost of residential security services. The Firm requires such use as a matter of security protection for Mr. Dimon and does not view these items as special executive benefits.
Talent management, development and succession planning – As part of our resolve to focus on long-term sustained value, we look to ensure that we are developing leaders for the future. We have introduced a disciplined process of talent reviews focused on thorough assessments, enhanced executive development programs and rotations of top executives to prepare them for greater responsibility. We are committed to having a strong pipeline to deal with succession for our Operating Committee, including the CEO position. Turnover within the Operating Committee in 2012 was higher than normal due to specific succession planning and executive development objectives set by the Board several years ago, the reorganization of the Firm to better serve our customers and clients, as well as to gain operating efficiencies, and the events of the CIO.
At least annually the independent directors make an evaluation of the Chairman and Chief Executive Officer, normally in connection with a review of executive officer annual compensation. Succession planning is also considered at least annually by the independent directors with the Chief Executive Officer. The Compensation & Management Development Committee regularly discusses management development and provides updates to the full Board.

____________________

1	Some jurisdictions outside the U.S. require that employees be provided a document that sets out the basic terms of that employment which may be referred to as an employment agreement.

28	JPMorgan Chase & Co./ 2013 Proxy Statement

Compensation & Management Development Committee report
The Compensation & Management Development Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management.
Based on such review and discussion with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2012. This report is provided as of March 19, 2013, by the following independent directors, who comprise the Compensation & Management Development Committee:
Lee R. Raymond (Chairman)
Stephen B. Burke
William C. Weldon

The Compensation Discussion and Analysis is intended to describe our 2012 performance, the compensation decisions for our Named Executive Officers and the Firm’s philosophy and approach to compensation. The following tables at pages 30-36 present additional information required in accordance with SEC rules, including the Summary compensation table.

JPMorgan Chase & Co./ 2013 Proxy Statement	29

Executive compensation tables
The following tables and related narratives present the compensation for our Named Executive Officers in the format specified by the SEC. The below table does not reflect equity awards made in 2013 for 2012 performance. The table of Salary and incentive compensation at page 23 shows how the Compensation & Management Development Committee viewed compensation actions.
I. Summary compensation table (SCT)

Name and principal position	Year	Salary ($) [1]	Bonus ($) [2]		Stock awards ($) [3]	Option awards ($) [3]	Change in pension value and non- qualified deferred compen-sation earnings ($) [4]	All other compen- sation ($)		Total ($)
James Dimon	2012	$1,500,000	$0		$12,000,000	$5,000,000	$46,993	$170,020	[5]	$18,717,013
Chairman and CEO	2011	1,416,667	4,500,000		12,000,000	5,000,000	45,471	143,277		23,105,415
	2010	1,000,000	5,000,000		7,952,400	6,244,300	39,965	579,624		20,816,289
Douglas L. Braunstein	2012	750,000	2,125,000		4,350,000	1,500,000	1,812,984	0		10,537,984
Vice Chairman (Former Chief Financial Officer)	2011	720,833	2,900,000		5,760,000	2,016,900	1,640,092	0		13,037,825
	2010	383,333	3,840,000		10,080,000	934,100	1,431,272	0		16,668,705
Mary Callahan Erdoes	2012	750,000	4,900,000		7,050,000	2,000,000	45,836	0		14,745,836
CEO Asset Management	2011	729,167	4,700,000		6,900,000	3,025,400	38,352	0		15,392,919
	2010	483,333	4,600,000		4,677,900	1,101,900	29,485	0		10,892,618
Daniel E. Pinto [6,7]	2012	751,631	8,125,000	[8]	7,145,400	730,000	0	257,766	[9]	17,009,797
Co-CEO Corporate & Investment Bank
Matthew E. Zames [6]	2012	750,000	6,100,000		9,012,000	730,000	12,301	0		16,604,301
Co-Chief Operating Officer

1	Salary reflects the actual amount paid in each year.

2	Includes amounts awarded, whether paid or deferred. Cash incentive compensation reflects compensation for the period presented, which was awarded in the following year.

3
Includes amounts awarded during the year shown. Amounts are the fair value on the grant date (or, if no grant date was established, on the award date). The Firm’s accounting for employee stock-based incentives (including assumptions used to value employee stock options and SARs) granted during the years ended December 2012, 2011 and 2010 is described in Note 10 to the Firm’s Consolidated Financial Statements in the 2012 Annual Report at pages 241–243.

4
Amounts are the aggregate change in the actuarial present value of the accumulated benefits under all defined benefit and actuarial pension plans (including supplemental plans) for the respective years shown. Amounts shown also include earnings in excess of 120% of the applicable federal rate on deferred compensation balances where the rate of return is not calculated in the same or in a similar manner as earnings on hypothetical investments available under the Firm’s qualified plans: Mr. Braunstein, $1,580,231, $1,431,889 and $1,296,173, in 2012, 2011 and 2010, respectively.

5
The All other compensation column for Mr. Dimon includes: $64,437 for personal use of aircraft; $37,113 for personal use of cars; $68,379 for the cost of residential and related security paid by the Firm; and $91 for the cost of life insurance premiums paid by the Firm (for basic life insurance coverage equal to one times salary up to a maximum of $100,000, which program covers all benefit-eligible employees).

Incremental costs are determined as follows:

•
Aircraft: operating cost per flight hour for the aircraft type used, developed by an independent reference source, including fuel, fuel additives and lubricants; landing and parking fees; crew expenses; small supplies and catering; maintenance, labor and parts; engine restoration costs; and a maintenance service plan.

•
Cars: annual lease valuation of the assigned cars; annual insurance premiums; fuel expense; estimated annual maintenance; and annual drivers’ compensation, including salary, overtime, benefits and bonus. The resulting total is allocated between personal and business use based on mileage.

6	Mr. Pinto and Mr. Zames were not Named Executive Officers in 2011 and 2010.

7
Mr. Pinto is located in London and his annual salary is designated as £475,000, paid monthly. The blended applicable spot rate used to convert Mr. Pinto’s salary to U.S. dollars for the twelve months in 2012 was 1.58238 U.S. dollars per pound sterling.

8	Under rules applicable in the U.K., a portion (60%) of Mr. Pinto’s cash bonus shown in this table was deferred, with half of the deferred

30	JPMorgan Chase & Co./ 2013 Proxy Statement

amount payable at the end of 18 months and the balance payable at the end of three years. Such mandatory deferral is subject to terms and conditions similar to those for RSUs. Until paid, such amounts accrue interest.

9
The All other compensation column for Mr. Pinto includes: $21,433 in employer contributions to a non U.S. defined contribution plan and $236,333 for interest accrued on balances from mandatory bonus deferrals prior to 2013. During 2012, the applicable rate of interest on mandatory deferral balances was 2.75% for the first six months and 2.17% for the last six months of 2012.

II. 2012 Grants of plan-based awards 1
The following table shows grants of plan-based awards made in 2012 for the 2011 performance year.

Name	Grant date	Approval date	Stock awards	Option awards			Grant date fair value ($)
			Number of shares of stock or units (#) [2]	Number of securities underlying options (#) [3]	Exercise price ($/Sh)	Closing price on option grant date ($/Sh)
James Dimon	1/18/2012	1/17/2012	337,032				$12,000,000
	1/18/2012	1/17/2012		562,430	$35.61	$36.54	5,000,000
Douglas L. Braunstein	1/18/2012	1/17/2012	122,174				4,350,000
	1/18/2012	1/17/2012		168,729	35.61	36.54	1,500,000
Mary Callahan Erdoes	1/18/2012	1/17/2012	198,006				7,050,000
	1/18/2012	1/17/2012		224,972	35.61	36.54	2,000,000
Daniel E. Pinto	1/18/2012	1/17/2012	200,684				7,145,400
	1/18/2012	1/17/2012		82,115	35.61	36.54	730,000
Matthew E. Zames	1/18/2012	1/17/2012	253,111				9,012,000
	1/18/2012	1/17/2012		82,115	35.61	36.54	730,000

1
Effective January 17, 2013, the Firm awarded RSU awards and stock-settled SARs as part of the 2012 annual incentive compensation. Because these awards were granted in 2013, they do not appear in this table, which is required to include only equity awards actually granted during 2012. These awards are reflected in the “Salary and incentive compensation” table at page 23.

2
For all Named Executive Officers except Mr. Pinto, the RSUs vest in two equal installments on January 13, 2014 and 2015. For Mr. Pinto, 84,374 RSUs vested on the grant date, 58,155 RSUs vest on July 25, 2013 and 58,155 RSUs vest on January 13, 2015; these RSUs are subject to a 6-month hold period post-vesting. Each RSU represents the right to receive one share of common stock on the vesting date and non-preferential dividend equivalents, payable in cash, equal to any dividends paid during the vesting period. RSUs have no voting rights.

3	These SARs will become exercisable 20% per year over the five-year period from the date of grant. Shares resulting from exercise must be held at least five years from the grant date.

JPMorgan Chase & Co./ 2013 Proxy Statement	31

III. Outstanding equity awards at fiscal year-end 2012
The following table shows the number of shares of the Firm’s common stock underlying (i) exercisable and unexercisable stock options and SARs and (ii) RSUs that had not yet vested held by the Firm’s Named Executive Officers on December 31, 2012.

	Option awards						Stock awards
Name	Number of securities underlying unexercised options: # exercisable [1]	Number of securities underlying unexercised options: # unexercisable [1]	Option exercise price ($)	Option expiration date	Option grant date [2]		Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) [1]	Stock award grant date [2]
James Dimon
	600,481	—	$37.47	1/20/2015	1/20/2005	[a]	—
	—	2,000,000	39.83	1/22/2018	1/22/2008	[b]	—
	225,424	338,138	43.20	1/20/2020	2/3/2010	[c]	97,852		2/3/2010	[a]
	73,475	293,902	47.73	2/16/2021	2/16/2011	[c]	251,415		2/16/2011	[a]
	—	562,430	35.61	1/18/2022	1/18/2012	[c]	337,032		1/18/2012	[a]
Total awards (#)	899,380	3,194,470					686,299	$30,176,567
Market value of in-the-money options ($)	$4,076,703	$13,242,281
Douglas L. Braunstein
	100,000	—	$34.78	10/20/2015	10/20/2005	[d]	—
	200,000	—	45.79	10/18/2017	10/18/2007	[c]	—
	120,000	120,000	19.49	1/20/2019	1/20/2009	[c]	—
	30,000	45,000	43.20	1/20/2020	1/20/2010	[c]	116,681		1/20/2010	[a]
	30,769	123,078	44.29	1/19/2021	1/19/2011	[c]	130,067		1/19/2011	[a]
	—	168,729	35.61	1/18/2022	1/18/2012	[c]	122,174		1/18/2012	[a]
Total awards (#)	480,769	456,807					368,922	$16,221,500
Market value of in-the-money options ($)	$3,879,700	$4,382,824
Mary Callahan Erdoes
	100,000	—	$34.78	10/20/2015	10/20/2005	[d]	—
	200,000	—	46.79	10/19/2016	10/19/2006	[d]	—
	200,000	—	45.79	10/18/2017	10/18/2007	[c]	—
	300,000	200,000	19.49	1/20/2019	1/20/2009	[c]	—
	39,780	59,673	43.20	1/20/2020	2/3/2010	[c]	57,560		2/3/2010	[a]
	46,154	184,616	44.29	1/19/2021	1/19/2011	[c]	155,809		1/19/2011	[a]
	—	224,972	35.61	1/18/2022	1/18/2012	[c]	198,006		1/18/2012	[a]
Total awards (#)	885,934	669,261					411,375	$18,088,159
Market value of in-the-money options ($)	$8,293,631	$6,822,714

32	JPMorgan Chase & Co./ 2013 Proxy Statement

	Option awards						Stock awards
Name	Number of securities underlying unexercised options: # exercisable [1]	Number of securities underlying unexercised options: # unexercisable [1]	Option exercise price ($)	Option expiration date	Option grant date [2]		Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) [1]	Stock award grant date [2]
Daniel E. Pinto
	50,000	—	$34.78	10/20/2015	10/20/2005	[d]	—
	100,000	—	46.79	10/19/2016	10/19/2006	[d]	—
	200,000	—	45.79	10/18/2017	10/18/2007	[c]	—
	300,000	200,000	19.49	1/20/2019	1/20/2009	[c]	—
	34,000	51,000	43.20	1/20/2020	1/20/2010	[c]	133,934		1/20/2010	[a]
	15,000	60,000	44.29	1/19/2021	1/19/2011	[c]	48,860		1/19/2011	[e]
	—	82,115	35.61	1/18/2022	1/18/2012	[c]	116,310		1/18/2012	[e]
Total awards (#)	699,000	393,115					299,104	$13,151,603
Market value of in-the-money options ($)	$7,829,680	$5,621,751
Matthew E. Zames
	50,000	—	$46.79	10/19/2016	10/19/2006	[d]	—
	100,000	—	45.79	10/18/2017	10/18/2007	[c]	—
	—	200,000	19.49	1/20/2019	1/20/2009	[c]	—
	34,000	51,000	43.20	1/20/2020	1/20/2010	[c]	134,044		1/20/2010	[a]
	15,000	60,000	44.29	1/19/2021	1/19/2011	[c]	218,472		1/19/2011	[a]
	—	82,115	35.61	1/18/2022	1/18/2012	[c]	253,111		1/18/2012	[a]
Total awards (#)	199,000	393,115					605,627	$26,629,419
Market value of in-the-money options ($)	$26,180	$5,621,751

1	Value based on $43.97, the closing price per share of our common stock on December 31, 2012.

2	The awards set forth in the table have the following vesting schedules:

a	2 equal installments in years 2 and 3

b
In January 2008, the Firm awarded Mr. Dimon up to 2 million SARs. The terms of this award are distinct from, and more restrictive than, other equity grants periodically awarded by the Firm. Effective January 2013, the Compensation Committee and Board of Directors determined that, while all the requirements for vesting of these awards have been met, vesting should be deferred for a period of up to 18 months (i.e. up to July 22, 2014), to enable the Firm to make progress against the Firm’s strategic priorities and performance goals, including remediation relating to the CIO matter. The SARs, which have a 10-year term, will become exercisable no earlier than July 22, 2014, and have an exercise price of $39.83 (the price of JPMorgan Chase common stock on the date of the grant). Vesting will be subject to a Board determination taking into consideration the extent of such progress and such other factors as it deems relevant. The expense related to this award is dependent on changes in fair value of the SARs through the date at which the award is finalized, and the cumulative expense is recognized ratably over the service period, which was initially assumed to be five years but, effective in the first quarter of 2013, has been extended to six and one-half years. The Firm recognized $5 million, $(4) million and $4 million in compensation expense in 2012, 2011 and 2010, respectively, for this award.

c	5 equal installments in years 1, 2, 3, 4 and 5

d	3 equal installments in years 3, 4 and 5

e	2 equal installments in 18 months and 36 months

JPMorgan Chase & Co./ 2013 Proxy Statement	33

IV. 2012 Option exercises and stock vested table
The following table shows the number of shares acquired and the value realized during 2012 upon the exercise of stock options and the vesting of RSUs previously granted to each of the Named Executive Officers. The option exercise for Mr. Dimon was of options scheduled to expire in 2012.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) [1]	Number of shares acquired on vesting (#)	Value realized on vesting ($) [2]
James Dimon	462,000	$4,312,909	97,852	$3,476,192
Douglas L. Braunstein	—	—	188,531	6,697,564
Mary Callahan Erdoes	—	—	139,675	4,961,954
Daniel E. Pinto	—	—	380,115	13,490,547
Matthew E. Zames	100,000	1,752,000	246,951	8,772,934

1
Values were determined by multiplying the number of shares of our common stock to which the exercise of the options related by the difference between the per-share fair market value of our common stock on the date of exercise and the exercise price of the options.

2	Values were determined by multiplying the number of shares or units, as applicable, that vested by the per-share fair market value of our common stock on the vesting date.
V. 2012 Pension benefits
The table below quantifies the retirement benefits expected to be paid to our Named Executive Officers under the Firm’s current retirement plans and plans closed to new participants. The terms of the plans are described below the table. No payments were made under these plans during 2012.

Name	Plan name	Number of years of credited service (#)	Present value of accumulated benefit ($)
James Dimon	Retirement Plan	12	$117,993
	Excess Retirement Plan	12	349,003
Douglas L. Braunstein	Retirement Plan	15	199,755
	Excess Retirement Plan	15	12,724
	Executive Retirement Plan	10	836,276
Mary Callahan Erdoes	Retirement Plan	16	236,007
	Excess Retirement Plan	16	24,059
Daniel E. Pinto	—	—	—
Matthew E. Zames	Retirement Plan	8	51,486
Retirement Plan — This is a qualified noncontributory U.S. defined benefit pension plan that provides benefits to substantially all U.S. employees. The plan employs a cash balance formula, in the form of pay and interest credits, to determine the benefits to be provided at retirement, based upon eligible salary and years of service. The valuation method and all material assumptions used to calculate the amounts above are consistent with those reflected in Note 9 to the Firm’s Consolidated Financial Statements in the 2012 Annual Report at page 231–240. Employees begin to accrue plan benefits after completing one year of service, and benefits generally vest after three years of service. Pay credits are equal to a percentage (ranging from 3% to 5%) of base salary up to $100,000, based on years of service. Interest credits generally equal the yield on one-year U.S. Treasury bills plus one percent (subject to a minimum of 4.5%). Account balances include the value of benefits earned under prior heritage company plans, if any. Benefits are payable as an actuarially equivalent lifetime annuity with survivorship rights (if married) or optionally under a variety of other payment forms, including a single-sum distribution. As of December 31, 2012, the Named Executive Officers were earning the following pay credit percentages: Mr. Dimon, 4%; Mr. Braunstein, 4%; Ms. Erdoes, 4%; and Mr. Zames, 3%. Mr. Pinto is not eligible to participate in U.S. benefit plans.
Legacy Plans — The following plans are closed to new participants:
Excess Retirement Plan — Benefits were determined under the same terms and conditions as the Retirement Plan, but reflecting base salary in excess of IRS limits up to $1 million and benefit amounts in excess of IRS limits. Benefits are generally payable in a lump sum in the year following termination. Accruals under the plan were discontinued as of May 1, 2009.

34	JPMorgan Chase & Co./ 2013 Proxy Statement

Executive Retirement Plan — Benefits were equal to a fixed dollar amount credited for each year of participation based on salary grade. Benefits are payable as a lifetime annuity with survivorship rights (if married). Participation was contingent upon the employee entering into an agreement to obtain life insurance, with the Firm as beneficiary following retirement. Benefits are paid unreduced at age 60 to participants who terminate on or after age 55 with at least five years of service or on or after age 50 with at least 20 years of service.
Present value of accumulated benefits — Present values in the 2012 Pension benefits table are based on certain assumptions, some of which are disclosed in Note 9 to the Firm’s Consolidated Financial Statements in the 2012 Annual Report at page 231–240. Key assumptions include the discount rate (3.90%); interest rates (5.00% crediting to project cash balances; 3.20% to convert annuities to lump sums) and mortality rates (for the present value of annuities, the RP 2000 combined white-collar mortality table projected to 2020; for lump sums, the UP94 mortality table projected to 2002, with 50%/50% male/female weighting). We assumed benefits would commence at normal retirement date or unreduced retirement date, if earlier. Benefits paid from the Retirement Plan prior to age 62 were assumed to be paid as single-sum distributions; benefits paid on or after age 62 were assumed to be paid either as single-sum distributions (with probability of 66.7%) or life annuities (with probability of 33.3%). Benefits from the Excess Retirement Plan are paid as single-sum distributions. Benefits from the Executive Retirement Plan were assumed to be paid as life annuities. No death or other separation from service was assumed prior to retirement date.
VI. 2012 Non-qualified deferred compensation
The Deferred Compensation Plan allows eligible participants to defer their annual cash incentive compensation awards on a before-tax basis up to a maximum of $1 million. A lifetime $10 million cap applies to deferrals of cash made after 2005. No deferral elections have been permitted relative to equity awards since 2006. During 2012, there were no contributions made by the Firm nor contributions made or withdrawals or distributions received by the Named Executive Officers.

Name	Aggregate earnings (loss) in last fiscal year ($) [1]	Aggregate balance at last fiscal year–end ($)
James Dimon	$573	$139,085
Douglas L. Braunstein	2,074,288	25,735,166	[2]
Mary Callahan Erdoes	—	—
Daniel E. Pinto	479	18,155
Matthew E. Zames	—	—

1
The Deferred Compensation Plan allows participants to direct their deferrals among several investment choices, including JPMorgan Chase common stock; an interest income fund and the JPMorgan Chase general account of Prudential Insurance Company of America; and Hartford funds indexed to fixed income, bond, balanced, S&P 500, Russell 2000 and international portfolios. In addition, there are balances in deemed investment choices from heritage company plans that are no longer open to new deferrals including: Deferred Supplemental Income Benefit (“DSIB”) and a private equity alternative.

Investment returns in 2012 for the following investment choices were: Short-Term Fixed Income, 2.22%; Interest Income, 3.29%; Barclays Capital U.S. Aggregate Bond Index, 4.20%; Balanced Portfolio, 10.10%; S&P 500 Index, 15.95%; Russell 2000 Index, 16.28%; International, 20.14%; and JPMorgan Chase common stock, including dividend equivalents, 36.14%.
Investment returns for the following investment choices, which are closed to new participants and do not permit new deferrals, are dependent upon the years in which a participant directed deferrals into such investment choices. Of the Named Executive Officers only Mr. Braunstein had balances in these investment choices and rates of return were: Mr. Braunstein: DSIB, 8.77%.
The Supplemental Savings and Investment Plan (“SSIP”) is a heritage plan applicable to former Bank One employees which is closed to new participants and does not permit new deferrals. It functions similarly to the Deferred Compensation Plan. The investment return in 2012 for Short-Term Fixed Income was 0.41%.
Beginning with deferrals credited January 2005, participants were required to elect to receive distribution of the deferral balance beginning either following retirement or termination or in a specific year but no earlier than the second anniversary of the date the deferral would otherwise have been paid. If retirement or termination were elected, payments will commence during the calendar year following retirement or termination. Participants may elect the distribution to be lump sum or annual installments for a maximum of 15 years. With respect to deferrals made after December 31, 2005, account balances are automatically paid as a lump sum in the year following termination if employment terminates prior to the participant attaining 15 years of service.

2	Includes Mr. Braunstein’s interest in DSIB. Had Mr. Braunstein commenced payment of his DSIB benefit at year-end 2012, he would have been entitled to an annual annuity of $3,833,443 for fifteen years.

JPMorgan Chase & Co./ 2013 Proxy Statement	35

VII. 2012 Potential payments upon termination or change in control
All of the U.S.-based Named Executive Officers are “at will” employees of the Firm. They do not have employment agreements or change in control agreements and do not have benefits or equity awards that are triggered or accelerated upon a change in control or termination of employment. Mr. Pinto has terms of employment set out in an agreement that reflects applicable U.K. standards.
Ms. Erdoes and Messrs. Dimon, Braunstein and Zames are covered under the Firm’s broad-based U.S. Severance Pay Plan. Benefits under the Severance Pay Plan are based on an employee’s base salary and service on termination of employment, and employees remain eligible for coverage at active employee rates under certain of the Firm’s employee welfare plans (such as medical and dental) for up to six months after their employment terminates. Mr. Pinto is covered under the Firm’s U.K. discretionary redundancy policy which provides for a lump sum payment on termination based on base salary, subject to a cap of £275,000 and length of service. In addition, in the event of termination by the Firm for reasons other than cause, executives may be considered, at the discretion of the Firm, for a cash payment in lieu of an annual incentive compensation award, taking into consideration all circumstances the Firm deems relevant, including the circumstances of the executive’s leaving and the executive’s contributions to the Firm over his or her career. Severance benefits and any such discretionary payment are subject to execution of a release in favor of the Firm and certain post-termination employment and other restrictions that remain in effect for at least one year after termination.
The following table describes and quantifies the benefits and compensation to which the Named Executive Officers would have been entitled under existing plans and arrangements if their employment had terminated on December 31, 2012, based on their compensation and service on that date. The amounts shown in the table do not include other payments and benefits available generally to salaried employees upon termination of employment, such as accrued vacation pay, distributions from the 401(k) Savings Plan, pension and deferred compensation plans, or any death, disability or post-retirement welfare benefits available under broad-based employee plans. For information on the pension and deferred compensation plans, see Table V, 2012 Pension benefits and Table VI, 2012 Non-qualified deferred compensation. Such tables also do not show the value of vested stock options and SARs which are listed on Table III, Outstanding equity awards at fiscal year-end 2012.
The following table shows the value of unvested RSUs and stock options and SARs that would vest on the executive’s termination of employment or continue to vest following termination, based on the closing price of our common stock on December 31, 2012. (On a per share basis, for RSUs this is the closing price of the underlying share on that date, regardless of the remaining vesting period, and for stock options and SARs it is the closing price of our common stock price on December 31, 2012 minus the exercise price of the options and SARs.)

Name	Termination reason	Severance and other ($) [1]	Acceleration/Continuation of awards
			Option awards ($) [2]	Stock awards ($) [2]	Other deferred awards ($) [3]
James Dimon	Involuntary without cause	$300,000	$1,027,171	$30,176,567	$—
	Disability/Death/Resignation	—	2,054,343	30,176,567	—
Douglas L. Braunstein	Involuntary without cause	369,231	293,658	16,221,500	—
	Disability/Death/Resignation	—	587,325	16,221,500	—
Mary Callahan Erdoes	Involuntary without cause	376,923	391,466	18,088,159	—
	Disability/Death/Resignation	—	782,932	18,088,159	—
Daniel E. Pinto	Involuntary without cause	447,521	150,386	13,151,603	7,787,545
	Disability/Death/Resignation	—	300,773	13,151,603	—
Matthew E. Zames	Involuntary without cause	184,615	150,386	26,629,419	—
	Disability/Death	—	300,773	26,629,419	—
	Resignation	—	—	—	—

1
Amounts shown represent severance under the Firm’s broad-based U.S. Severance Pay Plan or the U.K. discretionary redundancy policy in the case of Mr. Pinto. Base salary greater than $400,000 per year is disregarded for purposes of determining Eligible Compensation.

2
For employees in good standing who have resigned and have met “full-career eligibility” or other acceptable criteria, awards continue to vest over time on their original schedule. The awards shown represent RSUs and SARs that would continue to vest because the Named Executive Officers, other than Matthew E. Zames, have met the full-career eligibility criteria. The awards are subject to continuing post-employment obligations to the Firm during this period.

3
Amounts shown represent balances as of December 31, 2012, under the mandatory deferral of cash bonus applicable to Mr. Pinto under U.K. rules as described in Note 8 to the Summary compensation table at page 30. For employees in good standing who have resigned and have met “full-career eligibility” or other acceptable criteria, mandatory cash deferral awards continue to vest over time on their original schedule; such awards would continue to vest because Mr. Pinto has met the full-career eligibility criteria. The mandatory cash deferral awards are subject to continuing post-employment obligations to the Firm during this period.

36	JPMorgan Chase & Co./ 2013 Proxy Statement

Additional information about our directors and executive officers
Section 16(a) beneficial ownership reporting compliance
Our directors and executive officers filed reports with the SEC indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based on this review, we believe that during 2012 each of our directors and executive officers has complied with applicable reporting requirements for transactions in our equity securities, except for a late filing due to administrative error to report shares acquired from exercise of SARs by Mr. John L. Donnelly.
Policies and procedures for approval of related persons transactions
The Firm has adopted a written Transactions with Related Persons Policy (the “Policy”) which sets forth the Firm’s policies and procedures for reviewing and approving transactions with related persons – basically its directors, executive officers, 5% shareholders, and their immediate family members. The transactions covered by the Policy include any financial transaction, arrangement or relationship in which the Firm is a participant, the related person has or will have a direct or indirect material interest, and the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year.
After becoming aware of any transaction which may be subject to the Policy, the related person is required to report all relevant facts with respect to the transaction to the General Counsel of the Firm. Upon determination by the General Counsel that a transaction requires review under the Policy, the material facts respecting the transaction and the related person’s interest in the transaction are provided, in the case of directors, to the Governance Committee and, in the case of executive officers and 5% shareholders, to the Audit Committee.
The transaction is then reviewed by the disinterested members of the applicable committee, which then determines whether approval or ratification of the transaction shall be granted. In reviewing a transaction, the applicable committee considers facts and circumstances which it considers relevant to its determination. Material facts may include management’s assessment of the commercial reasonableness of the transaction, the materiality of the related person’s direct or indirect interest in the transaction, whether the transaction may involve an actual or the appearance of a conflict of interest, and, if the transaction involves a director, the impact of the transaction on the director’s independence.
Certain types of transactions are pre-approved in accordance with the terms of the Policy. These include transactions in the ordinary course of business involving financial products and services provided by, or to, the Firm, including loans, provided such transactions are in compliance with the Sarbanes-Oxley Act of 2002, Federal Reserve Board Regulation O and other applicable laws and regulations.
Transactions with directors and executive officers and 5% shareholders
Our directors and executive officers, and some of their immediate family members and affiliated entities, and BlackRock, beneficial owner of more than 5% of our outstanding common stock, were customers of, or had transactions with, JPMorgan Chase or our banking or other subsidiaries in the ordinary course of business during 2012. Additional transactions may be expected to take place in the future. Any outstanding loans to directors, executive officers, and their immediate family members and affiliated entities, and to BlackRock and any transactions involving other financial products and services provided by the Firm such as banking, brokerage, investment, investment banking, and financial advisory products and services to such persons and entities were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons and entities not related to the Firm, and did not involve more than normal risk of collectibility or present other unfavorable features.
The fiduciary committees for the JPMorgan Chase Retirement Plan and the JPMorgan Chase 401(k) Savings Plan (each a “Plan”) entered into an Investment Management Agreement with BlackRock giving them discretionary authority to manage certain assets on behalf of each Plan. Pursuant to this agreement, fees of $4.4 million were paid by the Plans to BlackRock for 2012.

JPMorgan Chase & Co./ 2013 Proxy Statement	37

In 2002, certain senior executives of Bank One Corporation were given an opportunity to invest on an unleveraged, after-tax basis in a limited liability company that invested in the private equity investments made by One Equity Partners (“OEP”), a subsidiary of Bank One. Similarly, in 2005 and again in 2007, approximately 3,000 JPMorgan Chase employees were given an opportunity to invest on an unleveraged, after-tax basis in limited partnerships that invest in the private equity investments made by OEP, a subsidiary of the Firm.
Mr. Dimon (then CEO) was not permitted to participate in the 2002 Bank One offering. Mr. Dimon and Mr. Michael J. Cavanagh (then CFO) were not permitted to participate in the 2005 offering, and Messrs. Dimon, Cavanagh and Cutler (General Counsel) were not permitted to participate in the 2007 offering. All of the Firm’s other senior executives were given this investment opportunity.
All investments made by such partnerships are made over a multi-year period on a pro rata basis with all private equity investments made by OEP, in the same class of securities and on substantially the same terms and conditions. Accordingly, such partnerships exercise no discretion over whether or not to participate in or dispose of any particular investment. Distributions, consisting of return of capital and realized gain, to the Firm’s executive officers and persons who were executive officers during 2012 who invested in such partnerships, that exceeded $120,000 in 2012 were: Frank J. Bisignano: $133,097; Jay P. Mandelbaum: $165,849; and Barry L. Zubrow: $292,292.
Certain directors and executive officers have family members who are employed by the Firm, and the family members are provided compensation and benefits in accordance with the Firm’s employment and compensation practices applicable to employees holding comparable positions. These family members do not share a household with the related director or executive officer and are not executive officers of the Firm. The father of Mr. Dimon has been employed by the Firm as a broker since 2009, and for 2012 received compensation of $1,599,616, including annual salary, commissions, and an equity award. A sibling of Mr. Braunstein has been employed by the Firm since 2002, currently as an equity research analyst, and for 2012 received compensation of $1,650,000, including annual salary and incentive awards, part of which was received in the form of equity.
Compensation & Management Development Committee interlocks and insider participation
The members of the Compensation Committee are listed at page 29. No member of the Compensation Committee is or ever was a JPMorgan Chase officer or employee. No JPMorgan Chase executive officer is, or was during 2012, a member of the board of directors or compensation committee (or other committee serving an equivalent function) of another company that has, or had during 2012, an executive officer serving as a member of our Board or Compensation Committee. All of the members of the Compensation Committee, and some of their immediate family members and affiliated entities, were customers of or had transactions with JPMorgan Chase or our banking or other subsidiaries in the ordinary course of business during 2012. Additional transactions may be expected to take place in the future. Any outstanding loans to the directors and their immediate family members and affiliated entities, and any transactions involving other financial products and services provided by the Firm such as banking, brokerage, investment, investment banking and financial advisory products and services to such persons and entities were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons and entities not related to the Firm, and did not involve more than the normal risk of collectibility or present other unfavorable features.

38	JPMorgan Chase & Co./ 2013 Proxy Statement

Audit Committee report
Three non-management directors comprise the Audit Committee of the Board of Directors of JPMorgan Chase. The Board has determined that each member of our Committee has no material relationship with the Firm under the Board’s director independence standards and that each is independent under the listing standards of the New York Stock Exchange, where the Firm’s securities are listed, and under the U.S. Securities and Exchange Commission’s (“SEC”) standards relating to the independence of audit committees.
The Committee operates under a written charter adopted by the Board. We annually review our written charter and our practices. We have determined that our charter and practices are consistent with the listing standards of the New York Stock Exchange and the provisions of the Sarbanes-Oxley Act of 2002.
Management is responsible for the Firm’s internal control over financial reporting, the financial reporting process and the Firm’s Consolidated Financial Statements. PricewaterhouseCoopers LLP (“PwC”), the Firm’s independent registered public accounting firm, is responsible for performing an independent audit of JPMorgan Chase’s Consolidated Financial Statements and of the effectiveness of internal control over financial reporting in accordance with auditing standards promulgated by the Public Company Accounting Oversight Board (“PCAOB”). The Firm’s Internal Audit Department, under the direction of the General Auditor, reports directly to the Audit Committee (and administratively to the CEO) and is responsible for preparing an annual audit plan and conducting internal audits intended to evaluate the Firm’s internal control structure and compliance with applicable regulatory requirements. The Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, we met and held discussions with each of the Firm’s management and internal auditors and with PwC. Management represented to us that JPMorgan Chase’s Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). We reviewed and discussed the Firm’s Consolidated Financial Statements with management and PwC. We also discussed with PwC the matters required to be discussed by PCAOB AU Section 380 (Communication with Audit Committees).
PwC provided us the written disclosures and the letter required by PCAOB’s Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence), and we discussed and confirmed with PwC their independence. We have determined that PwC’s provision of non-audit services is compatible with their independence. All of the fees paid to and the services performed by PwC for the year 2012 were approved by us.
Based on our discussions with the Firm’s management, internal auditors and PwC, as well as our review of the representations of management and PwC’s report to us, we recommended to the Board, and the Board approved, including the audited Consolidated Financial Statements in JPMorgan Chase’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC. Subject to shareholder ratification, we also approved the appointment of PwC as JPMorgan Chase’s independent registered public accounting firm for 2013.
Dated as of March 19, 2013
Audit Committee
Laban P. Jackson, Jr. (Chairman)
James A. Bell
Crandall C. Bowles

JPMorgan Chase & Co./ 2013 Proxy Statement	39

Proposal 2 — Ratification of independent registered public accounting firm
The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”), 300 Madison Avenue, New York, New York 10017, as the Firm’s independent registered public accounting firm to audit the Consolidated Financial Statements of JPMorgan Chase and its subsidiaries for the year ending December 31, 2013. A resolution will be presented at the meeting to ratify PwC’s appointment. If the shareholders do not ratify the appointment of PwC, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee.
A member of PwC will be present at the annual meeting, and will have the opportunity to make a statement and be available to respond to appropriate questions by shareholders.
The Board of Directors recommends that shareholders vote FOR ratification of the appointment of PwC as the Firm’s independent registered public accounting firm.
Fees paid to PricewaterhouseCoopers LLP
Aggregate fees for professional services rendered for JPMorgan Chase by PwC for the years ended December 31, 2012 and 2011, were:

($ in millions)	2012	2011
Audit	$59.5	$56.1	[1]
Audit-related	24.1	23.4	[1]
Tax	8.9	7.5
All other	—	0.4
Total	$92.5	$87.4

1	Certain fees for 2011 have been reclassified between Audit and Audit-related to conform with the 2012 presentation.
Excluded from 2012 and 2011 amounts are Audit, Audit-related, and Tax fees aggregating $28.6 million and $25.0 million, respectively, paid to PwC by private equity funds, commingled trust funds and special purpose vehicles that are managed or advised by subsidiaries of JPMorgan Chase but are not consolidated with the Firm.
Audit fees — Audit fees for the years ended December 31, 2012 and 2011, were $40.3 million and $36.6 million, respectively, for the annual audit and quarterly reviews of the Consolidated Financial Statements and for the annual audit of the Firm’s internal control over financial reporting, and $19.2 million and $19.5 million, respectively, for services related to statutory/subsidiary audits, attestation reports required by statute or regulation, and comfort letters and consents related to SEC filings.
Audit-related fees — Audit-related fees are comprised of assurance and related services that are traditionally performed by the independent registered public accounting firm. These services include attestation and agreed-upon procedures that are not required by statute or regulation which address accounting, reporting and control matters. These services are normally provided by PwC in connection with the recurring audit engagement.
Tax fees — Tax fees for 2012 and 2011 were $3.0 million and $3.5 million, respectively, for tax compliance and tax return preparation services, and $5.9 million and $4.0 million, respectively, for other tax services. Such tax return compliance services include Bear Stearns expatriate employee tax compliance and tax return preparation, which had been specifically approved by JPMorgan Chase’s Audit Committee in 2008, following the merger with The Bear Stearns Companies Inc. (“Bear Stearns”). For 2012, other tax services include tax advice related to new tax regulations.
All other fees — All other fees for 2012 and 2011 were $0.0 million and $0.4 million, respectively. JPMorgan Chase’s policy restricts the use of PwC to performing Audit, Audit-related and Tax services only; however, as a result of the Bear Stearns merger in 2008, the JPMorgan Chase Audit Committee approved a limited exception that permitted PwC to perform certain specified pre-existing advisory services related to an acquisition executed by Bear Stearns in 2008, prior to its merger with JPMorgan Chase. These pre-existing advisory services were completed during 2011.
Audit Committee approval policies and procedures
It is JPMorgan Chase’s policy not to use PwC’s services other than for Audit, Audit-related and Tax services. As mentioned above, in 2008, the Audit Committee granted a limited exception to such policy to PwC; the services approved under this limited exception were completed in 2011.

40	JPMorgan Chase & Co./ 2013 Proxy Statement

All services performed by PwC in 2012 and 2011 were approved by the Audit Committee. The Audit Committee has adopted pre-approval procedures for services provided by PwC that are reviewed and ratified annually. These procedures require that the terms and fees for the annual Audit service engagement be approved by the Audit Committee. In addition, for Audit, Audit-related and Tax services, the Audit Committee has pre-approved a list of specified services and a budget for fees related to such services. All requests for PwC Audit, Audit-related and Tax services must be submitted to the Firm’s Corporate Controller to determine if such services are included within the list of services that have received Audit Committee pre-approval. All requests for Audit, Audit-related and Tax services that have not been pre-approved by the Audit Committee and all fee amounts in excess of pre-approved budgeted fee amounts must be specifically approved by the Audit Committee. In addition, all requests for Audit, Audit-related and Tax services, irrespective of whether they are on the pre-approved list, in excess of $250,000 require specific approval by the Chairman of the Audit Committee. JPMorgan Chase’s pre-approval policy does not provide for a de minimis exception pursuant to which the requirement for pre-approval may be waived.

Proposal 3 — Advisory resolution to approve executive compensation
The Compensation Discussion and Analysis begins at page 16, including comment on this proposal at page 24. As discussed, the Board of Directors believes that JPMorgan Chase’s long-term success as a premier financial services firm depends in large measure on the talents of the Firm’s employees. The Firm’s compensation system plays a significant role in the Firm’s ability to attract, retain and motivate the highest quality workforce. The principal underpinnings of the Firm’s compensation system are an acute focus on performance, shareholder alignment, sensitivity to the relevant market place, and a long-term orientation.
As required by Section 14A of the Securities Exchange Act, this proposal seeks a shareholder advisory vote to approve the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:
“Resolved, that shareholders approve the Firm’s compensation practices and principles and their implementation for 2012 for the compensation of the Firm’s Named Executive Officers as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and any related material contained in this proxy statement.”
Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. We will include an advisory vote on executive compensation on an annual basis at least until the next shareholder advisory vote on the frequency of such votes.
The Board recommends that shareholders vote FOR approval of this resolution.

Proposal 4 — Amendment to the Firm’s Restated Certificate of Incorporation to authorize shareholder action by written consent
We received a shareholder proposal in each of the last three years requesting our Board to take the steps necessary to permit shareholder action by written consent. At our 2010 Annual Meeting of Shareholders, the shareholder written consent proposal was approved by 54.3% of the votes cast. In 2011, our Board decided to oppose the shareholder written consent proposal a second time as it believed that our shareholders should have further time to adequately consider the merits and risks of the proposal. The 2011 shareholder proposal was not approved. At our 2012 Annual Meeting of Shareholders, the shareholder written consent proposal was approved by 52.3% of the votes cast (representing 38.1% of our outstanding shares of common stock).
In light of those results, the Board has declared advisable, and has submitted to our shareholders for their approval, the amendment to our Restated Certificate of Incorporation attached as Appendix F (the “Amendment”) that would permit action by written consent, subject to certain procedural safeguards intended to protect the best interests of the Firm and all of our shareholders by seeking to assure that any action by written consent occurs with adequate notice, transparency, information and timeframes. The safeguards include the following:

•
To ensure that shareholders who have limited support for the action being proposed do not cause the Firm to incur unnecessary expense or disruption caused by a consent solicitation, the proposed Amendment requires a minimum stock ownership threshold of 20% or more of the outstanding shares of our common stock, which shares are determined to be “Net Long Shares” (as that term is defined in our By-laws), to request the

JPMorgan Chase & Co./ 2013 Proxy Statement	41

Board to set a record date to determine shareholders entitled to consent, which is the same ownership threshold as is required for shareholders to call a special meeting.

•
To provide transparency, any shareholders seeking to act by written consent would be required to provide the same information as would be required to propose a matter to be acted upon at a shareholder meeting or to nominate a director.

•
To ensure that the written consent is in compliance with applicable laws and is not duplicative, the written consent process would not be available for a limited number of matters, specifically: (i) those matters that would not be a proper subject for shareholder action, (ii) if the request to set a record date is delivered during the period commencing 90 days prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting and ending on the earlier of the date of the next annual meeting and 30 calendar days after the first anniversary of the immediately preceding annual meeting, (iii) if an identical or substantially similar item (other than the election or removal of directors) was presented at a meeting of shareholders held not more than 12 months before the request for a record date is delivered, (iv) if an identical or substantially similar item consisting of the election or removal of directors was presented at a meeting of shareholders held not more than 90 days before the request for a record date was delivered, (v) if an identical or substantially similar item is included in the Firm’s notice of meeting for a meeting that has been called but not yet held, (vi) if the request to set a record date involved a violation of the federal proxy rules or other applicable law, or (vii) if sufficient written consents are not dated and delivered to the Firm prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting.

•
To provide the Board with a reasonable timeframe to properly evaluate and respond to a shareholder request, the Amendment requires that the Board must act, with respect to a valid request, to set a record date by the later of (i) 20 days after delivery of a valid request to set a record date and (ii) five days after delivery by the shareholder(s) of any information requested by the Firm to determine the validity of the request for a record date or to determine whether the action to which the request relates may be effected by written consent. The record date must be no more than 10 days after the Board action to set a record date. Should the Board fail to set a record date by the required date, the record date is the date the first signed shareholder written consent is delivered to the Firm.

•
To ensure that shareholders have sufficient time to consider the proposal and any statements in opposition, as well as to provide the Board the opportunity to present its views regarding the proposal and, in appropriate cases, to pursue superior options in a proposed change of control of the Firm, the proposed Amendment prohibits dating and delivering consents until 60 days after the delivery of a valid request to set a record date.

•
To protect against shareholder disenfranchisement, consents must be solicited from all shareholders, giving each shareholder the right to consider and act on a proposal. This protection would eliminate the possibility that a group of shareholders could act without a public and transparent discussion of the merits of any proposed action, and without the input from all of our shareholders.

Without the foregoing procedural safeguards, a group of shareholders could, among other actions, purport to take action without notice to the Firm and without making publicly available information regarding the shareholder action by written consent. Further, the uncertain timetable created by a written consent without this procedural structure would allow the action to be effective as soon as written consents representing the requisite number of votes are received, without giving the Board or our other shareholders adequate time to consider potential ramifications or suitable alternatives. These procedural safeguards also prevent duplicative proposals, where a similar proposal had been noticed for a meeting within 90 days and require an independent inspector to be able to establish the accuracy of the tabulation of the shareholder action by written consent, which is in all parties’ best interests.
If this proposal to approve the Amendment is adopted by the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote on the proposal, Article SEVENTH(1) of our Restated Certificate of Incorporation will be amended as set forth in the Certificate of Amendment of Restated Certificate of Incorporation (Certificate of Amendment) attached as Appendix F upon the filing of the Certificate of Amendment with the Secretary of the State of the State of Delaware and our Bylaws will be correspondingly amended.
The Board recommends that shareholders vote FOR approval of the amendment to our Restated Certificate of Incorporation.

42	JPMorgan Chase & Co./ 2013 Proxy Statement

Proposal 5 — Reapproval of Key Executive Performance Plan
The Key Executive Performance Plan (KEPP) was last reapproved by the shareholders in May 2008 with an effective date of January 1, 2009. JPMorgan Chase is seeking KEPP reapproval in accordance with Section 162(m) of the Internal Revenue Code of 1986 (as amended) and implementing regulations (the Code). Except with respect to its effective date (January 1, 2014) and the executives covered, the terms and conditions of KEPP are identical to the KEPP approved in 2008.
Purpose of KEPP
KEPP was and is adopted in response to provisions of Section 162(m) of the Code, which has the effect of generally eliminating a federal income tax deduction for annual compensation in excess of $1,000,000 paid by JPMorgan Chase to the executive officers required to be named in the Summary compensation table unless that compensation is paid on account of the attainment of one or more “performance-based” goals. One requirement for compensation to be performance-based is that the compensation is paid or distributed pursuant to a plan that has been approved by the shareholders, in this case, every five years.
KEPP is consistent with JPMorgan Chase’s emphasis on performance-based compensation and its current compensation philosophy, as more fully described in the Compensation Discussion and Analysis section of this proxy statement beginning on page 24. Moreover, KEPP reflects JPMorgan Chase’s belief in the need to (1) attract, recruit, motivate and retain senior officers through compensation and benefits that are competitive with those of JPMorgan Chase’s key comparison companies, and (2) enhance shareholder value by aligning the compensation of senior officers with corporate performance and, to the extent possible, by preserving the tax-deductibility of senior officer compensation.
The following summary of KEPP sets forth its material terms. It is, however, a summary and is qualified in its entirety by reference to KEPP, a copy of which is attached to this proxy statement as Appendix G.
Summary of KEPP
KEPP is administered by the Compensation & Management Development Committee (the “Compensation Committee”) of the Board of Directors, which is composed entirely of non-management directors. KEPP provides for the determination each year of a bonus pool (the bonus pool), which would be established by the Compensation Committee by the date permitted by the Code.
KEPP further provides that the bonus pool for each year is (1) a percentage of JPMorgan Chase’s income (before provision for income tax expense for that year) less (2) an amount equal to a percentage of total stockholders’ equity as of the beginning of that year. Each year, the Compensation Committee establishes the percentages applicable for that year. At the same time, the Compensation Committee may make provisions for excluding the effect of extraordinary events and changes in accounting methods, practices or policies on the amount of the bonus pool.
Coincident with the establishment of the bonus pool, the Compensation Committee will allocate to each participant a share of the bonus pool; however, no participant may receive an award under KEPP in excess of .002 of JPMorgan Chase’s income before income tax expense, extraordinary items and the effect of accounting changes for the relevant calendar year (as reflected in JPMorgan Chase’s Consolidated Statement of Income) plus $1,000,000. This maximum is a limitation and does not represent a target bonus. The bonuses provided under KEPP will be payable in the form of (1) cash awards under KEPP and (2) stock-based awards (other than options and performance-based stock awards) under JPMorgan Chase’s long-term incentive plan (currently the Plan, as amended and restated effective May 2011), in the Compensation Committee’s discretion. A participant’s award may be reduced by the Compensation Committee at any time before payment. Prior to any payments being made under KEPP, the Compensation Committee will certify in writing, which may be in the form of minutes of meetings of the Compensation Committee, that all of the performance goals and other material terms of KEPP relating to the pertinent award have been met.
The Compensation Committee may permit any JPMorgan Chase employee to participate in KEPP. However, it is anticipated that eligible employees would be limited to JPMorgan Chase’s Chief Executive Officer and approximately 160 other senior officers who (i) are members of JPMorgan Chase’s Operating Committee or (ii) serve on the management committee of an Operating Committee member. KEPP may be amended by the Board of Directors at any time; however, no amendment that would require shareholder approval in order for bonuses paid under KEPP to continue to be deductible under the Code may be made without shareholder approval.

JPMorgan Chase & Co./ 2013 Proxy Statement	43

Because the reapproved KEPP would be effective January 1, 2014, and because performance goals have not yet been established by the Compensation Committee for that year, the amounts payable under KEPP are not determinable. All compensation awarded under KEPP for performance year 2012 with respect to executive officers named in this document is disclosed under the headings “Bonus” and “Stock awards” in the Summary compensation table on page 30.
If the shareholders do not reapprove KEPP, compensation in excess of $1,000,000 to the executive officers required to be named in the Summary compensation table would not be deductible for federal income tax purposes. Notwithstanding the approval of KEPP, the Compensation Committee retains the discretion to award non-deductible compensation.
The Board recommends that shareholders vote FOR reapproval of the Key Executive Performance Plan.

Proposals 6–9 Shareholder proposals
Proposal 6 — Require separation of chairman and CEO
AFSCME Employees Pension Plan, 1625 L Street, N.W., Washington DC 20036-5687, the holder of 74,984 shares of our common stock, has advised us that it intends to introduce the following resolution, which is co-sponsored by Hermes Fund Managers, The City of New York Comptroller’s Office, as Custodian/Trustee of the New York City Pension Funds, and the Connecticut Retirement Plans and Trust Funds, each of which are the beneficial owners of our common stock with a market value in excess of $2,000:
RESOLVED: The shareholders of JPMorgan Chase & Co. (“JPM”) request that the Board of Directors adopt a policy, and amend the bylaws as necessary, to require the Chair of the Board of Directors to be an independent member of the Board. This independence requirement shall apply prospectively so as not to violate any contractual obligation at the time this resolution is adopted. Compliance with this policy is waived if no independent director is available and willing to serve as Chair.
SUPPORTING STATEMENT
JPM CEO James Dimon also serves as chair of the board of directors. We believe the combination of these two roles in a single person weakens a corporation’s governance which can harm shareholder value. As Intel former chair Andrew Grove stated, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?”
In our view, shareholder value is enhanced by an independent board chair who can provide a balance of power between the CEO and the board, and support strong board leadership. The primary duty of a board of directors is to oversee the management of a company on behalf of its shareholders. We believe that a CEO who also serves as chair operates under a conflict of interest that can result in excessive management influence on the board and weaken the board’s oversight of management.
An independent board chair has been found in academic studies to improve the financial performance of public companies. A 2007 Booz & Co. study found that in 2006, all of the underperforming North American companies with long-tenured CEOs lacked an independent board chair (The Era of the Inclusive Leader, Booz Allen Hamilton, Summer 2007). Another study found that, worldwide, companies are now routinely separating the jobs of chair and CEO: less than 12 percent of incoming CEOs were also made chair in 2009, compared with 48 percent in 2002 (CEO Succession 2000-2009: A Decade of Convergence and Compression, Booz & Co. Summer 2010).
We believe that independent board leadership would be particularly constructive at JPM, where the “London Whale” trading fiasco, in which our company recorded $5.8 billion of principal transactions losses from the synthetic credit portfolio, “tainted Mr. Dimon’s reputation as one of Wall Street’s best risk managers, and raised questions about the board’s oversight” (“Cold Eye Over ‘Whale’ Probe,” Wall Street Journal, August 20, 2012). In connection with those losses, JPM acknowledged that its “framework for managing risks and risk management procedures and practices may not be effective” (10-Q). This proposal received 40 percent support in 2012 days after the first “London Whale” loss disclosure (“Did the Timing of Disclosure Save Jamie Dimon’s Job as JPMorgan Board Chairman?” New York Observer, May 16, 2012).
Board response to proposal 6:
The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:
The Board leadership structure already provides the independent leadership and oversight of management

44	JPMorgan Chase & Co./ 2013 Proxy Statement

sought by the proponent. The fundamental objective of the proposal is to require that an independent director lead the Firm’s Board of Directors and oversee management. All but one of the current Board members are independent according to NYSE standards, including the Board’s Presiding Director. Outlined below is further information about this position and the Board’s additional mechanisms providing for independent oversight.
Role of Presiding Director

•
The Firm’s Presiding Director functions as a Lead Director, but the Board prefers the term Presiding Director to emphasize that all directors share equally in their responsibilities as members of the Board.

•	Our Presiding Director is annually appointed by the independent directors to serve a one-year term.

•	The Presiding Director:

◦	Presides at any meeting of the Board at which the Chairman is not present and at executive sessions of independent directors.

◦	May call meetings of independent directors.

◦	Approves Board meeting agendas and schedules for each Board meeting, and may add agenda items.

◦	Approves Board meeting materials for distribution to and consideration by the Board.

◦	Facilitates communication between the Chairman and CEO and independent directors.

◦	Will be available for consultation and communication with major shareholders where appropriate.

◦	Will perform such other functions as the Board may direct.
Independent oversight of management by the Board

•	Independent directors comprise more than 90% of the Board and 100% of the Audit, Governance and Compensation Committees.

•	Board and Committee agendas are prepared based on discussions with all directors and recommendations of management.

•	Committee Chairs, all of whom are independent, approve agendas and materials for their committee meetings.

•	All directors are encouraged to request agenda items, additional information and/or modifications to schedules as they deem appropriate.

•	Independent directors regularly meet in executive session.
The performance of the Firm under the current Board leadership structure has been strong. For the third consecutive year, the Firm reported both record net income and a return on tangible common equity of 15%. Earnings per share for 2012 was a record $5.20. Over the past 5 years, the Firm grew its book value per share at a compound annual growth rate of 7% and its tangible book value at 12%. Throughout the financial crisis, the Firm never reported a quarterly net loss. The Firm’s stock performance over the past five years has also been strong, outperforming the broad S&P Index and significantly outperforming the industry-specific KBW Bank and S&P Financial indices.
The Board’s actions following the losses in CIO demonstrate strong, independent oversight. In May 2012, the Firm announced that there had been significant trading losses in a portfolio within the Firm’s Chief Investment Office (“CIO”). The Firm appointed a Management Task Force to review the trading losses and the Board of Directors established an independent Review Committee of the Board (the “Board Review Committee”) to oversee the scope and work of the Management Task Force review, assess the Firm’s risk management processes related to the issues raised in the Management Task Force review, and to report to the Board of Directors on the Review Committee’s findings and recommendations. The Board Review Committee was chaired by the Firm’s Presiding Director.
On January 16, 2013, the Firm announced that the Firm’s Management Task Force and the Board Review Committee had each concluded their reviews and had released their respective reports, which are available on the Firm’s Website at www.jpmorganchase.com and are discussed in the Firm’s annual report. The Management Task Force Report summarizes the key events and sets forth its observations regarding the lapses in oversight and controls that contributed to the losses incurred by the CIO. The Management Task Force report also describes the broad range of remedial actions taken by the Firm to respond to the lessons it has learned from the CIO events, including revamping the governance, mandate and reporting and control processes of CIO; implementing numerous risk management changes, including improvements in model governance and market risk; and implementing a series of changes to the Risk function’s governance, organizational structure and interaction with the Board.
The Board Review Committee Report concurred in the substance of the Management Task Force report and also recommended a number of enhancements to the Board’s own practice to strengthen its oversight of the Firm’s risk management processes. The Board Review Committee noted that some of its recommendations were already being

JPMorgan Chase & Co./ 2013 Proxy Statement	45

followed by the Board or its Risk Policy Committee or had recently been put into effect. The Board Review Committee’s recommendations included:

•
better focused and clearer reporting of presentations to the Board’s Risk Policy Committee, with particular emphasis on the key risks for each line of business, identification of significant future changes to the business and its risk profile, and adequacy of staffing, technology and other resources;

•	clarifying to management the Board’s expectations regarding the capabilities, stature, and independence of the Firm’s risk management personnel;

•
more systematic reporting to the Risk Policy Committee on significant model risk, model approval and model governance, on setting of significant risk limits and responses to significant limit excessions, and with respect to regulatory matters requiring attention;

•	further clarification of the Risk Policy Committee’s role and responsibilities, and more coordination of matters presented to the Risk Policy Committee and the Audit Committee;

•	concurrence by the Risk Policy Committee in the hiring or firing of the Chief Risk Officer and that it be consulted with respect to the setting of such Chief Risk Officer’s compensation; and

•	staff with appropriate risk expertise be added to the Firm’s Internal Audit function and that Internal Audit more systematically include the risk management function in its audits.
The Board Review Committee’s recommendations were approved by the full Board of Directors and have been, or are in the process of being, implemented.
With respect to compensation determinations for Jamie Dimon, Chairman and Chief Executive Officer, the Board focused on the long-term, as well as the annual, performance of the Firm and on the entire range of Mr. Dimon’s responsibilities, and took into consideration both the continued strong performance of the Firm and the CIO losses, including Mr. Dimon’s responsibility as the Firm’s Chief Executive Officer. As announced on January 16, 2013, and as further discussed at page 19, the Board approved 2012 compensation for Mr. Dimon in the amount of $11.5 million, down 50% from the prior year.
The Firm’s Board of Directors has no established policy on whether or not to have a non-executive chairman and believes that it should make that judgment based on circumstances and experience. The Board has determined that the most effective leadership model for the Firm currently is that Mr. Dimon serves as both Chairman and Chief Executive Officer.
Accordingly, the Board recommends a vote against this proposal.

Proposal 7 — Require executives to retain significant stock until reaching normal retirement age
Mr. John Chevedden, as agent for Mr. Ray T. Chevedden, on behalf of the Ray T. Chevedden and Veronica G. Chevedden Family Trust, 5965 S. Citrus Ave., Los Angeles CA 90043, the holder of 200 shares of our common stock, has advised us that he intends to introduce the following resolution:
Resolved: Shareholders request that our executive pay committee adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity pay programs until reaching normal retirement age. For the purpose of this policy, normal retirement age shall be defined by the Company’s qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the committee adopt a share retention percentage requirement of 25% of such shares.
The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate our Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.
Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company’s long-term success. A Conference Board Task Force report on executive pay stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”
This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

46	JPMorgan Chase & Co./ 2013 Proxy Statement

GMl/The Corporate Library, an independent investment research firm, had rated our company “D” continuously since 2008 with “High Governance Risk.” Also “High Concern” in director qualifications and “High Concern” in Executive Pay - $23 million for our CEO James Dimon.
GMI said annual incentive pay continued to be at the discretion of our executive pay committee. Each of our five highest paid executives received annual bonuses of $2.9 million and upwards - $4.5 million for James Dimon. Subjective incentive pay undermines pay-for-performance. To make matters worse, the only equity given to our highest paid executives consisted of stock appreciation rights and restricted stock units (RSUs), both of which simply vested over time. Equity pay given as a long-term incentive should include performance-vesting requirements.
We supported a shareholder right to act by written consent by votes greater than 52% in both 2010 and 2012. Our corporate governance committee was out to lunch when these votes came in. This committee was under the leadership of William Weldon, Chairman of Johnson & Johnson. GMI gave Johnson & Johnson a D-rating.
James Dimon, Ellen Futter, Laban Jackson, James Crown and Lee Raymond each had 12 to 25 years long-tenure which can seriously erode an independent perspective so valued for a board of directors. Messrs. Jackson and Raymond controlled the chairmanships of our audit and executive pay committees. Mr. Raymond’s sense of moderation in executive pay comes from his experience at Exxon Mobil.
Please encourage our board to respond positively to this proposal to protect shareholder value:
Executives To Retain Significant Stock – Proposal 7
Board response to proposal 7:
The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:
The Firm has long had strong and effective share retention policies that accomplish the objectives of this proposal. The members of the Operating Committee, whose members include the Named Executive Officers, are subject to our share retention policy for shares they receive from equity-based awards, including options.

•	JPMorgan Chase pays a significant portion of our executive compensation in equity-based long-term incentives.

•	After-tax shares received from equity-based awards, including options, are subject to a 75% retention requirement during the first 10 years from grant date and 50% thereafter.

•	Half of unvested RSUs (the approximate after-tax equivalent) are included as part of both the ownership and the retention calculation.

•
Executives are subject to these retention requirements during their service on the Operating Committee; the General Counsel may approve exceptions in cases of unforeseen or unusual personal circumstances.

Award terms and conditions provide for continued substantial holdings after leaving the Firm. Executives have a continuing interest after leaving the Firm through our award vesting schedule.

•
RSU awards generally vest over three years, 50% after two years and 50% after three years or in accordance with applicable U.K. standards. Stock appreciation rights awarded periodically become exercisable 20% per year over five years, and shares acquired upon exercise generally must be held for at least five years from the grant date.

•	After termination of employment, the RSUs continue to vest according to the same schedules and shares acquired upon exercise of SARs remain subject to the five year hold requirement.

•	These vesting and hold provisions render a significant portion of the equity compensation at risk for a period of years after leaving the Firm.
Operating Committee members cannot hedge the economic risk of their ownership of JPMorgan Chase stock, even for shares owned outright. No short sales, no hedging of unvested RSUs or unexercised options or SARs, and no hedging of deferred compensation are permitted.
Shares remain subject to our clawback policies after leaving the Firm. All equity awards are subject to the Firm’s right to cancel an unvested or unexercised award, and to require repayment of the value of certain shares distributed under awards already vested if:

—	the employee is terminated for cause or the Firm determines after termination that the employee could have been terminated for cause,

—	the employee engages in conduct that causes material financial or reputational harm to the Firm or its business activities,

JPMorgan Chase & Co./ 2013 Proxy Statement	47

—	the Firm determines that the award was based on materially inaccurate performance metrics, whether or not the employee was responsible for the inaccuracy,

—	the award was based on a material misrepresentation by the employee,

—
and for members of the Operating Committee and Tier 1 employees (senior employees with primary responsibility for risk positions and risk management), such employees improperly or with gross negligence fail to identify, raise, or assess, in a timely manner and as reasonably expected, risks and/or concerns with respect to risks material to the Firm or its business activities.

Protection-based vesting — As further described at page 27, commencing in 2012, we added protection-based vesting provisions to our equity awards for the Operating Committee and Tier 1 employees. These provisions include specific financial thresholds that will result in formal compensation reviews. If the business financial results are below the applicable threshold, formal reviews will be conducted to determine the action to be taken under the appropriate clawback provisions. These provisions were designed to be effective in the event of material losses or earnings substantially below the Firm’s potential that could create substantial financial risk.
Our compensation mix, structure and practices encourage a focus on long-term performance. The Firm’s compensation structure and approach, which includes equity-based compensation as a significant component of total compensation, vesting periods over multiple years, share retention requirements and prohibition of hedging, align the interests of senior executives with those of shareholders and encourage a focus on long-term performance of the Firm.
Our share retention policy is described in the Compensation Disclosure and Analysis section of the proxy statement at page 26.
Accordingly, the Board recommends a vote against this proposal.

Proposal 8 — Adopt procedures to avoid holding or recommending investments that contribute to human rights violations
Mr. William L. Rosenfeld, 3404 Main Campus Drive, Lexington MA 02421, the holder of 773 shares of common stock, has advised us that he intends to introduce the following resolution:
WHEREAS
We believe that:

1.	Investors do not want their investments to help fund genocide.

a)	While reasonable people may disagree about socially responsible investing, few want their investments to help fund genocide.

b)	KRC Research’s 2010 study showed 88% of respondents want their mutual funds to be genocide-free.

c)	Millions of investors have voted for genocide-free investing proposals similar to this one, submitted by supporters of Investors Against Genocide, despite active management opposition.

d)	In 2012, a genocide-free investing proposal passed decisively, 59.2% to 10.8% with 29.9% abstaining.

2.	JPMorgan exercises investment discretion over its own assets and, through investment management contracts, the funds it manages.

3.	The example of PetroChina shows that current policies inadequately support genocide-free investing because JPMorgan and funds it manages:

a)
Are large shareholders of PetroChina, reporting beneficial ownership of 1,270,814,386 shares, worth $1.6 billion, on October 9, 2012. PetroChina, through its controlling shareholder, China National Petroleum Company, is Sudan’s largest business partner, thereby helping fund ongoing government-sponsored genocide and crimes against humanity.

b)
Claims its “business practices reflect our support and respect for the protection of fundamental human rights and the prevention of crimes against humanity” and use “extensive risk management processes and procedures to consider human rights,” yet continues to increase holdings of PetroChina years after learning of PetroChina’s connection to genocide, an inherent risk factor.

c)	Made investments in PetroChina that, while legal, are inconsistent with U.S. sanctions explicitly prohibiting transactions relating to Sudan’s petroleum industry.

48	JPMorgan Chase & Co./ 2013 Proxy Statement

4.
Individuals owning JPMorgan and its funds, may inadvertently be invested in companies that help support genocide. With no policy preventing these investments, JPMorgan may increase holdings in problem companies without warning.

5.	As a signatory to the UN Principles for Responsible Investment, JPMorgan agrees to:

a)	“incorporate ESG issues into investment analysis and decision-making processes” and

b)	“better align investors with broader objectives of society.”
Therefore, JPMorgan should seek to avoid investments connected to genocide.

6.	No sound reasons prevent having a genocide-free investing policy because:

a)	Ample alternative investments exist.

b)	Avoiding problem companies need not have a significant effect on investment performance, as shown in Gary Brinson’s classic asset allocation study.

c)	Appropriate disclosure can address any legal concerns regarding the exclusion of problem companies.

d)	Management can easily obtain independent assessments to identify companies connected to genocide.

e)	Other large financial firms such as T. Rowe Price and TIAA-CREF have avoided investments connected to genocide by divesting problem companies such as PetroChina.
RESOLVED
Shareholders request that the Board institute transparent procedures to avoid holding or recommending investments in companies that, in management’s judgment, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights. Such procedures may include time-limited engagement with problem companies if management believes that their behavior can be changed. In the rare case that the company’s duties as an advisor require holding these investments, the procedures should provide for prominent disclosure to help shareholders avoid unintentionally holding such investments.
Board response to proposal 8:
The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:
The proposed policy is unnecessary because our business practices already reflect our support and respect for the protection of fundamental human rights and the prevention of crimes against humanity. Our concern for the protection of human rights is reflected in our Human Rights Statement and guided by the principles set forth in the United Nations Universal Declaration of Human Rights. We welcome input from employees, shareholders, and the concerned stakeholder community on human rights issues.
We hold securities in many different capacities. While we are a shareholder of record in PetroChina shares, the vast majority of the shares attributable to us are in our custody business, where we do not own the shares outright but instead hold them at the direction of our customers, who are the share owners. We purchase, sell and vote these shares only as directed by our customers. In our asset management business, we act as a fiduciary on behalf of clients and we seek to meet the financial objectives of those clients. In our trading business, we may hold positions from time to time in companies to meet customer demands or to offset client transactions.
We have incorporated environmental, social and governance considerations in our investment process as directed by our clients. In our asset management business, in furtherance of our fiduciary obligations, we seek to engage with companies to understand all aspects of their business, including where environmental, social and governance concerns have been raised.
We use our risk management processes and procedures to consider human rights and other reputational issues associated with our businesses. We disagree with the proponent’s view that additional internal procedures or policies are required. The Firm has a robust risk management framework, as described in our Annual Report, and management routinely reviews specific business clients and transactions including where appropriate for consistency with our Human Rights Statement. As a result of these reviews, we have chosen in some cases not to pursue business with certain companies and in other cases to engage in a discussion with the management of companies whose businesses have raised concerns. In addition, in the case of Sudan, a legal framework has been established by the U.S. government that imposes certain legal restrictions regarding business dealings with a wide range of companies and individuals. JPMorgan Chase is subject to and complies with these restrictions; we do not engage in business with any entity prohibited by the U.S. government as a result of the entity’s directing or contributing to violence in Sudan.
Accordingly, the Board recommends a vote against this proposal.

JPMorgan Chase & Co./ 2013 Proxy Statement	49

Proposal 9 — Disclose Firm payments used directly or indirectly for lobbying, including specific amounts and recipients’ names
Sisters of St. Francis of Philadelphia, 609 S. Convent Road, Aston PA 19014, the holder of 17,967 shares of common stock, has advised us that they intend to introduce the following resolution, which is co-sponsored by Walden Asset Management, Providence Trust, Congregation of Divine Providence, Inc., Benedictine Sisters of Monasterio Pan de Vida, Mr. Allen Hancock, and Marianist Province of the United States, each of which are the beneficial owners of our common stock with a market value in excess of $2,000:
Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of shareholders and long-term value.
Resolved, the shareholders of JPMorgan Chase (“JPMorgan”) request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by JPMorgan used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	JPMorgan’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by management and the Board for making payments described in sections 2 and 3 above.
For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which the bank is a member.
Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels. Neither “lobbying” nor “grassroots lobbying communications” include efforts to participate or intervene in any political campaign or to influence the general public or any segment thereof with respect to an election or referendum.
The report shall be presented to the Audit Committee or other relevant oversight committees of the Board and posted on the company’s website.
Supporting Statement
As shareholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly. Absent a system of accountability, company assets could be used for objectives contrary to JPMorgan’s long-term interests.
JPMorgan is a member of the Chamber of Commerce. The Chamber of Commerce has been characterized as “by far the most muscular business lobby group in Washington” (“Chamber of Secrets,” Economist, April 21, 2012) and has spent over $300 million on lobbying since 2010. The Chamber actively lobbies against legislation and regulations on climate change while the bank has a strong environmental policy. Contradictions like this pose reputational risks for the company. JPMorgan does not disclose its trade association payments or the portions used for lobbying on its website.
JPMorgan spent over $15 million in 2010 and 2011 on direct federal lobbying activities, according to disclosure reports (Senate Records). These figures do not include lobbying expenditures to influence legislation in states. JPMorgan lobbies at the state level with at least 340 lobbyists in 24 states between 2003 and 2011 (National Institute on Money in State Politics).
Board response to proposal 9:
The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:
We believe that it is in the shareholders’ best interests for the Firm to be an effective participant in the legislative and regulatory process and that governance and transparency are important components of our process. The Firm supports its interests in the public arena in a variety of ways. Our philosophy, policies and disclosures concerning political contributions and legislative lobbying, as well as the compliance procedures and

50	JPMorgan Chase & Co./ 2013 Proxy Statement

oversight we have in place, reflect our commitment to civic participation and transparency. These are described in our Political Activities Statement, which can be found on our public Website at www.jpmorganchase.com under Governance.
The Firm’s political activities are subject to strong governance. These activities are managed by the Global Government Relations and Public Policy department. This department reports to the Board’s Public Responsibility Committee on significant policies and practices regarding political contributions made by the Firm and Firm-affiliated political action committees (or PACs), major lobbying priorities and principal trade association memberships that relate to the Firm’s public policy objectives. This organization and leadership helps us focus the Firm’s efforts on those public policy issues most relevant to the long-term interests of the enterprise overall and to our clients and shareholders.
The Firm discloses all contributions made by its affiliated PACs to candidates for political office, party committees, political action committees, and 527 organizations; the Firm makes no contributions with corporate funds to these entities. A list of the amounts and recipients of the contributions made by the Firm-affiliated PACs (which are funded entirely by voluntary contributions from the Firm’s employees) is posted on the Firm’s public Website, and the Firm has committed to make this disclosure annually. This information is also made publicly available by the various jurisdictions in which we report. The Firm may from time to time support state ballot initiatives and broad-based groups organized under Section 527 of the Internal Revenue Code, but not to support the election of any specific candidate or for the purpose of funding specific expenditures or communications; we voluntarily disclose such contributions on our Website. The Firm does not make independent political expenditures, including electioneering communications, notwithstanding the Supreme Court’s decision in Citizens United that corporations may make such expenditures.
The Firm belongs to a number of trade associations representing the interests of both the financial services industry and the broader business community, and we disclose on our Website the principal trade associations to which we belong. These organizations work to represent the industry and advocate on major policy issues of importance to the Firm and the communities we serve. The Firm’s participation as a member of these associations comes with the understanding that we may not always agree with all of the positions of the organization or other members. Payments to these organizations, including membership fees and dues, may not be used for any election-related activity at the federal, state or local level, including contributions and expenditures (including independent expenditures) in support of, or opposition to, any candidate for any office, ballot initiative campaign, political party committee or PAC. Each trade association to which the Firm belongs is currently subject to public disclosure obligations with respect to all the political contributions and expenditures it makes. Therefore, the proposed report would be of no appreciable benefit to shareholders.
Accordingly, the Board recommends a vote against this proposal.

JPMorgan Chase & Co./ 2013 Proxy Statement	51

General information about the meeting
Who can vote
You are entitled to vote your JPMorgan Chase common stock if you held your shares as of the record date, March 22, 2013. At the close of business on that date, a total of _______________________ shares of common stock were outstanding and entitled to vote. Each share of JPMorgan Chase common stock has one vote. Your vote is confidential and will not be disclosed to persons other than those recording the vote, except as may be required in accordance with appropriate legal process or as authorized by you.
Voting your proxy
If your common stock is held through a broker, bank, or other nominee (“held in street name”), you will receive instructions from them that you must follow in order to have your shares voted.
If you hold your shares in your own name as a holder of record with our transfer agent, Computershare Shareowner Services LLC, you may instruct the proxies how to vote by using the toll free telephone number or the Internet voting site listed on the proxy card, or by signing, dating, and mailing the proxy card in the postage paid envelope that we have provided for you. Specific instructions for using the telephone and Internet voting systems are on the proxy card. Of course, you can always come to the meeting and vote your shares in person. If you plan to attend, please see the admission requirements below under “Attending the annual meeting”. Whichever of these methods you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.
Matters to be presented
We are not aware of any matters to be presented other than those described in the proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxies can vote your common stock at the adjournment as well, unless you have revoked your proxy instructions.
Revoking your proxy
If your common stock is held in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must advise the Secretary in writing before the proxies vote your common stock at the meeting, deliver later dated proxy instructions, or attend the meeting and vote your shares in person. Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions to the proxies, we recommend that you revoke or amend your prior instructions in the same way you initially gave them – that is, by telephone, Internet, or in writing. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.
How votes are counted
A quorum is required to transact business at our annual meeting. Shareholders holding of record shares of common stock constituting a majority of the voting power of stock of JPMorgan Chase having general voting power present in person or by proxy shall constitute a quorum. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the meeting. In addition, broker non-votes will be treated as present for purposes of determining whether a quorum is present.
Voting by record holders — If you hold shares in your own name, you may either vote for, withhold your vote from, or abstain from the election of each nominee for the Board of Directors and you may vote for, against, or abstain on the other proposals. If you just sign and submit your proxy card without voting instructions, your shares will be voted for each director nominee, for ratification of the appointment of the independent registered public accounting firm, for the advisory resolution to approve executive compensation, for the amendment to the Firm’s Restated Certificate of Incorporation, for reapproval of the Key Executive Performance Plan and against each shareholder proposal.
Broker authority to vote — If your shares are held in street name, follow the voting instructions you receive from your broker, bank, or other nominee. If you want to vote in person, you must obtain a legal proxy from your broker, bank, or other nominee and bring it to the meeting along with the other documentation described below under

52	JPMorgan Chase & Co./ 2013 Proxy Statement

“Attending the annual meeting”. If you do not submit voting instructions to your broker, bank, or other nominee, your broker, bank, or other nominee may still be permitted to vote your shares under the following circumstances:
Discretionary items — The ratification of the appointment of the independent registered public accounting firm is a discretionary item. Generally, brokers, banks and other nominees that do not receive instructions from beneficial owners may vote on this proposal in their discretion.
Non-discretionary items — The election of directors, advisory resolution to approve executive compensation, amendment to the Firm’s Restated Certificate of Incorporation, reapproval of the Key Executive Performance Plan, and approval of the shareholder proposals are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received voting instructions from beneficial owners. These are referred to as “broker non-votes”.
Election of directors — At the meeting, each nominee must receive the affirmative vote of a majority of the votes cast in respect of his or her election to be elected. Accordingly, votes “withheld” from a nominee’s election will have the effect of a vote against that director’s election. If an incumbent nominee is not elected by the requisite vote, he or she must tender his or her resignation, and the Board of Directors, through a process managed by the Governance Committee, will decide whether to accept the resignation at its next regular meeting. Broker non-votes and abstentions will have no impact as they are not counted as votes cast for this purpose.
All other proposals — The affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal is required to approve all other proposals. In determining whether each of the other proposals has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will have no impact since they are not considered shares entitled to vote on the proposal.
Board recommendation
The Board of Directors recommends that you vote for each of the director nominees, for ratification of the appointment of the independent registered public accounting firm, for the advisory resolution to approve executive compensation, for the amendment to the Firm’s Restated Certificate of Incorporation, for reapproval of the Key Executive Performance Plan, and against each shareholder proposal.
Cost of this proxy solicitation
We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of $25,000 plus reasonable out-of-pocket costs and expenses. We will, on request, reimburse brokers, banks, and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.
Attending the annual meeting
Admission — If you wish to attend the meeting in person you will be required to present the following:
All shareholders and valid proxy holders — a valid form of government-issued photo identification, such as a driver’s license. If you are representing an entity that is a shareholder you must provide evidence of your authority to represent that entity at the meeting.
Holders of record — The top half of the proxy card or your notice of internet availability of proxy materials indicating the holder of record (whose name and stock ownership may be verified against our list of registered stockholders).
Holders in street name — proof of ownership. A brokerage statement which demonstrates stock ownership as of the record date, March 22, 2013, or a letter from your bank or broker indicating that you held our common stock as of such record date are examples of proof of ownership. If you want to vote your common stock held in street name in person, you must also provide a written proxy in your name from the broker, bank, or other nominee that holds your shares.
Valid proxy holders for holders of record — a written legal proxy to you signed by the holder of record (whose name and stock ownership may be verified against our list of registered stockholders), and proof of ownership by the holder of record as of the record date, March 22, 2013 (see “Holders of record” above).

JPMorgan Chase & Co./ 2013 Proxy Statement	53

Valid proxy holders for holders in street name — a written legal proxy from the brokerage firm or bank holding the shares to the street name holder that is assignable and a written legal proxy to you signed by the street name holder, together with a brokerage statement or letter from the bank or broker indicating that the holder in street name held our common stock as of the record date, March 22, 2013.
Guests — admission of persons to the meeting who are not shareholders is subject to space limitations and to the sole discretion of management.
Directions to Highland Oaks Campus — The Highland Oaks Campus at 10420 Highland Manor Drive is near the intersection of I-75 and I-4, approximately 20 miles from Tampa International Airport. From I-275, exit on I-4 East to I-75 South. From I-75 South take Exit 260 “Martin Luther King Jr. Blvd.” (MLK) merging right off the exit ramp onto MLK - stay in the right lane. Take the first right turn on Park Oaks Blvd. into Highland Oaks office park, and proceed to the stop sign. Turn right onto Highland Manor Drive. Follow Highland Manor Drive to the end where you will see the JPMorgan Chase Campus entrance. Parking will be available for shareholders. See page 74 for detailed directions to the Highland Oaks Campus.
Internet access — You may listen to a live audiocast of the annual meeting over the Internet. Please go to our Website, www.jpmorganchase.com, early to download any necessary audio software.
Important notice regarding delivery of security holder documents
SEC rules and Delaware law permit us to mail one annual report and proxy statement, or notice of internet availability, as applicable, in one envelope to all shareholders residing at the same address if certain conditions are met. This is called householding and can result in significant savings of paper and mailing costs. JPMorgan Chase households all annual reports, proxy statements and notices of internet availability mailed to shareholders.
If you choose not to household, you may telephone toll-free, 1-800-542-1061, or send a written request to Broadridge Financial Services, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Shareholders residing at the same address who are receiving multiple copies of our annual report, proxy statement or notice of internet availability may request householding in the future by contacting Broadridge Financial Services, Inc. at the address or phone number set forth above. If you choose to continue householding but would like to receive an additional copy of the annual report, proxy statement or notice of internet availability for members of your household, you may contact the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York, New York 10017 or by calling 212-270-6000.
Electronic delivery of proxy materials and annual report
You may access this proxy statement and our annual report to shareholders on our Website at www.jpmorganchase.com, under the Investor Relations tab. From the Investor Relations tab, you also may access our 2012 Annual Report on Form 10-K, by selecting “Financial information” then “SEC filings” and then “10-K”.
If you would like to reduce the Firm’s costs of printing and mailing proxy materials for next year’s annual meeting of shareholders, you can opt to receive all future proxy materials, including the proxy statements, proxy cards and annual reports electronically via e-mail or the Internet rather than in printed form. To sign up for electronic delivery, please visit http://enroll.icsdelivery.com/jpm and follow the instructions to register. Or alternatively, if you vote your shares using the Internet, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. Prior to next year’s meeting, you will receive an e-mail notification that the proxy materials and annual report are available on the Internet and instructions for voting by Internet. Electronic delivery will continue in future years until you revoke your election by sending a written request to the Secretary at the address provided above under “Important notice regarding delivery of security holder documents”. If you are a beneficial, or “street name”, shareholder who wishes to register for electronic delivery, you should review the information provided in the proxy materials mailed to you by your broker, bank, or other nominee.
If you have agreed to electronic delivery of proxy materials and annual reports to shareholders, but wish to receive printed copies, please contact the Secretary at the address provided above.

54	JPMorgan Chase & Co./ 2013 Proxy Statement

Shareholder proposals and nominations for the 2014 annual meeting
Proxy statement proposals
Under SEC rules, proposals that shareholders seek to have included in the proxy statement for our next annual meeting of shareholders must be received by the Secretary of JPMorgan Chase not later than _________________.
Other proposals and nominations
Our By-laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in JPMorgan Chase’s proxy statement for that meeting. Under our By-laws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of JPMorgan Chase no later than the close of business on February 20, 2014, and not earlier than January 21, 2014. The notice must contain the information required by the By-laws.
These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.
A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice By-law provisions, subject to applicable rules of the SEC.
Copies of our By-laws are available on our Website, www.jpmorganchase.com, under Governance, which is under the About Us tab, or may be obtained from the Secretary.
Anthony J. Horan
Secretary

JPMorgan Chase & Co./ 2013 Proxy Statement	55

Appendices

56	JPMorgan Chase & Co./ 2013 Proxy Statement

Appendix A
Board of Directors — roles and responsibilities
The Board of Directors as a whole is responsible for the oversight of management on behalf of the Firm’s shareholders. The Board accomplishes this function acting directly and through its committees. The following chart outlines the roles and interactions among Board members.

Criteria/functions	Chairman	Presiding Director	Committee Chairs
Independence	CEO serves as Chairman	Independent	Independent
Appointment	Annually elected by Board (more than 90% of Board is independent)	Annually appointed by the independent directors	Annually appointed by Board
Preside at meetings	Board and shareholder meetings	Executive sessions of independent directors, generally held as part of each Board meeting, and Board meetings when Chairman is not present	Respective committee meetings
Authority to call meetings	Board and shareholder meetings	Meetings of independent directors; Board meetings may be called by a majority of Board	Respective committee meetings
Meetings, schedules, agendas and materials	Prepares based on discussion with all directors and management	Approves Board meeting agendas and schedules, may add agenda items in his or her discretion and approves Board meeting materials for distribution to and consideration by the Board	Approve agendas and materials for respective committee meetings
Liaison	Between directors and senior management	Between independent directors and senior management, including CEO, but all directors also have direct access to senior management, including CEO	Between committee members and Board, and between committee members and senior management, including CEO

JPMorgan Chase & Co./ 2013 Proxy Statement	57

Appendix B
Director independence standards

Relationship	Requirements for immateriality
Loans
Extensions of credit to a director, a director’s spouse, minor children and any other relative of the director who shares the director’s home or who is financially dependent on the director, or any such person’s principal business affiliations must be made in the ordinary course of business and on substantially similar terms as those that would be offered to comparable counterparties in similar circumstances.
Extensions of credit to such persons or entities must comply with applicable law, including the Sarbanes-Oxley Act of 2002 and Federal Reserve Board Regulation O.
The extension of credit may not be on a non-accrual basis.

Financial services
Financial services provided to a director, a director’s spouse, minor children and any other relative of the director who shares the director’s home or who is financially dependent on the director, or any such person’s principal business affiliations must be made in the ordinary course of business on substantially similar terms as those that would be offered to comparable counterparties in similar circumstances.

Business transactions
Transactions between the Firm and a director’s or a director’s immediate family member’s principal business affiliations for property or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially similar terms as those that would be offered to comparable counterparties in similar circumstances.
For transactions between the Firm and an entity for which a director is an employee, or a director’s immediate family member serves as an executive officer, the aggregate payments made by the other entity to the Firm, or received by the other entity from the Firm, must not exceed in any one of its last three fiscal years, the greater of $1 million or 2% of such other entity’s annual consolidated gross revenues.

Charitable contributions
The aggregate contributions made by the Firm (directly or through its Foundation) to any non-profit organization, foundation or university of which a director is employed as an officer must not exceed in any one of its last three fiscal years, the greater of $1 million or 2% of such entity’s annual consolidated gross revenues, excluding amounts contributed to match contributions made by employees.

Legal services
Where a director is a partner or associate of, or of counsel to, a law firm that provides legal services to the Firm, neither the director nor a director’s immediate family member may provide such legal services to the Firm.
The aggregate payments made by the Firm to the law firm must not exceed the greater of $1 million or 2% of the law firm’s annual consolidated gross revenue in each of the three past fiscal years.

Director is a retired officer or a non-management director of an entity that does business with the Firm	The relationship between the Firm and the entity will not be deemed relevant unless the Board determines otherwise.
An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such person’s home.
A “principal business affiliation” is an entity for which a person serves as an officer, owns more than 5% of, or is a general partner, but does not include an entity of which the person is a retired officer or for which the person serves as a non-management director (unless the Board determines otherwise). For purposes of “Business transactions” above, payments include interest and fees on loans and financial services, but do not include loan proceeds, repayments of principal on loans, payments arising from investments by an entity in the Firm’s securities or the Firm in an entity’s securities, and payments from trading and other similar financial relationships.

58	JPMorgan Chase & Co./ 2013 Proxy Statement

Appendix C
JPMorgan Chase Compensation principles and practices

A focus on multi-year, long-term, risk-adjusted performance and rewarding behavior that generates sustained value for the Firm through business cycles means compensation should not be overly rigid, formulaic or short-term oriented.

Compensation programs should be designed as much as possible to allow for the Firm to exercise discretion and retain flexibility in compensation decisions. Multi-year guarantees should be kept to an absolute minimum. More generally, the assessment of performance should not be overly formulaic and should not overemphasize any single financial measure or single year, as that can result in unhealthy incentives and lead to unintended, undesirable results.
Performance should be considered using a broad-based evaluation of people and their contributions to ensure that the right results are being encouraged. Factors such as integrity, compliance, institutionalizing customer relationships, recruiting and training a diverse, outstanding workforce, building better systems, innovation, and other outcomes should be included. Performance feedback should be obtained from multiple sources across the Firm to ensure it is both balanced and comprehensive.
Commission-based incentives generally should be limited.
In a fiduciary business, certain roles are evaluated solely on individual and business unit results. In addition, some of these roles are paid long-term compensation with incentives linked directly to their investment strategies in order to more fully align their interests with those of the clients.

An emphasis on teamwork and a “shared success” culture should be encouraged and rewarded.
Contributions should be considered across the Firm, within business units, and at an individual level when evaluating an employee’s performance.
Performance should be based on realized profits and risk-adjusted returns that add to the long-term value of the franchise, rather than just revenues. We adjust financial performance for risk and use of the Firm’s capital.

A significant stock component (with deferred vesting) should create a meaningful ownership stake in the Firm, shareholder alignment and retention of top talent.
A significant percentage of incentive compensation should be in stock that vests over multiple years.
As the decision-making authority, importance, and impact of an employee’s role increases, a greater portion of total compensation should be awarded in stock.
A proper balance between annual compensation and longer-term incentives should clearly delineate the importance of sustainable, realizable value. At JPMorgan Chase:
• Our Board of Directors is paid a majority of their compensation in stock and our directors have agreed not to sell any shares of stock (including any open market purchases) for as long as they serve on the Board.
• Senior executives receive at least 50% (and in some cases, substantially more) of their incentive compensation in stock.
• The officers who make up our Operating Committee are generally required to hold 75% of compensation-related stock awards until retirement, subject to the Firm’s share retention policy.
• Executives cannot short or hedge our stock, and even after retirement, executives typically continue to have substantial holdings of company stock.

JPMorgan Chase & Co./ 2013 Proxy Statement	59

Disciplined risk management, compensation recovery, and recovery policies should be robust enough to deter excessive risk-taking and strike balance in the delivery of compensation.
Recoupment policies should go beyond the Sarbanes-Oxley Act of 2002 and other minimum requirements and include recovery of compensation paid for earnings that were never ultimately realized, or if it is determined that compensation was based on materially inaccurate performance metrics or a misrepresentation by an employee. We have in place recovery provisions for “cause” terminations, misconduct, detrimental behavior, and actions causing financial or reputational harm to the Firm or its business activities. For members of the Operating Committee and senior employees with primary responsibility for risk positions and risk management, the Firm may cancel or require repayment of shares if employees failed to properly identify, raise, or assess risks material to the Firm or its business activities.

Competitive and reasonable compensation should help attract and retain the best talent necessary to grow and sustain our business.
Our long-term success depends in very large measure on the talents of our employees. Our compensation system plays a significant role in our ability to attract, motivate, and retain the highest quality management team and diverse workforce.
Compensation should have an acute focus on meritocracy, shareholder alignment, sensitivity to the relevant market place, and disciplined processes to ensure it remains above reproach and can help build lasting value for our clients.
For employees in good standing who have resigned and meet “full-career eligibility” or other acceptable criteria, awards generally should continue to vest over time on their original schedule and be subject to continuing post-employment obligations to the Firm during this period.

Strict limits and prohibitions eliminate executive perquisites, special executive retirement benefits, special severance plans and golden parachutes.
An executive’s compensation should be straightforward and consist primarily of cash and equity.
We do not maintain special supplemental retirement or other special benefits just for executives.
The Firm generally has not had any change in control agreements, golden parachutes, merger bonuses, or other special severance benefit arrangements for executives.

Independent Board oversight of the Firm’s compensation practices and principles and their implementation should ensure proper governance and regulatory compliance.
Our Compensation & Management Development Committee, which includes only independent directors, reviews and approves the Firm’s overall compensation philosophy, principles, and practices.
The Committee reviews the Firm’s compensation practices as they relate to risk and risk management in light of the Firm’s objectives, including its safety and soundness and the avoidance of excessive risk.
The Committee reviews and approves the terms of our compensation award programs, including recovery provisions, restrictive covenants and vesting periods.
The Committee reviews and approves the Firm’s overall incentive compensation pools and reviews those of each of the Firm’s Lines of Businesses and of the Corporate Sector.
The Committee reviews the performance and approves all compensation awards for the Firm’s Operating Committee on a name-by-name basis.
The full Board’s independent directors review the performance and approve the compensation of our CEO.

60	JPMorgan Chase & Co./ 2013 Proxy Statement

Appendix D
Elements of current NEO compensation

Compensation element	Description	Other features
Base salary
The fixed portion of total compensation that provides a measure of certainty and predictability to meet certain living and other financial commitments.
Typically the smallest component of total compensation for NEOS, members of the Operating Committee and other members of senior management.
Reviewed periodically and subject to increase if, among other reasons, the executive acquires material additional responsibilities, or the market changes substantially.
Annual variable compensation
Performance based incentives which can vary significantly from year to year.
JPMorgan Chase’s principal discretionary incentive arrangement, which covers the majority of employees across virtually all of our LOBs.

The Firm views incentive compensation in the context of total compensation and does not establish target levels of incentive compensation as a percentage of the relevant employees’ annual base compensation.

– Short-term incentives	The cash portion of total incentive paid shortly following the performance year, generally in January.	Subject to fixed percentage based on total incentive amount.
– Long-term incentives	The equity portion awarded in the form of RSUs and SARs settled in shares only, determined by a mandatory deferral percentage representing a portion of the entire incentive award.
50% of the RSU portion of the award vests on the second anniversary of the grant date and 50% vests on the third anniversary of the grant date.
SAR awards become exercisable ratably on each of the first five anniversaries of the grant date and shares received upon exercise must be held for at least five years after the grant date.
Shares received upon vesting or exercise are subject to the retention policy applicable to senior management described at page 26.
Equity-related compensation for Operating Committee members is subject to further restriction and recovery as described at page 27.

Deferred compensation	Eligible employees can voluntarily defer up to the lesser of 90% of their annual cash incentive or $1,000,000.
Beginning in 2005 a lifetime $10,000,000 cap on future cash deferrals was instituted.
Deferred amounts are credited to various unfunded hypothetical investment options, generally index funds, at the executive’s election.

Pension and retirement
Firm-wide qualified cash balance pension plan with credits based on first $100,000 of base salary only.
Firm-wide qualified 401(k) Savings Plan with dollar for dollar company match up to 5% of eligible compensation for participants.

Incentive awards not eligible for pension credits.
Officers with a base salary and cash incentives equal to or greater than $250,000, including all Operating Committee members, receive no Firm matching contribution in the 401(k) Savings Plan.
Paid in lump sum or annuity following retirement.

Health and welfare benefits	Firm-wide benefits such as life insurance, medical and dental coverage, and disability insurance.	No special programs for senior executives. In medical and dental plans, the higher the employee’s compensation, the higher the employee’s portion of the premium.
Severance plan
Firm-wide severance pay plan providing up to 52 weeks of base salary, based on years of service.
Base salary greater than $400,000 per year is disregarded for purposes of determining Eligible Compensation.

Continued eligibility for certain health and welfare plan benefits during severance pay period.
Benefits paid in a lump sum payment following termination of employment, contingent on release of claims and restrictive covenants.

JPMorgan Chase & Co./ 2013 Proxy Statement	61

Appendix E 1
Overview of 2012 performance
The Firm’s financial condition and results of operations are discussed in detail in the Management’s Discussion and Analysis of Financial Conditions and Results of Operations (“MD&A”) section of the 2012 Annual Report. The Firm also reviews its business and priorities during an annual Investor Day, most recently held on February 26, 2013. The 2012 Annual Report and presentation materials for the 2013 Investor Day may be found on our Website at www.jpmorganchase.com under Investor Relations.
In this appendix we summarize the 2012 priorities and achievements for the Firm, for each of the LOBs and for Global Finance.
JPMorgan Chase continued to differentiate itself as a leader across each of its businesses. The Firm reported record net income of $21.3 billion for 2012, an increase of 12% from the prior year, and record earnings per share of $5.20, an increase of 16%. These results represent the third consecutive year of both record net income and a 15% return on tangible common equity. These results were driven by strong underlying performance across virtually all of the Firm’s businesses, with strong lending and deposit growth, and included continued investments for growth. The Firm maintained its leadership positions and continued to grow market share in key areas of its franchise. During 2012, the Firm continued to see favorable credit conditions across its wholesale loan portfolios and strong credit performance in its credit card portfolio, where charge-offs remain at historic lows. The Real Estate Portfolios, while reporting elevated levels of losses, continued to show improvement as the U.S. housing market and economy continued to recover. The Firm was successful in many fundamental areas, including the following:

•
Return on equity: Return on common equity (“ROE”) was 11% for the year, compared with 11% in the prior year, and return on tangible common equity was 15% for the year, unchanged from 2011. Tangible book value per share was $38.75, an increase of 15% over the prior year.

•
Fortress balance sheet: The Firm maintained its fortress balance sheet, ending 2012 with a strong Basel I Tier 1 Common ratio of 11.0% and a Tier 1 Capital ratio of 12.6%. Total stockholders’ equity at December 31, 2012, was $204.1 billion. Total deposits increased to $1.2 trillion, up 6% compared with the prior year.

•
Providing credit and raising capital: In 2012, the Firm provided credit and raised capital of over $1.8 trillion for its customers, corporate clients and the communities in which it does business, including $20 billion of credit provided to U.S. small businesses, up 18% over prior year. The Firm also raised capital or provided credit of $85 billion for nearly 1,500 nonprofit and government entities, including states, municipalities, hospitals and universities.

•
Helping homeowners and preventing foreclosures: The Firm remains committed to helping homeowners and preventing foreclosures. Since the beginning of 2009, the Firm has offered more than 1.4 million mortgage modifications to struggling homeowners and of these, approximately 610,000 have achieved permanent modifications.

•	Investing for the future: The Firm continued to grow the franchise and make substantial investments for the future:

—	Consumer & Business Banking added 106 net branches; added approximately 950 Chase Private Client branch locations in 2012

—	Held top Investment Bank rankings in virtually all major categories

—	Continued to build out international Prime Brokerage platform launched in 2011

—	Global Corporate Bank expanded to nearly 300 bankers

—	Commercial Banking continued building its Middle Market business in expansion markets

—	Asset Management hired 80 client advisors and investment professionals as part of ongoing expansion investments

—	Hired nearly 5,000 U.S. military veterans since the beginning of 2011

_______________________

1	For notes on non-GAAP and other financial measures, including managed basis reporting relating to the Firm’s business segments, see page 68.

62	JPMorgan Chase & Co./ 2013 Proxy Statement

Consumer & Community Banking
Consumer & Community Banking (“CCB”) serves consumers and businesses through personal service at bank branches and through ATMs, online, mobile and telephone banking. CCB is organized into Consumer & Business Banking, Mortgage Banking (including Mortgage Production, Mortgage Servicing and Real Estate Portfolios) and Card, Merchant Services & Auto (“Card”). Consumer & Business Banking offers deposit and investment products and services to consumers, and lending, deposit, and cash management and payment solutions to small businesses. Mortgage Banking includes mortgage origination and servicing activities, as well as portfolios comprised of residential mortgages and home equity loans, including the purchased credit-impaired portfolio acquired in the Washington Mutual transaction. Card issues credit cards to consumers and small businesses, provides payment services to corporate and public sector clients through its commercial card products, offers payment processing services to merchants, and provides auto and student loan services.

Multi-year priorities
Our mission is to create lifelong relationships with our customers by being the most trusted provider of financial services that helps individuals and businesses achieve their goals. To achieve this mission, we are focused on creating an outstanding employee experience, an exceptional customer experience and running the business with discipline and strong controls. The following discusses CCB’s priorities in more detail, and the extent to which they were achieved during 2012. Certain priorities are expressed quantitatively, while others are expressed qualitatively.
Financial performance
For 2012, CCB achieved an ROE of 25% on net income of $10.6 billion, which was up 71% year-over-year. Revenue increased from $45.7 billion in 2011 to $49.9 billion in 2012, up 9%.

•	Consumer & Business Banking net income of $3.3 billion on revenue of $17.2 billion, compared with net income of $3.8 billion on revenue of $18.0 billion in 2011

•	Mortgage Banking net income of $3.3 billion on revenue of $14.0 billion compared with a net loss of $2.1 billion on revenue of $8.5 billion in 2011

•	Card, Merchant Services & Auto net income of $4.0 billion on revenue of $18.8 billion compared with net income of $4.5 billion on revenue of $19.1 billion in 2011
Employee experience
2012 priorities were to empower employees to exceed customer expectations, improve management depth, act on employee feedback, and increase retention. We made progress against these priorities: Employee satisfaction across CCB improved 4 points to 78% between 2010 and 2012, and the percent of CCB employees who would recommend Chase as a good place to work improved 6 points to 82% over the same period. In addition, retention of branch-based employees improved 2 points to 83% year-over-year.
Customer experience
Our focus is on providing a great customer experience through service that differentiates Chase and drives higher customer retention. We have organized around three consumer segments and similarly segmented our Business Banking clients to better meet customers’ needs. Internal and external surveys indicate progress on these objectives, but room for improvement remains:

•
Per internal surveys, overall customer satisfaction with Chase retail banking improved 8 points year-over-year, and the number of customers who would recommend Chase cards was up by 10 points. In addition, Consumer Banking household attrition is down 36% (annualized rate) over the past two years

•
No. 1 in retail banking among large banks in the 2012 American Customer Satisfaction Index survey; No. 1 major bank in customer satisfaction by Harris Interactive; improved in in every 2012 J.D. Power and Associates banking survey, including Mortgage Origination, Mortgage Servicing, Retail Banking, Small Business Banking and Credit Card

•	Top performing bank in the FDIC’s 2012 Summary of Deposits survey, growing deposits at approximately three times the industry rate
Risk and Control
The CCB businesses are aligning to the firm-wide oversight and control framework. This will further improve our business execution of control programs in a consistent manner and build a more preventative control environment, under the oversight of our Risk and Compliance functional disciplines.
Growth
Continued to demonstrate strong underlying growth in key business drivers year-over-year

•	Consumer household relationships up 4%

•	Average total deposits grew 8% and total accounts increased 5%; gained market deposit share in 25 top markets

•	Added 106 net branches, increasing Chase’s network to 5,614; added approximately 950 Chase Private Client branch locations

•	Business Banking loans increased to a record $18.9 billion, up 7%, and loan originations increased 12%

•	2012 investment sales and client investment assets both up 15%

•	Credit card sales volume on cards issued to consumers and small businesses was up 11% for the year.

•	Mortgage application volume up 30%; loan originations up 24%; retail channel mortgage originations up 16%

•	12.4 million active mobile customers, up 51%; 31.1 million active online customers, up 5%

•	$18 billion in mobile payments; Chase QuickPay volume up 103% between January and December 2012
Key rankings

•	#1 ATM network; #2 branch network; #3 in deposit market share

•	#1 most visited banking portal in the U.S. — Chase.com (per compete.com)

•	#1 Small Business Administration lender (based on number of loans) in the U.S. for the third year in a row

•	#2 mortgage originator; #3 mortgage servicer

•	#1 credit card issuer in the U.S. based on outstandings; #1 global Visa issuer based on consumer and business credit card sales volume; #1 U.S. co-brand credit card issuer based on outstandings

•	#2 wholly-owned merchant acquirer in the U.S.

•	Auto: #3 bank originator and #1 in super prime (FICO > 740) originations

JPMorgan Chase & Co./ 2013 Proxy Statement	63

Corporate & Investment Bank
The Corporate & Investment Bank (“CIB”) offers a broad suite of investment banking, market-making, prime brokerage, and treasury and securities products and services to a global client base of corporations, investors, financial institutions, government and municipal entities. Within Banking, the CIB offers a full range of investment banking products and services in all major capital markets, including advising on corporate strategy and structure, capital-raising in equity and debt markets, as well as loan origination and syndication. Also included in Banking is Treasury Services, which includes transaction services, comprised primarily of cash management and liquidity solutions, and trade finance products. The Markets & Investor Services segment of the CIB is a global market-maker in cash securities and derivative instruments, and also offers sophisticated risk management solutions, prime brokerage, and research. Markets & Investor Services also includes the Securities Services business, a leading global custodian which holds, values, clears and services securities, cash and alternative investments for investors and broker-dealers, and manages depositary receipt programs globally.

Multi-year priorities
In 2012, the Corporate & Investment Bank (“CIB”) was created from the combination of the heritage Investment Bank (“IB”) and Treasury & Securities Services (“TSS”) businesses and has outlined a combined strategic agenda for earnings growth. Both heritage businesses had achieved a 17% return on equity (“ROE”) or better over the past 3 years. The CIB is well-positioned to maintain its leadership in wholesale banking given its global client franchise, economies of scale, completeness of capabilities, strong capital position, and stable funding sources. The CIB has outlined a number of strategic priorities that reflect the continuation of the agenda of each heritage business as well as several new priorities that are driven by the business combination. In addition, the CIB will continue to be focused on prudent management of its expenses, risk-weighted assets (“RWA”) and capital.
Financial performance
In 2012, the Corporate & Investment Bank delivered net income of $8.4 billion on revenue of $34.3 billion and an ROE of 18% on $47.5 billion of allocated capital. Excluding the impact of debit valuation adjustments (“DVA”), CIB delivered net income of $9.0 billion in 2012, up 26% from 2011, and achieved a 19% ROE. The CIB’s disciplined approach to expense management was evident in the improvement of the overhead ratio (excluding DVA) from 68% in 2011 to 62% in 2012. Going forward, primarily as a result of the impact of final market risk rules and the Basel III Notice of Proposed Rulemaking (“NPR”) as well as the potential impact of regulatory changes, CIB’s allocated capital was increased to $56.5 billion, effective January 1, 2013. As such, CIB is now targeting a 16% +/- through-the-cycle ROE. On a pro forma basis, the CIB would have achieved a 15% ROE in 2012 on the increased allocated capital.
Clients
The CIB has approximately 7,600 clients generating $50,000 or greater in revenue during 2012, representing approximately 22,000 accounts, and covers approximately four-fifths of Fortune 500 companies. In 2012, the CIB:

•	Helped clients raise $500 billion of debt and equity capital[1]

•	Led the market in arranging $650 billion of loans and commitments for clients[2]

•	Ranked #1 in Global IB Fees[1] and #1 in Fixed Income Markets revenue[3]

•	Ranked #1 in All-America Fixed Income and Equity Research[4]

•	Ranked #1 USD wire clearer with 20% share of Fed and CHIPS[5]

•	Reported record Assets under Custody of $18.8 trillion, up 12% from the prior year[6]
Growth
The CIB executed strongly on its 2012 growth priorities, and achieved record revenue in both Treasury Services and Debt Underwriting. The CIB expanded its international footprint, particularly through the Global Corporate Bank, added international treasury services capabilities and extended its prime brokerage platform in Europe. Earnings growth will also be aided by expense savings generated by combining technology and operations platforms across heritage IB and TSS platforms as well as conclusion of the strategic reengineering program in heritage IB.
Risk and Capital Management
At the outset of 2012, heritage IB targeted a reduction of Basel III RWA to $413 billion by year-end 2012. That target was achieved and surpassed by the second quarter of 2012 by reducing RWA by $57 billion to $410 billion. Final market risk rules, the Basel III NPR, the addition of TSS as well as other Corporate allocations resulted in the combined CIB closing the year with $615 billion of RWA. Over time, the CIB plans to reduce RWA, particularly in certain run-off businesses, such that a 9.5% Tier 1 Common ratio based on Basel III is achieved.
Values
The CIB is focused on maintaining the trust of its clients, as we help them achieve their long-term goals through advice, broad product offerings and global execution. CIB also strongly encourages and incentivizes an environment of partnership across its businesses.

1 Dealogic 2 Dealogic and internal reporting 3 Represents FY2012 rank of JPM Fixed Income Markets revenue of 10 leading competitors	4 Institutional Investor 5 Federal Reserve and Clearing House for Interbank Payments (CHIPS) 6 JPMorgan Chase & Co. Earnings Release Financial Supplement, Fourth Quarter 2012

64	JPMorgan Chase & Co./ 2013 Proxy Statement

Commercial Banking
Commercial Banking (“CB”) delivers extensive industry knowledge, local expertise and dedicated service to U.S. and U.S. multinational clients, including corporations, municipalities, financial institutions and non-profit entities with annual revenue generally ranging from $20 million to $2 billion. Additionally, CB provides financing to real estate investors and owners. Partnering with the Firm’s other businesses, CB provides comprehensive financial solutions, including lending, treasury services, investment banking and asset management to meet its clients’ domestic and international financial needs.

Multi-year priorities
For 2012, CB’s priorities included meeting its financial and credit performance targets, growing its business, mitigating risk and improving controls. The following discusses these priorities in more detail and includes performance against each, with certain priorities expressed quantitatively and others expressed qualitatively.
Financial performance
For 2012, CB had a goal of achieving an ROE above 20% and an overhead ratio at or below 35%. CB achieved an ROE of 28% and an overhead ratio of 35% for the full year ended December 31, 2012. Loan balances (end-of-period) grew 14% and average client deposits increased by 12% contributing to a 6% year-over-year increase in revenue. Gross investment banking revenue was $1.6 billion, a record for CB. Linked to CB’s financial performance was its credit performance which improved year over year. CB’s credit discipline translated into repeated best-in-class credit results, net charge-off ratio for 2012 of 0.03% versus the peer average1 of 0.33% and nonaccrual loans to total loans ratio of 0.52% versus the peer average1 of 1.10%. The net charge-off and nonaccrual to total loans ratios for both Commercial Term Lending and Real Estate Banking also continued to improve and contributed to reduced credit costs for CB.
Growth
In addition to growing gross investment banking revenue, CB focused on Middle Market expansion, increasing the international customer base and taking advantage of an improving commercial real estate cycle. Revenue from the Middle Market expansion efforts increased by nearly 70% during 2012. International revenue was 24% higher than 2011results. Lastly, in commercial real estate, Commercial Term Lending and Real Estate Banking had record originations of $14.1 billion and $6.7 billion, respectively.
Risk and controls
CB’s focus on risk and controls includes the credit risk of the portfolio, which improved as noted above, and also includes operational risk and regulatory compliance. 2012 results included low operational risk losses and positive internal audit results.
Employees
Retaining, attracting and developing talented employees was and is a focus for CB. During 2012, CB showed improvement in the employee survey results compared with 2010, made progress on career roadmaps and succession planning, hired more than 70 employees in the Middle Market expansion efforts, and retained over 95% of highly rated, diverse talent.

1 Peer averages for ratios reflect CB equivalent segments or wholesale portfolios at Bank of America, Comerica, Fifth Third, KeyCorp, PNC, U.S. Bancorp and Wells Fargo

JPMorgan Chase & Co./ 2013 Proxy Statement	65

Asset Management
Asset Management (“AM”), with client assets of $2.1 trillion, is a global leader in investment and wealth management. AM clients include institutions, high-net-worth individuals and retail investors in every major market throughout the world. AM offers investment management across all major asset classes including equities, fixed income, alternatives and money market funds. AM also offers multi-asset investment management, providing solutions to a broad range of clients’ investment needs. For individual investors, AM also provides retirement products and services, brokerage and banking services including trust and estate, loans, mortgages and deposits. The majority of AM’s client assets are in actively managed portfolios.

Multi-year priorities
For 2012, goals and priorities for Asset Management included maintaining strong financial and investment performance, growing AM’s client franchise, investing in technology to support growth and achieve efficiencies, maintaining strong risk controls, and developing and retaining talent. The following discusses Asset Management’s priorities in more detail, and the extent to which they were achieved during the year.
Financial performance
Three primary financial measures for Asset Management are revenue growth, margin and ROE. For 2012, AM achieved record revenues of $9.9 billion, a 4% increase over 2011 and the fourth consecutive year of growth. Pretax earnings margin of 28% (up from 26% in 2011) and ROE of 24%.
Investment performance
Investment performance is measured globally as a percent of assets under management (“AUM”) in the top two quartiles of competitors, and fund performance is measured according to the star rankings of various third-party providers. At the end of 2012, AUM in the top two fund quartiles were 67%, 74% and 76%, respectively, over a 1-, 3- and 5-year time period. In addition, 47% of AM’s fund AUM was ranked 4 or 5 star.
Growth
Priorities for 2012 included expanding AM’s client franchise internationally and growing AM’s client AUM globally though higher sales and product innovation.
Highlights include:

•	Record net revenue of $9.9 billion (growth of 4%)

•	Pretax earnings margin of 28%, up from 26% in 2011

•	Long term AUM flows of $60 billion (long term AUM growth of 16%)

•	Record end of period loan balances of $80 billion (growth of 39%)

•	Record average deposit balances of $129 billion (growth of 21%)

•	Record Private Banking revenues of $5.4 billion (growth of 6%)

•	Institutional revenues of $2.4 billion (growth of 5%)

•	Record AUM of $1.4 trillion (growth of 7%)

•	Record client assets of $2.1 trillion (growth of 9%)

•	Achieved the fifteenth consecutive quarter of positive net long term AUM flows in 2012
Technology
Continued investments were made in our technology infrastructure to support both the growth and control agendas. The investment is part of a multi-year program that encompasses upgrading fund accounting platforms, upgrading and integrating product platforms, supporting new markets, enhancing client service and client sales capabilities and managing risks and controls. Significant progress was made in all of these areas in 2012.
Risk and control
Priority areas included standardizing investment risk analysis across our global products as part of enterprise wide risk management as well as disciplined management and risk measurement of the loan portfolio. In 2012, the net charge-off ratio was 0.09% across the portfolio with nonaccrual loans representing 0.31% of the portfolio.
Leadership
Leadership includes maintaining the Firm’s reputation, fiduciary responsibility to clients and developing and retaining top talent. Retention rates were at or above internal targets for top talent and portfolio manager attrition. Priority areas included integrating the new staff that have joined since the beginning of 2010 (employee growth of 7% per annum).

66	JPMorgan Chase & Co./ 2013 Proxy Statement

Global Finance
The Global Finance organization provides the information, analysis and recommendations needed to continue to improve the Firm’s results and help drive strategic business decisions and guide the way the Firm grows, invests and seeks efficiencies. The Global Finance group maintains strong financial reporting controls and quality accounting practices, measures the Firm’s absolute and relative performance, analyzes and monitors regulatory requirements in order to effectively manage the effects these requirements will have on the businesses, and manages financial risk through all types of market environments. Global Finance is also responsible for leading capital and liquidity management for the Firm. In this way, the organization endeavors to be an active and essential partner to the Firm’s businesses and a knowledgeable and respected communicator with regulators, analysts and investors.

Multi-year priorities
Global Finance priorities are to continue the Firm’s fundamental objectives of maintaining strong financial discipline; guarding safety and soundness; managing regulatory change and assisting in the Firm’s interaction with regulatory and supervisory authorities; driving performance and efficiencies in management information systems and technology; and collaborating with the LOBs to drive business performance, growth, and returns.
Financial discipline
Maintaining strong financial discipline includes maintaining world-class controls, sound accounting standards, delivering transparent public reporting and having effective management information systems. Global Finance is responsible for establishing and maintaining adequate internal control over the Firm’s financial reporting, including being responsible for the processes and procedures used to prepare the financial statements the Firm files with the SEC and with its multiple bank and other regulators around the world. Global Finance was a key point of contact with investors and analysts and the credit rating agencies in communicating the strategic direction of the Firm, providing management with shareholder views and perspectives and seeking continually to improve the quality of disclosure to all stakeholders. In addition, Global Finance was actively engaged with the LOBs in developing their performance targets, equity levels and return metrics.
Safety and soundness
Maintaining a fortress balance sheet and having strong capital and liquidity are key elements of safety and soundness and require appropriate reserves, strong capital ratios, diverse funding sources and strong credit ratings. These provide the Firm with the ability to withstand difficult stress events and the flexibility to deploy capital for investments in business, dividends, equity buybacks and acquisitions. During 2012, Global Finance led the Firm’s internal capital adequacy assessment process and provided the information and analyses to regulators to enable the Firm in March 2013 to be in a position to increase its common stock dividend commencing in the second quarter and to continue its common equity repurchases. As part of the Firm’s robust liquidity and treasury function, the financing of all wholesale funding was executed centrally by Global Finance to manage the Firm’s funding maturity profile; to provide sufficient liquidity to enable the Firm in 2012 to pre-fund parent company obligations in excess of the 12-month target set by the Firm; and to maintain the Firm’s “global liquidity reserves” by continuing to diversify and expand sources of unsecured and secured funding. The Firm is targeting to meet the Basel III Tier I common ratio of 9.5% requirement and a 100% LCR by the end of 2013.
Managing regulatory change
In 2012, Global Finance continued to play an important role with other corporate functions and the Firm’s businesses in addressing the myriad rules and regulations that need to be implemented by various U.S. regulatory bodies as a consequence of the Dodd-Frank Wall Street Reform and Consumer Protection Act; assessing changes to accounting standards and implementing them with a view to transparent disclosures and making their application meaningful to the Firm’s financial statements; interacting with regulators with respect to the Firm’s resolution and recovery plans; and will be deeply involved in the Firm’s efforts to meet all regulatory requirements relating to its submission by the end of the third quarter of an additional 2013 CCAR Capital Plan.
Driving performance and efficiencies
Global Finance provides information, analyses and recommendations to the businesses to improve results and drive strategic business decisions. Global Finance is responsible for the financial budgeting process of the Firm, and for the processes to track revenues and expenses against their targets and budgets. Global Finance currently controls the funds transfer process to ensure proper and consistent arms-length crediting and charging for liquidity across all LOBs. During 2012, Global Finance led the Firm’s efforts in continuing to enhance its management information and planning capabilities, its technology and financial control structure and in developing the information reporting systems needed to comply with Basel III requirements.
Leadership and mobility
In 2012, the Global Finance organization managed a people and talent agenda to leverage best practices across the functions, including recruiting, management development and diversity, professional growth and mobility, resulting in new CFOs and Controllers, among other positions, in many LOBs, and in a new Global Head of Regulatory Strategy and Policy.

JPMorgan Chase & Co./ 2013 Proxy Statement	67

Our 2012 results compared with our 2011 and 2010 results on several metrics were as follows:
As of or for the years ended December 31 (in millions, except per share and ratio data)

Business	Performance metric	2012	2011	2010
Firm-wide	Total net revenue	$97,031	$97,234	$102,694
	Net income	21,284	18,976	17,370
	Diluted earnings per share	$5.20	$4.48	$3.96
	Return on tangible common equity	15%	15%	15%
	Tier 1 Capital ratio	12.6%	12.3%	12.1%
	Tier 1 Common capital ratio	11.0%	10.1%	9.8%
Consumer & Community Banking	Total net revenue	$49,945	$45,687	$48,927
	Net income	10,611	6,202	4,578
	ROE	25%	15%	11%
Consumer & Business Banking	Total net revenue	$17,212	$18,018	$17,736
	Net income	3,263	3,796	3,630
Mortgage Banking	Total net revenue	13,963	8,528	10,719
	Net income (loss)	3,341	(2,138)	(1,924)
Card, Merchant Services & Auto	Total net revenue	18,770	19,141	20,472
	Net income	4,007	4,544	2,872
Corporate & Investment Bank	Total net revenue	$34,326	$33,984	$33,477
	Net income	8,406	7,993	7,718
	ROE	18%	17%	17%
Commercial Banking	Total net revenue	$6,825	$6,418	$6,040
	Net income	2,646	2,367	2,084
	ROE	28%	30%	26%
Asset Management	Total net revenue	$9,946	$9,543	$8,984
	Net income	1,703	1,592	1,710
	ROE	24%	25%	26%
	Pretax margin ratio [5]	28%	26%	31%
Notes on non-GAAP financial measures
1. In addition to analyzing the Firm’s results on a reported basis, management reviews the Firm’s results and the results of the lines of business on a “managed” basis, which is a non-GAAP financial measure. The Firm’s definition of managed basis starts with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm (and each of the business segments) on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable securities and investments. This non-GAAP financial measure allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business.
2. Tier 1 common under Basel I and III rules are each non-GAAP financial measures. Tier 1 common under Basel I and III rules are used by management, along with other capital measures, to assess and monitor the Firm’s capital position. Tangible common equity, return on tangible common equity (“ROTCE”), and TBVS are meaningful to the Firm, as well as analysts and investors, in assessing the Firm’s use of equity. For additional information on Tier 1 common under Basel I and III, see Regulatory capital on pages 117–120 of the 2012 Annual Report.
3. The Basel I Tier 1 common ratio is Tier 1 common capital divided by Basel I risk-weighted assets. Tier 1 common capital is defined as Tier 1 capital less elements of Tier 1 capital not in the form of common equity, such as perpetual preferred stock, noncontrolling interests in subsidiaries, and trust preferred capital debt securities. Tier 1 common capital, a non-GAAP financial measure, is used by banking regulators, investors and analysts to assess and compare the quality and composition of the Firm’s capital with the capital of other financial services companies. The Firm uses Tier 1 common capital along with other capital measures to assess and monitor its capital position. In December 2010, the Basel Committee finalized further revisions to the Basel Capital Accord, commonly referred to as “Basel III.” In June 2012, U.S. federal banking agencies published final rules on Basel 2.5 that went into effect on January 1, 2013, that provide for additional capital requirements for trading positions and securitizations. In June 2012, U.S. federal banking agencies also published a Notice of Proposed Rulemaking (the “NPR”) for implementing Basel III, in the United States. Basel III revised Basel II by, among other things, narrowing the definition of capital, and increasing capital requirements for specific exposures. Basel III also includes higher capital ratio requirements. The Firm’s estimate of its Tier 1 common ratio under Basel III is a non-GAAP financial measure and reflects the Firm’s current understanding of the Basel III rules based on information currently published by the Basel Committee and U.S. federal banking agencies and on the application of such rules to its businesses as currently conducted; it excludes the impact of any changes the Firm may make in the future to its businesses as a result of implementing the Basel III rules, possible enhancements to certain market risk models, and any further implementation guidance from the regulators. Management considers this estimate as a key measure to assess the Firm’s capital position in conjunction with its capital ratios under Basel I requirements, in order to enable management, bank regulators, investors and analysts to assess the Firm’s capital position and to compare the Firm’s capital under the Basel III capital standards with similar estimates provided by other financial services companies.
4. CIB provides several non-GAAP financial measures which exclude the impact of DVA on: net income, overhead ratio, and return on equity. In addition, CIB provides Basel III risk-weighted assets, a non-GAAP financial measure. These measures are used by management to assess the underlying performance of the business and for comparability with peers.

Additional notes on financial measures
5. Asset Management’s pretax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of AM against the performance of its respective peers.
6. The amount of credit provided to clients represents new and renewed credit, including loans and commitments. The amount of credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking; Card, Merchant Services & Auto; and Commercial Banking. The amount of credit provided to nonprofit and government entities, including states, municipalities, hospitals and universities, represents that provided by the Corporate & Investment Bank and Commercial Banking.

68	JPMorgan Chase & Co./ 2013 Proxy Statement

Appendix F
Amendment to the Firm’s Restated Certificate of Incorporation to authorize shareholder action by written consent
Certificate of Amendment of Restated Certificate of Incorporation
of JPMorgan Chase & Co, a Delaware Corporation
JPMorgan Chase & Co., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.	The Restated Certificate of Incorporation of JPMorgan Chase & Co. shall be amended by changing Article SEVENTH(1) so that, as amended, Article SEVENTH(1) shall read in its entirety as follows:
SEVENTH(1) All actions required or permitted to be taken by the holders of Common Stock of the Corporation may be effected by the written consent of such holders pursuant to Section 228 of the General Corporation Law of the State of Delaware; provided that no such action may be effected except in accordance with the provisions of this Article SEVENTH(1) and applicable law.

(a)
Request for Record Date. The record date for determining such stockholders entitled to consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article SEVENTH. Any holder of Common Stock of the Corporation seeking to have such stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the Secretary of this Corporation, delivered to this Corporation and signed by holders of record at the time such notice is delivered holding shares representing in the aggregate at least twenty percent (20%) of the outstanding shares of Common Stock of the Corporation, which shares are determined to be “Net Long Shares” as defined in the By-Laws of the Corporation, as may be amended from time to time, request that a record date be fixed for such purpose. The written notice must contain the information set forth in paragraph (b) of this Article SEVENTH(1). Following delivery of the notice, the Board of Directors shall, by the later of (i) 20 days after delivery of a valid request to set a record date and (ii) 5 days after delivery of any information required by the Corporation to determine the validity of the request for a record date or to determine whether the action to which the request relates may be effected by written consent under paragraph (c) of the Article SEVENTH(1), determine the validity of the request and whether the request relates to an action that may be taken by written consent and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If a notice complying with the second and third sentences of this paragraph (a) has been duly delivered to the Secretary of the Corporation but no record date has been fixed by the Board of Directors by the date required by the preceding sentence, the record date shall be the first date on which a signed written consent relating to the action taken or proposed to be taken by written consent is delivered to this Corporation in the matter described in paragraph (f) of this Article SEVENTH(1); provided that, if prior action by the Board of Directors is required under the provisions of Delaware law, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(b)
Notice Requirements. Any notice required by paragraph (a) of this Article SEVENTH(1) must be delivered by the holders of record of at least twenty percent (20%) of the outstanding shares of Common Stock of the Corporation entitled to vote on the matter (with evidence of such ownership attached to the notice), must describe the action proposed to be taken by written consent of stockholders and must contain (i) such information and representations, to the extent applicable, then required by this Corporation’s By-laws as though such stockholder was intending to make a nomination of persons for election to the Board of Directors or to bring any other matter before a meeting of stockholders, as applicable, and (ii) the text of the proposed action to be taken (including the text of any resolutions to be adopted by written consent of stockholders and the language of any proposed amendment to the By-laws of this Corporation). This Corporation may require the stockholder(s) submitting such notice to furnish such other information as may be requested by this Corporation to determine whether the request relates to an action that may be effected by written consent under paragraph (c) of this Article SEVENTH(1). In connection with

JPMorgan Chase & Co./ 2013 Proxy Statement	69

an action or actions proposed to be taken by written consent in accordance with this Article SEVENTH(1), the stockholders seeking such action or actions shall further update and supplement the information previously provided to this Corporation in connection therewith, if necessary, as required by Section 1.09 of this Corporation’s By-laws.

(c)
Actions Which May Be Taken by Written Consent. Stockholders are not entitled to act by written consent if (i) the action relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) the request for a record date for such action is delivered to the Corporation during the period commencing 90 days prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting and ending on the earlier of (x) the date of the next annual meeting and (y) 30 calendar days after the first anniversary of the date of the immediately preceding annual meeting, (iii) an identical or substantially similar item (as determined in good faith by the Board, a “Similar Item”), other than the election or removal of directors, was presented at a meeting of stockholders held not more than 12 months before the request for a record date for such action is delivered to the Corporation, (iv) a Similar Item consisting of the election or removal of directors was presented at a meeting of stockholders held not more than 90 days before the request for a record date was delivered to the Corporation (and, for purposes of this clause, the election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors), (v) a Similar Item is included in the Corporation’s notice as an item of business to be brought before a stockholders meeting that has been called by the time the request for a record date is delivered to the Corporation but not yet held, (vi) such record date request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934 or other applicable law, or (vii) sufficient written consents are not dated and delivered to the Corporation prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting.

(d)
Manner of Consent Solicitation. Holders of Common Stock of the Corporation may take action by written consent only if consents are solicited by the stockholder or group of stockholders seeking to take action by written consent of stockholders from all holders of capital stock of this Corporation entitled to vote on the matter and in accordance with applicable law.

(e)
Date of Consent. Every written consent purporting to take or authorize the taking of corporate action (each such written consent is referred to in this paragraph and in paragraph (f) as a “Consent”) must bear the date of signature of each stockholder who signs the Consent, and no Consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated Consent delivered in the manner required by paragraph (f) of this Article SEVENTH(1), consents signed by a sufficient number of stockholders to take such action are so delivered to this Corporation.

(f)
Delivery of Consents. No Consents may be dated or delivered to this Corporation or its registered office in the State of Delaware until 60 days after the delivery of a valid request to set a record date. Consents must be delivered to this Corporation by delivery to its registered office in the State of Delaware or its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested. In the event of the delivery to this Corporation of Consents, the Secretary of this Corporation, or such other officer of this Corporation as the Board of Directors may designate, shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be taken by written consent as the Secretary of this Corporation, or such other officer of this Corporation as the Board of Directors may designate, as the case may be, deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in Consents have given consent; provided, however, that if the action to which the Consents relate is the election or removal of one or more members of the Board of Directors, the Secretary of this Corporation, or such other officer of this Corporation as the Board of Directors may designate, as the case may be, shall promptly designate two persons, who shall not be members of the Board of Directors, to serve as inspectors (“Inspectors”) with respect to such Consent, and such Inspectors shall discharge the functions of the Secretary of this Corporation, or such other officer of this Corporation as the Board of Directors may designate, as the case may be, under this Article SEVENTH(1). If after

70	JPMorgan Chase & Co./ 2013 Proxy Statement

such investigation the Secretary of this Corporation, such other officer of this Corporation as the Board of Directors may designate or the Inspectors, as the case may be, shall determine that the action purported to have been taken is duly authorized by the Consents, that fact shall be certified on the records of this Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. In conducting the investigation required by this section, the Secretary of this Corporation, such other officer of this Corporation as the Board of Directors may designate or the Inspectors, as the case may be, may, at the expense of this Corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

(g)
Effectiveness of Consent. Notwithstanding anything in this Certificate to the contrary, no action may be taken by written consent of the holders of Common Stock of the Corporation except in accordance with this Article SEVENTH(1). If the Board of Directors shall determine that any request to fix a record date or to take stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, this Article SEVENTH(1), or the stockholder or stockholders seeking to take such action do not otherwise comply with this Article SEVENTH(1), then the Board of Directors shall not be required to fix a record date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law. No action by written consent without a meeting shall be effective until such date as the Secretary of this Corporation, such other officer of this Corporation as the Board of Directors may designate, or the Inspectors, as applicable, certify to this Corporation that the Consents delivered to this Corporation in accordance with paragraph (f) of this Article SEVENTH(1), represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Delaware law and this Certificate of Incorporation.

(h)
Challenge to Validity of Consent. Nothing contained in this Article SEVENTH shall in any way be construed to suggest or imply that the Board of Directors of this Corporation or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary of this Corporation, such other officer of this Corporation as the Board of Directors may designate or the Inspectors, as the case may be, or to prosecute or defend any litigation with respect thereto.

(i)
Board-solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (x) none of the foregoing provisions of this Article SEVENTH(1) shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (y) the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

2.	The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL.

JPMorgan Chase & Co./ 2013 Proxy Statement	71

Appendix G
JPMorgan Chase & Co. Key Executive Performance Plan
As Amended and Restated Effective January 1, 2014

1.
Purpose. The Key Executive Performance Plan of JPMorgan Chase & Co. (As Amended and Restated Effective January 1, 2014) (the “Plan”) is designed to attract and retain the services of selected employees who are in a position to make a material contribution to the successful operation of the business of JPMorgan Chase & Co. or one or more of its Subsidiaries. The Plan shall become effective January 1, 2014, subject to approval by stockholders in the manner required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Definitions. For purposes of this Plan, the following terms shall have the following meanings:

(a)	“Award” means an amount payable to a Participant pursuant to Section 4 of this Plan.

(b)	“Board of Directors” means the Board of Directors of the Corporation.

(c)	“Compensation Committee” or “Committee” means the Compensation & Management Development Committee of the Board of Directors.

(d)	“Corporation” means JPMorgan Chase & Co.

(e)	“Participant” means an employee of the Corporation or of a Subsidiary who has been designated by the Committee as eligible to receive an Award pursuant to the Plan for the Plan Year.

(f)	“Plan Year” means the calendar year.

(g)
“Subsidiary” means (i) any corporation, domestic or foreign, more than 50 percent of the voting stock of which is owned or controlled, directly or indirectly, by the Corporation; or, (ii) any partnership, more than 50 percent of the profits interest or capital interest of which is owned or controlled, directly or indirectly, by the Corporation; or (iii) any other legal entity, more than 50 percent of the ownership interest, such interest to be determined by the Committee, of which is owned or controlled, directly or indirectly, by the Corporation.

3.
Determination of Bonus Pool. Not later than three months after the beginning of the Plan Year, the Committee shall prescribe an objective formula pursuant to which a pool of funds (a “bonus pool”) will be created for that Plan Year. The bonus pool will consist of a percentage, established by the Committee, of the Corporation’s income before income tax expense for that Plan Year in excess of a percentage, established by the Committee, of total stockholders’ equity of the Corporation at the beginning of that Plan Year. At the time that it determines the bonus pool formula, the Committee may make provision for excluding the effect of extraordinary events and changes in accounting methods, practices or policies on the amount of the bonus pool.

4.	Awards.

4.1
Coincident with the establishment of the formula under which the bonus pool will be created for a Plan Year the Committee shall assign shares of the bonus pool for that Plan Year to those individuals whom the Committee designates as Participants for that Plan Year; provided that such shares shall not exceed, in the aggregate, 100% of the bonus pool. The maximum annual Award which can be made to any one Participant for a Plan Year is the sum of (a) .2% of the Corporation’s total income before income tax expense, extraordinary items and effect of accounting changes, as set forth on the Corporation’s Consolidated Statement of Income for such Plan Year and (b) $1 million.

4.2
Notwithstanding the provisions of Section 4.1, the Committee may, in its sole discretion, reduce the amount otherwise payable to a Participant at any time prior to the payment of the Award to the Participant.

5.
Eligibility For Payment of Awards. Subject to Section 4.2, a Participant who has been assigned a share of the bonus pool shall receive payment of an Award if he or she remains employed by the Corporation or its Subsidiaries through the end of the applicable Plan Year; provided, however, that no Participant shall be entitled to payment of an Award hereunder until the Committee certifies in writing that the performance goals and any other material terms of the Plan have in fact been satisfied. (Such written certification may take the form of minutes of the Committee).

6.	Form and Timing of Payment of Awards.

6.1	Awards may be paid, in whole or in part, in cash, in the form of grants of stock based awards (other than options) made under the Corporation’s Long Term Incentive Plan, as amended from time to

72	JPMorgan Chase & Co./ 2013 Proxy Statement

time, or any successor plan in effect when such grants are made, or in any other form prescribed by the Committee, and may be subject to such additional restrictions as the Committee, in its sole discretion, shall impose.

6.2
If an Award is payable in shares of common stock of the Corporation or in another form permitted under the Long-Term Incentive Plan, such Awards will be issued and valued in accordance with the Long-Term Incentive Plan.

6.3	Subject to Sections 5 and 7 hereof, Awards shall be paid at such time as the Committee may determine.

7.	Deferral of Payment of Awards. The Committee may, in its sole discretion, permit a Participant to defer receipt of a cash Award, subject to such terms and conditions as the Committee shall impose.

8.	Administration.

8.1	The Plan shall be administered by the Compensation Committee.

8.2
Subject to the provisions of the Plan, the Committee shall have exclusive power to determine the amounts that shall be available for Awards each Plan Year and to establish the guidelines under which the Awards payable to each Participant shall be determined.

8.3
The Committee’s interpretation of the Plan, grant of any Award pursuant to the Plan, and all actions taken within the scope of its authority under the Plan, shall be final and binding on all Participants (or former Participants) and their executors.

8.4	The Committee shall have the authority to establish, adopt or revise such rules or regulations relating to the Plan as it may deem necessary or advisable for the administration of the Plan.

9.
Amendment and Termination. The Board of Directors or a designated committee of the Board of Directors (including the Committee) may amend any provision of the Plan at any time; provided that no amendment which requires stockholder approval in order for bonuses paid pursuant to the Plan to be deductible under the Code, as amended, may be made without the approval of the stockholders of the Corporation. The Board of Directors shall also have the right to terminate the Plan at any time.

10.	Miscellaneous.

10.1
The fact that an employee has been designated a Participant shall not confer on the Participant any right to be retained in the employ of the Corporation or one or more of its Subsidiaries, or to be designated a Participant in any subsequent Plan Year.

10.2
No Award under this Plan shall be taken into account in determining a Participant’s compensation for the purpose of any group life insurance or other employee benefit plan unless so provided in such benefit plan.

10.3
This Plan shall not be deemed the exclusive method of providing incentive compensation for an employee of the Corporation and its Subsidiaries, nor shall it preclude the Committee or the Board of Directors from authorizing or approving other forms of incentive compensation.

10.4	All expenses and costs in connection with the operation of the Plan shall be borne by the Corporation and its Subsidiaries.

10.5
The Corporation or other Subsidiary making a payment under this Plan shall withhold therefrom such amounts as may be required by federal, state or local law, and the amount payable under the Plan to the person entitled thereto shall be reduced by the amount so withheld.

10.6	The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New York to the extent not superseded by federal law.

10.7
In the event of the death of a Participant, any payment due under this Plan shall be made to his or her estate (or designated beneficiary, with respect to amounts payable in the form of the common stock of the Corporation).

JPMorgan Chase & Co./ 2013 Proxy Statement	73

Highland Oaks Campus - map and directions
Directions to Highland Oaks Campus — The Highland Oaks Campus at 10420 Highland Manor Drive is near the intersection of I-75 and I-4, approximately 20 miles from Tampa International Airport. From I-275, exit on I-4 East to I-75 South. From I-75 South take Exit 260 ‘Martin Luther King Jr. Blvd.’ (MLK) merging right off the exit ramp onto MLK – stay in the right lane. Take the first right turn on Park Oaks Blvd. into Highland Oaks office park, and proceed to the stop sign. Turn right onto Highland Manor Drive. Follow Highland Manor Drive to the end where you will see the JPMorgan Chase Campus entrance. Parking will be available for shareholders.
From Downtown Tampa, St. Petersburg, Clearwater, Tampa Airport

•	Take I-275 North to I-4 (Exit 45B)

•	Take I-4 East to I-75 South (Exit 9) - stay in right lane when merging

•	Take I-75 South to the first exit - Martin Luther King Jr. Blvd. (MLK) (Exit 260)

•	Merge right off the exit ramp onto MLK - stay in the right lane

•	Take the first right turn on Park Oaks Blvd. (by the bus shelter) into the Highland Oaks office park, and proceed to the stop sign

•	Turn right onto Highland Manor Drive

•	Follow Highland Manor Drive to the end where you will see the JPMorgan Chase Campus entrance

From I 75 North - Pasco County, New Tampa

•	Take I-75 South to Exit 260 (Martin Luther King Jr. Blvd. (MLK))

•	Merge right off the exit ramp onto MLK - stay in the right lane

•	Take the first right turn on Park Oaks Blvd. (by the bus shelter) into the Highland Oaks office park, and proceed to the stop sign

•	Turn right onto Highland Manor Drive

•	Follow Highland Manor Drive to the end where you will see the JPMorgan Chase Campus entrance

From I-75 South - Brandon, Riverview

•	Take I-75 North to Exit 260B West (State Road 574 & Martin Luther King Jr. Blvd. (MLK))

•	Exit to the right (heading West) (Note: the exit ramp will merge onto MLK)

•	Take the first right turn on Park Oaks Blvd. (by the bus shelter) into the Highland Oaks office park, and proceed to the stop sign

•	Turn right onto Highland Manor Drive

•	Follow Highland Manor Drive to the end where you will see the JPMorgan Chase Campus entrance

From I-4 East of I-75 - Orlando, Polk County

•	Travel West on I-4 to Exit 9 (I-75 South) towards Naples

•	Travel I-75 South to Exit 260 (Martin Luther King Jr. Blvd. (MLK)) - this will be the 1st exit

•	Exit to the right (heading West) (Note: the exit ramp will merge onto MLK)

•	Take the first right turn on Park Oaks Blvd. (by the bus shelter) into the Highland Oaks office park, and proceed to the stop sign

•	Turn right onto Highland Manor Drive

•	Follow Highland Manor Drive to the end where you will see the JPMorgan Chase Campus entrance

If you attend the meeting in person, you will need to register in advance and you will be asked to present photo identification, such as a driver’s license, and proof of ownership as of our record date March 22, 2013. See “Attending the annual meeting” at page 53.

74	JPMorgan Chase & Co./ 2013 Proxy Statement

©2013 JPMorgan Chase & Co. All rights reserved.
Printed in U.S.A. on recycled paper with soy ink.

COMPUTERSHARE SHAREOWNER SERVICES LLC C/O COMPUTERSHARE POST OFFICE BOX 43004 PROVIDENCE, RI 02940-3004
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by JPMorgan Chase & Co. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to JPMorgan Chase & Co., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Your voting instructions are confidential.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
M53033-P35754-Z59831	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — —— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

JPMORGAN CHASE & CO.
The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors	For	Against	Abstain	The Board of Directors recommends you vote AGAINST the
	1a. James A. Bell	☐	☐	☐	following shareholder proposals:		For	Against	Abstain
	1b. Crandall C. Bowles	☐	☐	☐	6.	Require separation of chairman and CEO	☐	☐	☐
	1c. Stephen B. Burke	☐	☐	☐	7.	Require executives to retain significant stock until reaching normal retirement age	☐	☐	☐
	1d. David M. Cote	☐	☐	☐
	1e. James S. Crown	☐	☐	☐	8.	Adopt procedures to avoid holding or recommending investments that contribute to human rights violations	☐	☐	☐
	1f. James Dimon	☐	☐	☐
	1g. Timothy P. Flynn	☐	☐	☐	9.	Disclose Firm payments used directly or indirectly for lobbying, including specific amounts and recipients’ names	☐	☐	☐
	1h. Ellen V. Futter	☐	☐	☐
	1i. Laban P. Jackson, Jr.	☐	☐	☐
	1j. Lee R. Raymond	☐	☐	☐
	1k. William C. Weldon	☐	☐	☐
2.	Ratification of independent registered public accounting firm	☐	☐	☐
3.	Advisory resolution to approve executive compensation	☐	☐	☐
4.	Amendment to the Firm’s Restated Certificate of Incorporation to authorize stockholder action by written consent	☐	☐	☐
5.	Reapproval of Key Executive Performance Plan	☐	☐	☐	Please indicate if you plan to attend this meeting.		☐	☐
							Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

JPMorgan Chase & Co.
2013 Annual Meeting of Shareholders
Tuesday, May 21, 2013 10:00 am
JPMorgan Chase Highland Oaks Campus
10420 Highland Manor Drive, Building 2
Tampa, FL 33610
Directions to Highland Oaks Campus – The Highland Oaks Campus (10420 Highland Manor Drive) is near the intersection of I-75 and I-4, approximately 20 miles from Tampa International Airport. From I-275, exit on I-4 East to I-75 South. From I-75 South take Exit 260 “Martin Luther King Jr. Blvd.” (MLK) merging right off the exit ramp onto MLK - stay in the right lane. Take the first right turn on Park Oaks Blvd. into Highland Oaks office park, and proceed to the stop sign. Turn right onto Highland Manor Drive. Follow Highland Manor Drive to the end where you will see the JPMorgan Chase Campus entrance. Parking will be available for shareholders.
If you plan to attend the meeting in person, you will be required to present a form of government-issued photo identification, such as a driver’s license, and this top half of the proxy card. For more information see “Attending the annual meeting” in the proxy statement.
Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at http://investor.shareholder.com/jpmorganchase/annual.cfm
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M53034-P35754-Z59831

JPMORGAN CHASE & CO.

    This proxy is solicited from you by the Board of Directors for use at the Annual Meeting of Shareholders of JPMorgan Chase & Co. on May 21, 2013.

    You, the undersigned shareholder, appoint each of Marianne Lake and Stephen M. Cutler, your attorney-in-fact and proxy, with full power of substitution, to vote on your behalf shares of JPMorgan Chase common stock that you would be entitled to vote at the 2013 Annual Meeting, and any adjournment of the meeting, with all powers that you would have if you were personally present at the meeting. The shares represented by this proxy will be voted as instructed by you on the reverse side of this card with respect to the proposals set forth in the proxy statement, and in the discretion of the proxies on all other matters which may properly come before the 2013 Annual Meeting and any adjournment thereof. If the card is signed but no instructions are given, shares will be voted in accordance with the recommendations of the Board of Directors.

    Participants in the 401(k) Savings Plan: If you have an interest in JPMorgan Chase common stock through an investment in the JPMorgan Chase Common Stock Fund within the 401(k) Savings Plan, your vote will provide voting instructions to the trustee of the plan to vote the proportionate interest as of the record date. If no instructions are given, the trustee will vote unvoted shares in the same proportion as voted shares.

    Voting Methods: If you wish to vote by mail, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. If you wish to vote by Internet or telephone, please follow the instructions on the reverse side.

Continued and to be signed on reverse side